    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              PRIMARK CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             MICHIGAN                             7370                            38-2383282
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                               1000 WINTER STREET
                                  SUITE 4300N
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 466-6611
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            MICHAEL R. KARGULA, ESQ.
                           EXECUTIVE VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                              PRIMARK CORPORATION
                               1000 WINTER STREET
                                  SUITE 4300N
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 466-6611
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                           STEPHEN W. HAMILTON, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                           1440 NEW YORK AVENUE, N.W.
                             WASHINGTON, D.C. 20005
                                 (202) 371-7000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF           AMOUNT TO BE           OFFERING PRICE            AGGREGATE               AMOUNT OF
 SECURITIES TO BE REGISTERED          REGISTERED             PER SHARE(1)         OFFERING PRICE(1)      REGISTRATION FEE(1)
------------------------------------------------------------------------------------------------------------------------------
9 1/4% Senior Subordinated
  Exchange Notes Due 2008.....       $150,000,000                100%                $150,000,000              $41,700
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION -- DATED JANUARY 26, 1999

PROSPECTUS

                             OFFER TO EXCHANGE ALL
                 9 1/4% SENIOR SUBORDINATED NOTES DUE 2008 FOR
               9 1/4% SENIOR SUBORDINATED EXCHANGE NOTES DUE 2008
                                       OF

                              PRIMARK CORPORATION
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.
         NEW YORK CITY TIME, ON                , 1999, UNLESS EXTENDED.


--------------------------------------------------------------------------------



Terms of the Exchange Offer:

     - The Company is offering a total of $150,000,000 New Notes, which are registered with the Securities and Exchange Commission, to all holders of its Old Notes.

     - All outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer will be exchanged.

     - You may withdraw tenders of Old Notes at any time prior to the expiration of the Exchange Offer.

     - The Company will not receive any proceeds from the Exchange Offer.

     - The exchange of Notes will not be a taxable exchange for U.S. federal income tax purposes.

     - The terms of the New Notes and the Old Notes are substantially identical, except for certain transfer restrictions and registration rights relating to the Old Notes.

     - There is no existing market for the New Notes, and the Company does not intend to apply for their listing on any securities exchange.

     INVESTING IN THE NEW NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 13.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



              THE DATE OF THIS PROSPECTUS IS               , 1999

                                  PRIMARK LOGO


          Primark Financial                      Primark Financial                      Primark Decision
        Information Division                    Analytics Division                    Information Division
------------------------------------   ------------------------------------   ------------------------------------
           Datastream/ICV                             I/B/E/S                                 WEFA
        Disclosure/Worldscope                        Baseline                             Yankee Group
         Primark Investment                           Vestek                       Primark Decision Economics
         Management Services

---------------

* Primark Corporation has a 20% equity interest in Primark Decision Economics, an unconsolidated company.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    4
Risk Factors................................................   13
Use of Proceeds.............................................   19
Capitalization..............................................   20
Selected Consolidated Financial Data........................   21
The Exchange Offer..........................................   23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   29
Industry Overview...........................................   37
Business....................................................   38
Management..................................................   51
Security Ownership of Certain Beneficial Owners and
  Management................................................   58
Description of Certain Indebtedness.........................   60
Description of the Notes....................................   61
Certain United States Federal Tax Considerations............   89
Plan of Distribution........................................   91
Legal Matters...............................................   91
Experts.....................................................   91
Available Information.......................................   92
Information Incorporated by Reference.......................   92
Index to Consolidated Financial Statements..................  F-1

                            ------------------------

     The Registrant's principal executive offices are located at 1000 Winter Street, Suite 4300N, Waltham, Massachusetts 02451, its telephone number is (781) 466-6611, and its Internet address is www.Primark.com.

                            ------------------------

     THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS". ALL STATEMENTS REGARDING THE COMPANY'S EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO BE CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY, ITS SUBSIDIARIES OR PERSONS ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

     YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THEIR DATES. THE COMPANY DOES NOT INTEND TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

--------------------------------------------------------------------------------
                                    SUMMARY

     You should read the following summary together with the more detailed information and financial statements included elsewhere in this Prospectus. You should carefully consider the information set forth under the caption "Risk Factors" and are urged to read this Prospectus in its entirety. Unless the context otherwise requires, "Primark" or the "Company" refers to Primark Corporation and its subsidiaries.

                                  THE COMPANY

     Primark is a leading global information service provider of comprehensive financial, economic and market research information to investment, legal, accounting, banking, corporate and government customers. The Company develops and markets "value-added" database and information products that cover established and emerging markets worldwide. The Company's proprietary analytical software applications provide for the analysis and presentation of financial, economic and market research information.

     The Company, which serves customers in the U.S., Europe and the Pacific Rim, compiles, analyzes, integrates, packages and distributes current and historical data, news and commentary on financial securities, companies, and markets worldwide. Primark owns and maintains large-scale databases, which are accessed through its on-line distribution systems and the Internet, as well as through third-party distributors. The Company's databases are authoritative sources of data and analytics to more than 5,000 organizations worldwide, including 75 of the top 100 banks, 82 of the top 100 investment managers, 28 of the top 50 insurance companies and 450 of the top 1,000 U.S. companies. The Company believes its customers value Primark's products because of their high quality data as well as Primark's understanding of niche markets, its ability to develop products to serve these markets and its superior customer service and support.

     The Company's business operations are integrated into three customer-focused divisions, with each division concentrating on specialized product sets, which address the needs of specific customer market groups. Primark's three operating divisions are:

     - Primark Financial Information Division ("PFID"). PFID develops "enterprise-wide" products and services for major financial institutions on a global basis. It also has responsibility for all transactional products, both historical and real-time, as well as products supporting large-scale investment accounting functions, the individual investor and the referential needs of very large financial market customers. This division also manages the corporate network, PrimarkNet, which serves as the major delivery channel to Primark customers on a global basis and across all three divisions. PFID's product offerings serve most of Primark's customer types and it is a major service provider to the "sell-side" portion of the financial markets.

     - Primark Financial Analytics Division ("PFAD"). PFAD concentrates on developing and marketing a wide variety of analytical products for money managers, fund sponsors and other investors. These products combine the Company's databases, advanced software, analytical techniques and forecasts for all phases of the investment process. PFAD's product offerings concentrate on customers in the "buy-side" portion of the financial markets.

     - Primark Decision Information Division ("PDID"). PDID acquires, develops and operates information content businesses that are primarily focused in areas other than the financial marketplace, and also provides products and services for decision support to financial customers.

     The Company has established the Primark Data Company ("PDC") to support the data needs of the Company's operating divisions. PDC is an essential ingredient in the overall Primark strategy because of the need for high quality information provided on an efficient basis. PDC is responsible for the aggregation, concordance and integration of Primark's equity pricing, indices, company account, ownership and economic data sets Company-wide. With major operations in the United States, the United Kingdom, Ireland and India, PDC provides global data knowledge and support to the Company's three divisions.

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                                        4

--------------------------------------------------------------------------------
     Key factors in Primark's success are recognizable quality and international market acceptance of its branded products sold by the various business units within the divisions. Primark's business units, and related brands, by division include:

     PRIMARK FINANCIAL INFORMATION DIVISION

     - Datastream. Datastream International Limited and its affiliates ("Datastream"), acquired in 1992, is one of the world's leading providers of global historical and fundamental real-time securities data and news covering more than 45,000 stocks from 59 countries, 97,000 corporate and government bonds from 32 countries and more than 1,800 major indices.

     - ICV. ICV Limited ("ICV"), acquired in 1996, is a leading provider in the U.K. of on-line equity trading products with an approximately 69% market share in 1997 of on-line U.K. equities trading and was the number one rated vendor to U.K. brokers by the 1996, 1997 and 1998 Kimsey Surveys.

     - Primark Investment Management Services. Primark Investment Management Services Limited ("PIMS") is a leading provider of computer-based accounting and other investment fund services, including portfolio valuation and performance measurement services, to money managers in the U.K. and, to a lesser extent, in continental Europe.

     - Disclosure/Worldscope. Disclosure Incorporated ("Disclosure"), acquired in 1995, and its Worldscope affiliates ("Worldscope"), of which a 50% equity interest was acquired in 1995 and an additional 30% interest was acquired in 1996, are two of the leading providers of "as reported" and abstracted financial information with databases including more than five million Securities and Exchange Commission ("SEC") filings by more than 16,000 U.S. companies, dating back to 1968, as well as foreign company filings from more than 13,000 companies in 45 countries.

     PRIMARK FINANCIAL ANALYTICS DIVISION

     - I/B/E/S. I/B/E/S International Inc. ("I/B/E/S"), acquired in 1995, is a leading provider of global earnings expectations, historical data on earnings surprises and research reports from more than 800 brokerage firms and 7,000 research analysts on more than 17,000 companies worldwide.

     - Baseline. Baseline Financial Services, Inc. ("Baseline"), acquired in 1997, offers a leading stock and portfolio analysis and selection system designed specifically for institutional portfolio managers.

     - Vestek. Vestek Systems, Inc. ("Vestek"), acquired in 1994, is an international provider of portfolio information, analytics and consulting support to investment professionals.

     PRIMARK DECISION INFORMATION DIVISION

     - WEFA. WEFA, Inc. ("WEFA"), acquired in 1997, is an international provider of economic research, analysis and forecasts.

     - Primark Decision Economics. Primark Decision Economics ("PDE"), an unconsolidated company started in 1996 in which Primark has an equity interest of 20%, disseminates timely, value-added economic forecasts, analyses and commentaries covering the world's major economies and markets.

     - The Yankee Group. Yankee Group Research, Inc. (the "Yankee Group"), acquired in 1996, is an international market research and consulting firm focusing on the communications and computing industries, which in 1997 was rated number one in credibility by Information Week magazine.

     Primark had net operating revenues of $397.9 million and $321.8 million for the twelve months ended December 31, 1997 and the nine months ended September 30, 1998, respectively. The Company's principal sources of revenue are from customer subscriptions, royalty revenues from third party distributors and fees for consulting services. The Company has a high customer retention rate, which in 1997 averaged approximately 85%. More than 80% of the Company's revenues are derived from subscription or royalty contracts, and a majority of these contracts are paid in advance either quarterly or annually. For the nine months ended September 30, 1998, approximately 82% of Primark's revenues were from subscriptions, 4% from royalties and 14% from other sources. Primark had EBITDA before restructuring charges of approximately $89.0 million for the year ended December 31, 1997 and approximately $71.7 million for the nine months ended September 30, 1998. For a description of EBITDA, see "-- Summary Consolidated Financial Data." Over the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
past four years ended December 31, 1997, Primark's revenues and EBITDA before restructuring charges have grown at compounded annual growth rates of 41.7% and 38.8%, respectively.

BUSINESS AND OPERATING STRATEGY

     Primark's business and operating strategy is designed to generate strong revenue growth and increased profitability by selling existing products, by integrating key products and operations, by launching and acquiring new products and by developing ancillary revenue streams through capitalizing on its international brands and comprehensive, high quality data. The key elements of this strategy include:

     Expanding Customer Relationships and Cross-Selling. Primark believes that its customers have an increasing need for financial and economic information from a select group of integrated providers of such information. By cross-selling its variety of well-known brands, Primark believes that it is well positioned to serve this need. In addition to cross-selling, the Company believes that it will be able to expand relationships with existing customers by using its core products and services as platforms for launching new integrated database and analytic products drawn from multiple sources within the Company. Management also intends to further integrate its databases with its software products to encourage service expansion. Due to the low incremental cost of providing additional products and services to existing customers, the Company expects these measures to result in increased revenues and improved profit margins.

     Introducing New Products, Databases and Service Enhancements. The Company believes it can further leverage its existing customer base, databases and technology to introduce new products and services. For example, Primark recently introduced I/B/E/S Active Express, an on-line platform for delivery of I/B/E/S information as well as other databases; Piranha, a product enabling customers to manipulate and integrate data from multiple databases on the customer's desktop; and World Market Monitor, a daily, weekly, monthly or bi-annual economic report tailored to the needs of individual customers. The Company believes its ability to add new products will continue to provide it with a competitive advantage.

     Leveraging Introduction of the Euro. In 1997, more than 45% of Primark's revenues were derived from European customers and the Company believes it is well positioned to take advantage of the introduction of the euro on January 1, 1999. The introduction of the euro is expected to lead to new European securities, increased cross-border investing and the liberalization of the European pension and retirement savings industry. The Company anticipates that all of these trends may also dramatically increase the demand for its products and services from its existing customers as well as new customers. Primark currently possesses a leading position in U.K. equities trading and provides one of the most comprehensive databases of European company filings available electronically. Management intends to capitalize on these trends by introducing new databases capturing European trading and company data, as well as software products and news services to serve the information needs of customers worldwide.

     Capitalizing On, and Improving Distribution Through, New Channels and New Partnerships. Primark currently relies on a variety of distribution channels including proprietary software, on-line and satellite feed delivery, as well as third party distributors, paper-based services, CD-ROM and the Internet to distribute its products. The Company believes it can further capitalize on these distribution channels to introduce new products and services to both existing and new customers. Primark currently has contracts with America Online, E-Trade, Microsoft Investor, Quicken and Quote.Com, among others, to provide database products to on-line customers and will seek to further expand these relationships.

     Leveraging Technology. Primark will continue to use advanced information technology to increase the efficiency, speed and flexibility of its data gathering, database construction and customer delivery efforts. For example, Primark plans to integrate its database platforms in order to optimize its product capabilities. The Company has begun to use new technology that it believes will facilitate the integration of multiple databases maintained in diverse computer systems for use by its analytics packages. This will allow the Company to leverage existing brands and databases to provide new products to new and existing customers. Through the use of advanced information technology, Primark has transformed Disclosure from a primarily paper-based business to one that now derives 42% of its revenues from electronic delivery. Also, the Company expects to continue to use new technology to leverage its brand name products and believes these efforts will increase revenues and improve margins.


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                                        6

--------------------------------------------------------------------------------

     Providing Superior Customer Service. Providing superior customer support and service is a key aspect of Primark's business philosophy and has contributed to a high customer retention rate, which for 1997 averaged approximately 85%. Primark's sales and marketing staff, as well as its technical experts and consultants, work closely with clients, often on-site, to maximize the value of Primark products and services and to develop custom applications tailored to clients' information and software needs. Primark believes its superior customer service and support will continue to provide it with increased opportunities for additional product and service revenues.

     Capitalizing on Integration of Operating Units. Primark has grown primarily through acquisitions over the last six years. In order to capitalize on the advantages expected to result from the integration of these acquired businesses, on June 30, 1998 the Company reorganized its twelve operating units into three divisions, which focus on common customer groups. The Company believes that the restructuring will enable it to accelerate the realization of synergies in its marketing, sales and administrative operations, eliminate redundant production and delivery platforms, provide broader access to the Company's customer base and deliver current and new product offerings faster and more efficiently. The restructuring resulted in approximately $68.7 million of restructuring charges for the period ended June 30, 1998, of which approximately $60.7 million were non-cash charges.

RECENT EVENTS

     On December 29, 1998, the Company announced the execution of a definitive agreement (the "Agreement") to acquire 100% of the outstanding common stock of A-T Financial Information, Inc. ("A-T") for a total purchase price of $35 million. Founded in 1987, A-T is a provider of Windows-compatible financial market data and software to money managers, traders, banks and other institutional investors. A-T has launched an Internet site for individual investors, which is marketed as "A-T Attitude." The company is expected to report $13 million in revenues for 1998, which is an increase of 29% over the prior year. The Agreement, which was executed with both A-T and certain major A-T shareholders, is subject to a number of conditions, including Hart-Scott-Rodino review and approval of the A-T shareholders. A-T shareholders holding a majority of its common stock have agreed to vote in favor of the merger contemplated by the Agreement. The closing of the transaction is expected by the end of February 1999.


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                                        7

--------------------------------------------------------------------------------

                               THE EXCHANGE OFFER

     Primark issued and offered for sale (the "Offering") $150.0 million aggregate principal amount of 9 1/4% Senior Subordinated Notes due 2008 (the "Old Notes") under an indenture dated December 21, 1998 (the "Indenture") in a transaction pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). In connection with the Offering, the Company entered into a registration rights agreement (the "Registration Rights Agreement") with Morgan Stanley & Co. Incorporated, BT Alex Brown Incorporated, NationsBanc Montgomery Securities LLC, A.G. Edwards & Sons, Inc. and Chase Securities Inc. (the "Placement Agents"), providing for the issuance and registration of senior subordinated notes (the "New Notes", and together with the "Old Notes," the "Notes"), similarly governed by the Indenture, to be offered in exchange for the Old Notes (the "Exchange Offer").

Securities Offered............   The Company is offering up to $150.0 million
                                 aggregate principal amount of new 9 1/4% Senior
                                 Subordinated Exchange Notes due 2008, which have been registered under the Securities Act.
                                 The terms of the New Notes are substantially identical to those of the Old Notes, except that certain transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes, and if the Exchange Offer is not completed by June 21, 1999, the interest rate on the Old Notes will increase by 0.5% until the Exchange Offer is completed.

The Exchange Offer............   The Company is offering to issue the New Notes
                                 in exchange for a like principal amount of the Old Notes. The Old Notes were not registered with the Securities and Exchange Commission
                                 (the "Commission"). The Company is offering to issue the New Notes to satisfy its obligations contained in the Registration Rights Agreement.
                                 You may tender your Old Notes by following the procedures under the heading "The Exchange
                                 Offer."

Tenders; Expiration Date;
Withdrawal....................   The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on                , 1999,
                                 unless the Company extends it. If you decide to
                                 exchange your Old Notes for New Notes, you must
                                 acknowledge that you are not engaging in, and
                                 do not intend to engage in, a distribution of
                                 the New Notes. The tender of Old Notes pursuant
                                 to the Exchange Offer may be withdrawn at any
                                 time prior to                1999. If the
                                 Company decides for any reason not to accept any Old Notes for exchange, the Old Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the Exchange Offer. See "The
                                 Exchange Offer -- Terms of the Exchange Offer;
                                 Period for Tendering Old Notes" and "The
                                 Exchange Offer -- Withdrawal Rights."

Certain Conditions to the
Exchange Offer................   The Exchange Offer is subject to customary
                                 conditions, which the Company may waive. Please read the section "The Exchange Offer -- Certain
                                 Conditions to the Exchange Offer" of this Prospectus for more information regarding conditions to the Exchange Offer.

Certain Federal Tax
Considerations................   The exchange of Old Notes for New Notes
                                 pursuant to the Exchange Offer will not result in any gain or loss to a Note holder for federal income tax purposes. See "Certain U.S.
                                 Federal Income Tax Considerations" of this
                                 Prospectus.


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                                        8

--------------------------------------------------------------------------------
Use of Proceeds...............   The Company will receive no proceeds from the
                                 Exchange Offer.

Exchange Agent................   State Street Bank and Trust Company is the
                                 Exchange Agent for the Exchange Offer. The address and telephone number of the Exchange
                                 Agent are set forth under the heading "The
                                 Exchange Offer -- Exchange Agent" of this
                                 Prospectus.

                    CONSEQUENCES OF NOT EXCHANGING OLD NOTES

     If you do not exchange your Old Notes in the Exchange Offer, your Old Notes will continue to be subject to the restrictions on transfer set forth in the legend on the certificate for your Old Notes. In general, you may offer or sell your Old Notes only if they are registered under, offered or sold pursuant to an exemption from, or offered or sold in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently intend to register the Old Notes under the Securities Act. Under certain circumstances, however, the Placement Agents may require the Company to file and cause to become effective, a shelf registration statement which would cover resales of Old Notes by the holders thereof. See "The Exchange
Offer -- Consequences of Exchanging or Failing to Exchange Old Notes" and "Description of the Notes -- Registration Rights."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the New Notes and the Old Notes are identical in all material respects, except that certain transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes and that if the Exchange Offer is not completed by June 21, 1999, the interest rate on the Old Notes will increase by 0.5% until the Exchange Offer is completed.

Securities Offered..................     $150.0 million aggregate principal
                                         amount of 9 1/4% Senior Subordinated
                                         Exchange Notes due 2008, which have
                                         been registered under the Securities
                                         Act.

Maturity............................     December 15, 2008.

Interest............................     Interest will be payable semi-annually
                                         in cash on June 15 and December 15 of
                                         each year, beginning on June 15, 1999.

Optional Redemption.................     The Company may redeem any of the Notes
                                         beginning on December 15, 2003. The
                                         initial redemption price is 104.625% of
                                         their principal amount, plus accrued
                                         interest. The redemption price will
                                         decline each year after 2003 and will
                                         be 100% of their principal amount, plus
                                         accrued interest, on December 15, 2006.

                                         In addition, before December 15, 2001,
                                         the Company may redeem up to 35% of the
                                         aggregate principal amount of Notes
                                         using proceeds from certain sales of
                                         its capital stock at 109.250% of their
                                         principal amount, plus accrued
                                         interest. The Company may make such
                                         redemption only if after any such
                                         redemption, at least 65% of the
                                         aggregate principal amount of Notes
                                         originally issued remains outstanding.

Change of Control...................     Upon a change of control (as defined
                                         under "Description of the Notes"), the
                                         Company will be required to make an
                                         offer to purchase the Notes. The
                                         purchase price will equal 101% of their
                                         principal amount, plus accrued interest
                                         to the date of purchase. The Company
                                         will not be required to commence such
                                         an offer to purchase if the Notes have,
                                         on the 30th day after such


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                         change of control, a rating of at least
                                         BBB- by Standard & Poor's Ratings Group
                                         and a rating of at least Baa3 by
                                         Moody's Investors Service, Inc. There
                                         can be no assurance that the Company
                                         will have sufficient funds available at
                                         the time of any change of control to
                                         make any required debt repayment
                                         (including repurchases of the Notes).

Ranking.............................     The Old Notes do, and the New Notes
                                         will, rank equally with the other
                                         senior subordinated indebtedness of the
                                         Company. The Old Notes are, and the New
                                         Notes will be, junior to senior
                                         indebtedness of the Company and all
                                         liabilities of its subsidiaries.

                                         At September 30, 1998, assuming that
                                         the Offering had been completed at that
                                         time, the Company would have had
                                         approximately $159.7 million of
                                         indebtedness outstanding of which
                                         approximately $9.7 million would have
                                         been senior to the Notes. See "Risk
                                         Factors -- Reliance on Subsidiaries,"
                                         "Risk Factors -- Subordination," "Risk
                                         Factors -- Leverage," "Risk Factors --
                                         Ability to Service Debt" and
                                         "Description of the Notes -- Ranking."

Certain Covenants...................     The Indenture contains certain
                                         covenants that, among other things,
                                         will limit the ability of the Company
                                         and certain of its subsidiaries to:
                                         - incur indebtedness,
                                         - pay dividends,
                                         - prepay subordinated indebtedness,
                                         - repurchase capital stock,
                                         - make investments,
                                         - create liens,
                                         - engage in transactions with
                                           stockholders and affiliates,
                                         - sell assets, and
                                         - engage in mergers and consolidations.
                                         However, these limitations are subject
                                         to a number of important qualifications
                                         and exceptions.

Use of Proceeds.....................     The Company will not receive any
                                         proceeds from the Exchange Offer. The
                                         Company has used $122 million of the
                                         net proceeds from the Offering to repay
                                         outstanding borrowings under the Credit
                                         Facility (as defined herein), with the
                                         balance to be used to fund certain
                                         corporate activities and for other
                                         general corporate purposes.

                                  RISK FACTORS

     You should consider carefully all of the information set forth in this Prospectus and, in particular, the specific factors set forth under "Risk Factors," beginning on page 13, before deciding to tender your Old Notes in this Exchange Offer.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary historical consolidated financial data presented below for, and as of, each of the years ended December 31, 1993 and 1994 have been restated for the discontinuance of TASC, Inc. and The Analytic Sciences Corporation Limited and their respective affiliates (collectively, "TASC") and Triad International Maintenance Corporation ("TIMCO"). The summary historical consolidated financial data presented below for, and as of, each of the years ended December 31, 1995, 1996 and 1997 were derived from the Company's audited consolidated financial statements and include TASC and TIMCO as discontinued operations. The summary historical consolidated financial data for, and as of, each of the nine months ended September 30, 1997 and 1998 were derived from unaudited consolidated financial statements of the Company which, in the opinion of management, have been prepared on the same basis as the Company's audited consolidated financial statements and include all adjustments (consisting only of normal recurring items) necessary for a fair and consistent presentation of the Company's results of operations and financial position for such periods and as of such dates. The results for the nine months ended September 30, 1998 are not necessarily indicative of results to be expected for the full fiscal year. The summary historical consolidated data set forth below should be read together with "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company contained elsewhere in this Prospectus.

                                                                                                          NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                               -------------------------------------------------------   --------------------
                                                 1993       1994       1995        1996        1997        1997       1998
                                               --------   --------   ---------   ---------   ---------   --------   ---------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
CONSOLIDATED STATEMENT OF INCOME DATA:
Operating Revenues...........................  $ 98,810   $111,621   $ 184,779   $ 277,063   $ 397,875   $294,726   $ 321,819
Operating Expenses:
    Cost of Services.........................    41,888     49,689      66,063     104,479     157,327    116,783     129,221
    Selling, General and Administrative......    32,935     37,205      71,921     111,463     151,559    115,957     120,933
    Depreciation and Amortization............    17,569     18,502      25,909      33,282      50,205     37,118      36,750
    Restructuring Charge.....................        --         --          --          --       6,800      6,800      68,677
                                               --------   --------   ---------   ---------   ---------   --------   ---------
        Total Operating Expenses.............    92,392    105,396     163,893     249,224     365,891    276,658     355,581
                                               --------   --------   ---------   ---------   ---------   --------   ---------
Operating Income (Loss)......................     6,418      6,225      20,886      27,839      31,984     18,068     (33,762)
                                               --------   --------   ---------   ---------   ---------   --------   ---------
Interest Expense.............................   (10,023)    (3,184)     (8,377)    (12,468)    (15,986)   (11,805)     (7,618)
Other Income (Expense) Net...................      (683)      (191)     (2,498)      4,577       3,955      1,948       2,836
Income Tax Benefit (Expense).................       854     (1,145)     (4,630)     (7,432)    (12,963)    (8,533)        100
                                               --------   --------   ---------   ---------   ---------   --------   ---------
Income (Loss) From Continuing Operations.....    (3,434)     1,705       5,381      12,516       6,990       (322)    (38,444)
                                               --------   --------   ---------   ---------   ---------   --------   ---------
Discontinued Operations......................    10,446     12,045      13,469      24,592      14,680     13,074     195,361
Extraordinary Item -- Loss on Early Debt
  Extinguishment.............................    (1,499)        --        (534)         --      (1,955)    (1,955)     (5,121)
                                               --------   --------   ---------   ---------   ---------   --------   ---------
Net Income...................................     5,513     13,750      18,316      37,108      19,715     10,797     151,796
                                               --------   --------   ---------   ---------   ---------   --------   ---------
Preferred Stock Dividend.....................    (1,426)    (1,434)     (1,434)       (359)         --         --          --
                                               --------   --------   ---------   ---------   ---------   --------   ---------
    Net Income Applicable to Common
      Stock(1)...............................  $  4,087   $ 12,316   $  16,882   $  36,749   $  19,715   $ 10,797   $ 151,796
                                               ========   ========   =========   =========   =========   ========   =========
Earnings Per Common Share -- Basic:
    Income (Loss) From Continuing
      Operations.............................  $  (0.27)  $   0.01   $    0.21   $    0.49   $    0.26   $  (0.01)  $   (1.52)
    Net Income(1)............................  $   0.22   $   0.66   $    0.88   $    1.48   $    0.75   $   0.41   $    5.99
Earnings Per Common Share -- Assuming
  Dilution:
    Income (Loss) From Continuing
      Operations.............................  $  (0.27)  $   0.01   $    0.19   $    0.46   $    0.25   $     --   $      --
    Net Income(1)............................  $   0.22   $   0.62   $    0.82   $    1.38   $    0.71   $     --   $      --
Weighted Average Common and Common Equivalent
  Shares Outstanding
    Basic....................................    18,326     18,510      19,150      24,813      26,348     26,415      25,343
    Effect of Dilutive Securities............        --      1,443       1,531       1,758       1,596         --          --
                                               --------   --------   ---------   ---------   ---------   --------   ---------
    Diluted..................................    18,326     19,953      20,681      26,571      27,944     26,415      25,343
                                               ========   ========   =========   =========   =========   ========   =========
OTHER DATA:
Net Cash Provided From Operating
  Activities.................................  $ 48,386   $ 40,268   $  49,305   $  65,707   $  58,024   $ 38,412   $  52,310
Net Cash (Used By) Provided From Financing
  Activities.................................   (41,663)   (19,292)    220,355       4,749      74,746     77,415    (458,888)
Net Cash (Used By) Provided From Investing
  Activities.................................   (15,743)   (10,280)   (226,708)   (105,989)   (144,504)  (124,611)    423,773
Effect of Currency on Cash...................      (290)       477          57         927        (762)      (344)         47
Capital Expenditures:
    Equipment and Other......................  $  7,648   $ 10,765   $   9,803   $  19,412   $  23,965   $ 17,576   $  14,486
    Software.................................     4,021      4,372       5,704      16,916      19,971     14,121      12,591
                                               --------   --------   ---------   ---------   ---------   --------   ---------
        Total Capital Expenditures...........  $ 11,669   $ 15,137   $  15,507   $  36,328   $  43,936   $ 31,697   $  27,077
                                               ========   ========   =========   =========   =========   ========   =========
EBITDA Before Restructuring Charges (2)......  $ 23,987   $ 24,727   $  46,795   $  61,121   $  88,989   $ 61,986   $  71,665

Ratio of EBITDA Before Restructuring Charges
  to Interest Expense(3).....................      2.39x      7.77x       5.59x       4.90x       5.57x      5.25x       9.41x
Ratio of Debt to EBITDA Before Restructuring
  Charges (4)................................      5.44x      4.67x       5.12x       4.06x       4.16x      4.48x       1.05x
Ratio of Earnings to Fixed Charges(5)........        --       1.49x       1.90x       2.19x       1.97x      1.53x         --

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                                       11

--------------------------------------------------------------------------------

                                                                                                     AS OF
                                                                                               SEPTEMBER 30, 1998
                                                     AS OF DECEMBER 31,                     ------------------------
                                   ------------------------------------------------------       AS           AS
                                     1993       1994       1995       1996        1997       REPORTED    ADJUSTED(7)
                                   --------   --------   --------   --------   ----------   ----------   -----------
                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working Capital (deficit)(6).....  $(21,183)  $ (7,572)  $ 22,538   $(60,507)  $  (64,325)  $ (174,618)  $  (29,018)
Total Assets.....................   419,816    427,950    718,184    920,801    1,043,809      811,328      867,763
Total Assets less Goodwill,
  Net............................   267,915    272,048    380,015    427,966      487,072      293,781      350,216
Total Debt.......................   130,386    115,573    239,476    248,340      370,163      103,224      159,659
Shareholders' Equity.............   208,134    224,689    354,062    475,830      470,971      436,821      436,821

                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 1998
                                                              ------------------
SUPPLEMENTAL INFORMATION:
As Adjusted Interest Expense(8).............................       $11,876
Ratio of EBITDA Before Restructuring Charge to As Adjusted
  Interest Expense(3).......................................          6.03x
Ratio of As Adjusted Debt to EBITDA Before Restructuring
  Charge(4).................................................          1.62x

---------------
(1) Includes an after-tax gain on the sale of discontinued operations of $8.4 million in 1996 and $187.4 million in 1998 and an after-tax extraordinary loss of $5.1 million, $2.0 million and $534,000 for 1998, 1997 and 1995, respectively. Also includes dividends on the Company's outstanding preferred stock through its conversion to common stock in 1996 and gains and losses associated with discontinued operations of the Company.

(2) EBITDA before restructuring charges represents operating income plus depreciation, amortization expense and non-recurring restructuring charges and should not be considered in isolation from, or as a substitute for, operating income, net income or cash flows from operating activities computed in accordance with generally accepted accounting principles. While not computed in accordance with generally accepted accounting principles, EBITDA is a widely used measure of a company's performance in its industry because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which may vary significantly depending on accounting methods (particularly where acquisitions are involved). Certain of the Company's debt agreements include financial covenants that are based upon EBITDA. Due to the variety of methods that may be used by companies and analysts to calculate EBITDA before restructuring charges, the EBITDA before restructuring charges measures presented herein may not be comparable to that presented by other companies. The year ended December 31, 1997 and the nine months ended September 30, 1998 included $6.8 million and $68.7 million of restructuring charges, respectively.

(3) The ratios of EBITDA before restructuring charges to interest expense and as adjusted interest expense represent EBITDA before restructuring charges from continuing operations divided by interest expense and as adjusted interest expense from continuing operations. See footnote (8) below.

(4) The ratios of debt and as adjusted debt to EBITDA before restructuring charges are calculated as the total outstanding debt and as adjusted debt of the Company divided by EBITDA before restructuring charges. This ratio for September 30, 1997 and September 30, 1998 was calculated based on the preceding twelve months of EBITDA before restructuring charges. See footnote
    (7) below.

(5) The ratio of earnings to fixed charges is calculated as the amount of earnings before taxes from continuing operations plus fixed charges from continuing operations divided by the amount of fixed charges from continuing operations. Fixed charges include interest expense from continuing operations plus the estimated interest component of operating leases. The interest component of operating leases is estimated to be approximately 33% of such amounts. For the year ended December 31, 1993 and the nine months ended September 30, 1998, the Company's earnings before fixed charges were insufficient to cover its fixed charges by $3.4 million and $49.6 million, respectively. The nine months ended September 30, 1998 includes a restructuring charge of $68.7 million. Excluding restructuring charges, the ratio of earnings to fixed charges would have been 3.95x for the nine months ended September 30, 1998.

(6) Working capital is calculated as current assets minus net assets of discontinued operations minus current liabilities.

(7) As Adjusted gives effect to the Offering, as if it had occurred on September 30, 1998.

(8) As Adjusted Interest Expense gives effect to the Offering, as if it had occurred on January 1, 1998.


--------------------------------------------------------------------------------

                                  RISK FACTORS

     In determining whether to tender your Old Notes in the Exchange Offer, you should consider carefully all of the information set forth in this Prospectus and, in particular, the following factors. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed below and in the section of this Prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth below (other than "-- Consequences of Not Exchanging Old Notes") are generally applicable to the Old Notes as well as the New Notes.

CONSEQUENCES OF NOT EXCHANGING NOTES

     If you do not exchange your Old Notes for the New Notes pursuant to the Exchange Offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on your Old Notes. The restrictions on transfer of your Old Notes arise because the Company issued the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. The Company does not intend to register the Old Notes under the Securities Act. In addition, if you exchange your Old Notes in the Exchange Offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes would be adversely affected. See "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes."

RELIANCE ON SUBSIDIARIES

     The Company is a holding company with no direct operations and no significant assets other than the stock of its subsidiaries. The Company depends on the cash flows of its subsidiaries to meet its obligations, including the payment of interest and principal on the Notes. The Company's subsidiaries are separate legal entities that have no obligation to make any funds available to pay any amounts due on the Notes. The Company's subsidiaries will not guarantee the payment of the principal or interest on the Notes. In the event of a bankruptcy, liquidation or reorganization of any of the Company's subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to the Company. If the Company were a creditor of any such subsidiary, its claims to any of such subsidiaries' assets would rank junior to security interests held by other creditors. As of September 30, 1998, assuming that the Offering and the application of the net proceeds therefrom had been completed at that time, subsidiaries of the Company would have had approximately $243.4 million of liabilities.

SUBORDINATION

     The Notes are unsecured and rank junior in right of payment to all senior debt of the Company, including all indebtedness under the Company's credit facility (the "Credit Facility"). Consequently, in the event of any payment or distribution of assets of the Company upon the bankruptcy, liquidation or reorganization of the Company, the holders of senior debt must be paid in full before any payments may be made on the Notes. As of September 30, 1998, assuming that the Offering and the application of the net proceeds therefrom had been completed at that time, the Company would have had $225.0 million of availability under the Credit Facility. In addition, the Company may incur additional senior debt under the Indenture.

     The Old Notes are not, and the New Notes will not be, secured by any of the Company's assets. In the event of a bankruptcy, liquidation or reorganization of the Company, or if payments under the Credit Facility are accelerated, the Company's assets will be available to pay obligations on the Notes only after all payments have been made on its secured and senior debt. There can be no assurance that sufficient assets will remain to make full payment on the Notes.

     In the event of a default in payment with respect to any senior debt of the Company, the Company will not make any payment on the Notes unless such default has been cured or waived. In addition, payments on the Notes may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on the Company's senior debt.

LEVERAGE

     At September 30, 1998, assuming that the Offering and the application of the net proceeds therefrom had been completed at that time the Company would have had consolidated total indebtedness of approximately $159.7 million and consolidated shareholders' equity of $436.8 million. In addition, at September 30, 1998, and under the same assumptions, the Company would have had $225.0 million of availability under its Credit Facility. The Company may utilize its Credit Facility or incur additional indebtedness in the future in connection, for example, with acquisitions, the repurchase of its common stock, general corporate purposes and capital expenditures. In the event that the Company incurs substantial indebtedness in the future, it could have important consequences for the Noteholders including the following:

     - the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited;

     - the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business;

     - the Company could be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage;

     - the Company's degree of indebtedness could make it more vulnerable to a downturn in its business or the economy generally;

     - the debt service requirements of any additional indebtedness could make it more difficult for the Company to make payments on the Notes; and

     - a substantial portion of the Company's cash flow from operations could be dedicated to the repayment of its indebtedness and would not be available for other purposes.

ABILITY TO SERVICE DEBT

     The Company's ability to make payments on its indebtedness, including the Notes, will depend on its ability to generate cash in the future. In the event the Company does not generate sufficient cash flow to meet its debt service and working capital requirements, the Company may need to seek additional financing. There can be no assurance that any such financing could be obtained on terms that are acceptable to the Company, or at all. In the absence of such financing, the Company could be forced to dispose of assets to make up for any shortfall in its payment obligations under circumstances that might not be favorable to realizing the highest price for such assets. There can be no assurance that the Company's assets could be sold quickly enough or for sufficient amounts to enable the Company to meet its obligations, including its obligations with respect to the Notes. A substantial portion of the Company's assets are, and may continue to be, intangible assets. Therefore, it may be difficult for the holders of the Notes to be paid in the event of an acceleration of the Notes.

TECHNOLOGICAL CHANGE

     The Company operates principally in the information services industry, which changes rapidly and is characterized by the continuous development of new standards and technology. The Company's ability to apply new technology to, and to develop new applications for, its information services businesses will be a significant factor in the Company's ability to grow and remain competitive. In addition, technological advances and/or the introduction of new products and services in the information services industry could adversely affect the Company. For example, Disclosure/Worldscope experienced significant new competition since the release of the EDGAR database by the SEC in late 1995, which reduced demand for Disclosure/Worldscope's paper based services, allowed new competitors to enter the market at lower prices, and resulted in a 18.7% decline in year over year annualized revenues for this business as of September 30, 1998.

However, this decline was offset in part by the 23.6% period to period growth in Disclosure/Worldscope's electronic business.

     The Company's future success will depend significantly on its ability to continue to develop and deliver technologically advanced products and services. The cost of developing such products and services could adversely affect the Company's future results of operations. In addition, there can be no assurance that the Company will be able to respond in a timely manner to technological changes or that the Company's services will not become noncompetitive because of new service offerings by its competitors.

COMPETITION

     The information services industry is highly competitive and is expected to continue to be so in the future. In addition, the industry is characterized by rapid technological change and entry into the field by large and well-capitalized companies and smaller competitors. The Company competes, or may compete, directly and indirectly with large, well-established information providers as well as many of the database providers from whom the Company obtains data for inclusion in its systems. Certain of the Company's competitors offer databases and applications similar to those offered by the Company and also have substantially larger customer bases, greater name recognition and greater financial, technical and marketing resources than those of the Company.

     The Company believes that its ability to compete will depend upon many factors. These include:

     - its ability to maintain and develop new products and access new markets in a cost efficient manner;

     - its ability to integrate its products and services;

     - its ability to continue relationships with leading providers of financial, economic and market research data;

     - the timing and market acceptance of new services and enhancements to performance, price, reliability, customer service and support; and

     - sales and marketing efforts.

     There can be no assurance that the Company will be able to compete successfully against competitors or that competitive pressures will not have a material adverse effect on the Company.

INTERNATIONAL OPERATIONS AND FOREIGN CURRENCY EXCHANGE RATE RISK

     The Company is exposed to certain risks associated with an international business, particularly with respect to foreign currency exchange rate movements. A majority of the Company's revenues and expenses are incurred in currencies other than the U.S. dollar. Consequently, the Company's operations have at times been adversely affected and may again be adversely affected by fluctuations in currency exchange rates. The Company engages in hedging activities to minimize its ongoing exposure to foreign currency exchange rate risk. There can be no assurance that the Company will be able to continue to engage in such hedging activities on commercially satisfactory terms, if at all.

     International business is also subject to the customary risks associated with international transactions. These include political risks, local laws and taxes, the potential imposition of trade or currency exchange restrictions, tariff increases and difficulties or delays in collecting accounts receivable. Weak foreign economies and/or a weakening of foreign currencies in certain countries against the U.S. dollar would adversely affect the Company's overall operating results and cash flows. In 1997, international revenues and operating income represented approximately 56% of total consolidated revenues and operating income, respectively.

RESTRICTIVE COVENANTS IMPOSED BY DEBT INSTRUMENTS

     The Indenture and the Credit Facility contain restrictions on the Company that affect the ability of the Company to incur additional indebtedness, create liens, make investments, issue stock of subsidiaries, create restrictions on the ability of certain subsidiaries to pay dividends or make certain payments to the Company, or sell or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Credit Facility requires the Company to maintain certain financial ratios. See "Description of the Notes -- Covenants" and "Description of Certain Indebtedness." There can be no assurance that the Company will be able to maintain such ratios or that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company.

     A breach of any of the covenants contained in the Indenture or the Credit Facility or the inability of the Company to comply with the required financial ratios could result in a default under the Credit Facility or the Indenture. In the event of any such default, the Company could be prohibited from making any payments on the Notes. In addition, the lenders under the Credit Facility could elect to declare all amounts borrowed thereunder to be due and payable. If the indebtedness under the Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness and the Notes in full. See "-- Reliance on Subsidiaries,"
"-- Subordination" and "Description of the Notes."

RELIANCE ON FINANCIAL SERVICES INDUSTRY

     The Company's business is dependent to a large extent upon the continued need for the electronic distribution of high-quality databases, forecasts, analytical tools and other financial information. The majority of the Company's business serves institutions and professionals in the financial services industry, although the Company also has corporate and government customers in both the United States and other countries. As a result, a downturn in the financial services industry could adversely affect the Company's overall revenues and profits. For example, the Company believes that the adverse impact on the financial services industry following the 1997 collapse in the Asian financial markets, together with the more recent financial market volatility caused by concerns over conditions in Russia and Latin America, has had a negative impact on its revenue growth and profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, financial institutions are continuing to consolidate. This increases the leverage of the Company's customers to negotiate price and decreases the overall potential market for certain of the Company's services. These factors, as well as other changes occurring in the U.S. and international financial services industry, could have a material adverse effect on the Company's financial position and results of operations.

ACQUISITION RISKS

     Historically, the Company has completed numerous acquisitions and may continue to do so in the future. No assurance can be given that the Company will identify, finance and complete additional suitable acquisitions on acceptable terms or that future acquisitions will be successfully integrated into the Company's existing businesses. Any acquisitions may require substantial attention from the Company's senior management, which may limit the amount of time devoted to the Company's day-to-day operations. There can also be no assurance that future acquisitions will not have an adverse effect upon the Company's operating results. The Company could be adversely affected if it were unable to find additional attractive acquisition candidates or to effectively manage the integration of any businesses acquired in the future. The Company is actively pursuing a number of potential acquisitions, although no agreements have been reached at this time.

RISK ASSOCIATED WITH YEAR 2000 COMPLIANCE

     The Company has a Year 2000 ("Y2K") plan that it is actively pursuing to address the Company's Y2K issues. The Company began working on the Y2K problem in 1995, with the goal to provide continuous and reliable service to the Company's customers and a seamless transition to the new millennium. The Company's Y2K plan focuses on each of the Company's internal systems, products, and third parties with which the Company has a significant business relationship. In addition to the databases and software that the Company provides to its customers, the Company is reviewing, fixing, and testing all aspects of its internal operations -- from hardware systems, software, and desktop PC programs to physical security systems. This effort involves key data suppliers, hardware manufacturers, telecommunications companies, electric utilities, and more. The Company is also prepared to assist its users with Y2K issues relating to their internal systems that directly interface with the Company's systems. All Primark companies are working together to achieve compliance by sharing information, sharing resources and holding corporate-wide reviews. The Company believes that all material systems will be compliant by June of 1999.

     All organizations dealing with the Y2K must address the effect this issue will have on their significant business relationships including suppliers and customers. The Company is undertaking steps to work with third parties to understand their ability to continue providing services and products to support the Company's operations through the change to the Y2K. If any significant Y2K problems are identified with third parties, contingency plans will be developed. For example, Primark products incorporate data derived from many different suppliers. A major component of the Y2K projects is reviewing each of the suppliers to ensure compliance on their part. Where there is any doubt that a supplier will not be taking reasonable actions to ensure compliance, the Company will seek alternatives within a suitable time frame.

     There are some older products that are not Y2K compliant that the Company will no longer support after 1999. All affected customers have been notified. All other Company products are Y2K compliant.

     The Company incurred $1.5 million related to the Y2K procedures in 1997 and expects to incur costs of $2.7 million and $2.6 million for the years ended December 31, 1998 and 1999, respectively. The Company expects to resolve every significant Y2K problem and have the solutions thoroughly tested by June 30, 1999.

     While the Company expects its Y2K efforts will be successful, if the modifications and replaced systems are not made compliant in a timely manner, it could result in a material adverse effect on the Company. Additionally, the Company's products and services, are dependent on technological components, equipment and software that were developed by third parties and that may not be Y2K compliant. Failure of such third party components, equipment or software to operate properly with regard to the Y2K could interrupt ongoing operations or require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business and operating results.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent upon its senior management and key employees and its ability to attract and retain key management, marketing, finance and technical personnel. The market for experienced management and highly skilled personnel is highly competitive. If the Company loses the services of certain management personnel or is unable to attract and retain skilled technical personnel, it could be materially adversely affected.

FRAUDULENT CONVEYANCE CONSIDERATIONS

     The Company's management believes that the indebtedness represented by the Notes was incurred for proper purposes and in good faith, and that the Company was, and after the consummation of the Offering continued to be, solvent, was sufficient capital for carrying on its business and was able to pay its debts as they mature. Notwithstanding management's belief, the indebtedness represented by the Notes could be avoided, or claims in respect thereof could be subordinated to all of the Company's other debt, if a court determined that, after giving effect to the sale of the Notes and the application of the net proceeds therefrom:

     - the Company incurred such indebtedness with the intent of hindering, delaying or defrauding creditors; or

     - the Company received less than reasonably equivalent value or consideration for incurring such indebtedness; and

        (1) was or became insolvent or was rendered insolvent by reason of such transactions;

        (2) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital; or

        (3) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

     The measure of insolvency for purposes of these fraudulent transfer laws varies depending upon the law of the jurisdiction which is being applied. Generally, however, a company would be considered insolvent if the sum of all its liabilities, including contingent liabilities, were greater than the value of all its property at a fair valuation, or if the present fair saleable value of the company's assets were less than the amount required to repay its liabilities on its debts, including contingent liabilities, as they become absolute and matured.

LACK OF PUBLIC MARKET FOR THE NOTES

     There is no public market for the New Notes. The Placement Agents have informed the Company that they intend to make a market in the New Notes. However, any such market making may be discontinued at any time. Accordingly, no assurance can be given as to the development or liquidity of any trading market for the New Notes.

     If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price as a result of, among other things, prevailing interest rates, the market for similar securities, the Company's financial condition and prospects and general economic conditions.

RISKS REGARDING FORWARD LOOKING STATEMENTS

     This Prospectus contains "forward-looking statements". These forward-looking statements, such as the Company's plans and strategies, its anticipation of revenues from designated markets, statements regarding the development of the Company's businesses, the markets for the Company's services and products, the Company's anticipated capital expenditures and other statements contained herein regarding matters that are not historical facts, are only predictions and estimates regarding future events and circumstances.

     Actual events or results may differ materially from expected events or results as a result of risks facing the Company. Such risks include, but are not limited to: (1) risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks, (2) the extent to which Primark seeks growth through acquisitions, and the ability to identify and consummate acquisitions on satisfactory terms, (3) uncertainty regarding the development and market acceptance of new products, (4) loss of market share through competition, (5) deterioration in economic conditions, particularly in the financial services industry, and (6) Primark's inability to complete the implementation of its Y2K plans on a timely basis. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company does not intend to publicly update or revise any forward-looking statements.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the Exchange Offer. The net proceeds to the Company from the sale of the Old Notes were approximately $145.6 million, after deducting underwriting discounts and commissions and other expenses of the Offering payable by the Company. The Company has used $122 million of the net proceeds to repay outstanding borrowings under the Credit Facility ($93.6 million outstanding as of September 30, 1998) with the balance to be used to fund certain corporate activities including acquisitions, repurchases of its common stock, capital expenditures and other general corporate purposes. The debt being repaid was incurred under the Credit Facility in 1998 to finance the repurchase of 4,540,000 shares of the Company's common stock pursuant to a Dutch Auction self tender offer and 1,568,500 shares through open market purchases, along with related fees and expenses. The Credit Facility will mature on December 31, 2002, unless extended pursuant to the terms of the Credit Agreement (as defined herein). Amounts drawn under the Credit Facility bear interest at floating rates (6.66% weighted average at September 30, 1998) and any amounts repaid under the Credit Facility may be reborrowed thereunder. See "Description of Certain Indebtedness."

                                 CAPITALIZATION

     The following table sets forth as of September 30, 1998 the historical capitalization of the Company and as adjusted to give effect to the Offering, as if it had occurred on September 30, 1998. The information set forth below should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of the Company contained elsewhere in this Prospectus.

                                                                  SEPTEMBER 30, 1998
                                                              ---------------------------
                                                              HISTORICAL   AS ADJUSTED(1)
                                                              ----------   --------------
                                                                (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................   $ 30,022       $ 82,057
                                                               ========       ========
Total debt:
Credit facility.............................................   $ 93,565       $     --
Senior subordinated notes offered hereby....................         --        150,000
Letter of credit and notes to sellers.......................      6,750          6,750
Capital lease obligations and other.........................      2,909          2,909
                                                               --------       --------
       Total debt...........................................    103,224        159,659
       Less-current maturities..............................    (94,382)          (817)
                                                               --------       --------
       Total long-term debt.................................      8,842        158,842
                                                               --------       --------
Shareholders' equity:
Common stock and additional paid-in capital.................     88,862         88,862
Retained earnings...........................................    350,454        350,454
Cumulative foreign currency translation.....................     (2,495)        (2,495)
                                                               --------       --------
       Total common shareholders' equity....................    436,821        436,821
                                                               --------       --------
          Total capitalization..............................   $445,663       $595,663
                                                               ========       ========

---------------
(1) Gives effect to the Offering as if it had occurred on September 30, 1998.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data presented below for, and as of, each of the years ended December 31, 1993 and 1994 have been restated for the discontinuance of TASC and TIMCO. The selected historical consolidated financial data presented below for, and as of, each of the years ended December 31, 1995, 1996 and 1997 were derived from the Company's audited consolidated financial statements, which include TASC and TIMCO as discontinued operations, and which have been audited by Deloitte & Touche LLP, independent public accountants. The selected historical consolidated financial data for, and as of, each of the nine months ended September 30, 1997 and 1998 were derived from unaudited consolidated financial statements of the Company which, in the opinion of management, have been prepared on the same basis as the Company's audited consolidated financial statements and include all adjustments (consisting only of normal recurring items) necessary for a fair and consistent presentation of the Company's results of operations and financial position for such periods and as of such dates. The results for the nine months ended September 30, 1998 are not necessarily indicative of results to be expected for the full fiscal year. The selected historical consolidated data set forth below should be read together with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company contained elsewhere in this Prospectus.

                                                                                                          NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                               -------------------------------------------------------   --------------------
                                                 1993       1994       1995        1996        1997        1997       1998
                                               --------   --------   ---------   ---------   ---------   --------   ---------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
CONSOLIDATED STATEMENT OF INCOME DATA:
Operating Revenues...........................  $ 98,810   $111,621   $ 184,779   $ 277,063   $ 397,875   $294,726   $ 321,819
Operating Expenses:
    Cost of Services.........................    41,888     49,689      66,063     104,479     157,327    116,783     129,221
    Selling, General and Administrative......    32,935     37,205      71,921     111,463     151,559    115,957     120,933
    Depreciation and Amortization............    17,569     18,502      25,909      33,282      50,205     37,118      36,750
    Restructuring Charge.....................        --         --          --          --       6,800      6,800      68,677
                                               --------   --------   ---------   ---------   ---------   --------   ---------
        Total Operating Expenses.............    92,392    105,396     163,893     249,224     365,891    276,658     355,581
                                               --------   --------   ---------   ---------   ---------   --------   ---------
Operating Income (Loss)......................     6,418      6,225      20,886      27,839      31,984     18,068     (33,762)
                                               --------   --------   ---------   ---------   ---------   --------   ---------
Interest Expense.............................   (10,023)    (3,184)     (8,377)    (12,468)    (15,986)   (11,805)     (7,618)
Other Income (Expense) Net...................      (683)      (191)     (2,498)      4,577       3,955      1,948       2,836
Income Tax Benefit (Expense).................       854     (1,145)     (4,630)     (7,432)    (12,963)    (8,533)        100
                                               --------   --------   ---------   ---------   ---------   --------   ---------
Income (Loss) From Continuing Operations.....    (3,434)     1,705       5,381      12,516       6,990       (322)    (38,444)
                                               --------   --------   ---------   ---------   ---------   --------   ---------
Discontinued Operations......................    10,446     12,045      13,469      24,592      14,680     13,074     195,361
Extraordinary Item -- Loss on Early Debt
  Extinguishment.............................    (1,499)        --        (534)         --      (1,955)    (1,955)     (5,121)
                                               --------   --------   ---------   ---------   ---------   --------   ---------
Net Income...................................     5,513     13,750      18,316      37,108      19,715     10,797     151,796
                                               --------   --------   ---------   ---------   ---------   --------   ---------
Preferred Stock Dividend.....................    (1,426)    (1,434)     (1,434)       (359)         --         --          --
                                               --------   --------   ---------   ---------   ---------   --------   ---------
    Net Income Applicable to Common
      Stock(1)...............................  $  4,087   $ 12,316   $  16,882   $  36,749   $  19,715   $ 10,797   $ 151,796
                                               ========   ========   =========   =========   =========   ========   =========
Earnings Per Common Share -- Basic:
    Income (Loss) From Continuing
      Operations.............................  $  (0.27)  $   0.01   $    0.21   $    0.49   $    0.26   $  (0.01)  $   (1.52)
    Net Income(1)............................  $   0.22   $   0.66   $    0.88   $    1.48   $    0.75   $   0.41   $    5.99
Earnings Per Common Share -- Assuming
  Dilution:
    Income (Loss) From Continuing
      Operations.............................  $  (0.27)  $   0.01   $    0.19   $    0.46   $    0.25   $     --   $      --
    Net Income(1)............................  $   0.22   $   0.62   $    0.82   $    1.38   $    0.71   $     --   $      --
Weighted Average Common and Common Equivalent
  Shares Outstanding
    Basic....................................    18,326     18,510      19,150      24,813      26,348     26,415      25,343
    Effect of Dilutive Securities............        --      1,443       1,531       1,758       1,596         --          --
                                               --------   --------   ---------   ---------   ---------   --------   ---------
    Diluted..................................    18,326     19,953      20,681      26,571      27,944     26,415      25,343
                                               ========   ========   =========   =========   =========   ========   =========
OTHER DATA:
Net Cash Provided From Operating
  Activities.................................  $ 48,386   $ 40,268   $  49,305   $  65,707   $  58,024   $ 38,412   $  52,310
Net Cash (Used By) Provided From Financing
  Activities.................................   (41,663)   (19,292)    220,355       4,749      74,746     77,415    (458,888)
Net Cash (Used By) Provided From Investing
  Activities.................................   (15,743)   (10,280)   (226,708)   (105,989)   (144,504)  (124,611)    423,773
Effect of Currency on Cash...................      (290)       477          57         927        (762)      (344)         47
Capital Expenditures:
    Equipment and Other......................  $  7,648   $ 10,765   $   9,803   $  19,412   $  23,965   $ 17,576   $  14,486
    Software.................................     4,021      4,372       5,704      16,916      19,971     14,121      12,591
                                               --------   --------   ---------   ---------   ---------   --------   ---------
        Total Capital Expenditures...........  $ 11,669   $ 15,137   $  15,507   $  36,328   $  43,936   $ 31,697   $  27,077
                                               ========   ========   =========   =========   =========   ========   =========
EBITDA Before Restructuring Charges (2)......  $ 23,987   $ 24,727   $  46,795   $  61,121   $  88,989   $ 61,986   $  71,665

Ratio of EBITDA Before Restructuring Charges
  to Interest Expense(3).....................      2.39x      7.77x       5.59x       4.90x       5.57x      5.25x       9.41x
Ratio of Debt to EBITDA Before Restructuring
  Charges (4)................................      5.44x      4.67x       5.12x       4.06x       4.16x      4.48x       1.05x
Ratio of Earnings to Fixed Charges(5)........        --       1.49x       1.90x       2.19x       1.97x      1.53x         --

                                                                    AS OF DECEMBER 31,                         AS OF
                                                  ------------------------------------------------------   SEPTEMBER 30,
                                                    1993       1994       1995       1996        1997          1998
                                                  --------   --------   --------   --------   ----------   -------------
                                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working Capital (deficit)(6)....................  $(21,183)  $ (7,572)  $ 22,538   $(60,507)  $  (64,325)   $ (174,618)
Total Assets....................................   419,816    427,950    718,184    920,801    1,043,809       811,328
Total Assets less Goodwill, Net.................   267,915    272,048    380,015    427,966      487,072       293,781
Total Debt......................................   130,386    115,573    239,476    248,340      370,163       103,224
Shareholders' Equity............................   208,134    224,689    354,062    475,830      470,971       436,821

---------------
(1) Includes an after-tax gain on the sale of discontinued operations of $8.4 million in 1996 and $187.4 million in 1998 and an after-tax extraordinary loss of $5.1 million, $2.0 million and $534,000 for 1998, 1997 and 1995, respectively. Also includes dividends on the Company's outstanding preferred stock through its conversion to common stock in 1996 and gains and losses associated with discontinued operations of the Company.

(2) EBITDA before restructuring charges represents operating income plus depreciation, amortization expense and non-recurring restructuring charges and should not be considered in isolation from, or as a substitute for, operating income, net income or cash flows from operating activities computed in accordance with generally accepted accounting principles. While not computed in accordance with generally accepted accounting principles, EBITDA is a widely used measure of a company's performance in its industry because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which may vary significantly depending on accounting methods (particularly where acquisitions are involved). Certain of the Company's debt agreements include financial covenants that are based upon EBITDA. Due to the variety of methods that may be used by companies and analysts to calculate EBITDA before restructuring charges, the EBITDA before restructuring charges measures presented herein may not be comparable to that presented by other companies. The year ended December 31, 1997 and the nine months ended September 30, 1998 included $6.8 million and $68.7 million of restructuring charges, respectively.

(3) The ratio of EBITDA before restructuring charges to interest expense represents EBITDA before restructuring charges from continuing operations divided by interest expense from continuing operations.

(4) The ratio of debt to EBITDA before restructuring charges is calculated as the total outstanding debt of the Company divided by EBITDA before restructuring charges. This ratio for September 30, 1997 and September 30, 1998 was calculated based on the preceding twelve months of EBITDA before restructuring charges.

(5) The ratio of earnings to fixed charges is calculated as the amount of earnings before taxes from continuing operations plus fixed charges from continuing operations divided by the amount of fixed charges from continuing operations. Fixed charges include interest expense from continuing operations plus the estimated interest component of operating leases. The interest component of operating leases is estimated to be approximately 33% of such amounts. For the year ended December 31, 1993 and the nine months ended September 30, 1998, the Company's earnings before fixed charges were insufficient to cover its fixed charges by $3.4 million and $49.6 million, respectively. The nine months ended September 30, 1998 includes a restructuring charge of $68.7 million. Excluding restructuring charges, the ratio of earnings to fixed charges would have been 3.95x for the nine months ended September 30, 1998.

(6) Working capital is calculated as current assets minus net assets of discontinued operations minus current liabilities.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     Subject to the terms and conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used in this Prospectus, the term "Expiration
Date" means 5:00 p.m., New York City time, on             , 1999; provided,
however, that if the Company, in its sole discretion, has extended the period of time during which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Company extends the Exchange Offer.

     As of the date of this Prospectus, $150.0 million aggregate principal amount of the Old Notes are outstanding. This Prospectus and the Letter of
Transmittal are first being sent on or about                , 199  , to all
holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth below under "-- Certain Conditions to the Exchange Offer."

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders of Old Notes as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. The Company will return at no expense to the holder, any Old Notes not accepted for exchange as promptly as practicable after the expiration or termination of the Exchange Offer.

     Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

     If any of the events specified in "-- Certain Conditions to the Exchange Offer" should occur, the Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange. The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to holders of Old Notes as promptly as practicable. In the case of an extension, the Company will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     Following consummation of the Exchange Offer, the Company may, in its sole discretion, commence one or more additional exchange offers to those holders of Old Notes who did not exchange their Old Notes for New Notes on terms which may differ from those contained in the Registration Rights Agreement. The Company may use this Prospectus, as amended or supplemented from time to time, in connection with additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding Old Notes have been exchanged for New Notes.

PROCEDURES FOR TENDERING OLD NOTES

     When an Old Note holder tenders, and the Company accepts, the Old Notes, this will constitute a binding agreement between the Company and such holder subject to the terms and conditions set forth in this Prospectus and the accompanying Letter of Transmittal. Except as set forth below, to tender in the Exchange Offer, a holder must transmit to State Street Bank and Trust Company, the Exchange Agent, at the address set forth under "-- Exchange Agent" on or prior to the Expiration Date either:

     - a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, or

     - if the Old Notes are tendered pursuant to the book-entry procedures set forth below, the tendering Old Note holder may transmit an Agent's Message (as defined below) instead of the Letter of Transmittal.

     In addition, on or prior to the Expiration Date, either:

     - the Exchange Agent must receive the certificates for the Old Notes along with the Letter of Transmittal; or

     - the Exchange Agent must receive a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes into the Exchange Agent's account at The Depository Trust Company ("DTC") according to the procedure for book-entry transfer described below, along with a Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal; or

     - the holder must comply with the guaranteed delivery procedures described below.

     The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the tendering holder that such holder has received and agrees to be bound by the Letter of Transmittal and the Company may enforce the Letter of Transmittal against such holder.

     The method of delivery of Old Notes, Letters of Transmittal or Agent's Messages and all other required documents is at the election and risk of the holders. If such delivery is by mail, the Company recommends registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Do not send Letters of Transmittal, Agent's Messages or Old Notes to the Company.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered either by a registered holder of Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or for the account of an Eligible Institution. An "Eligible Institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States. If signatures on a Letter of Transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an Eligible Institution. If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by, the registered holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion. The Company's determination will be final and binding. The Company reserves the absolute right to reject any and all tenders of Old Notes improperly tendered or to not accept any Old Notes which acceptance might, in its judgment or that of its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The Company's interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If a person or persons other than the registered holder or holders of Old Notes signs the Letter of Transmittal, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the Letter of Transmittal or any Old Notes or powers of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to the Company of such persons' authority to so act unless the Company waives this requirement.

     By tendering, each holder represents to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. In the case of a holder that is not a broker-dealer, each such holder, by tendering, also represents to the Company that such holder is not engaged in, or intends to engage in, a distribution of the New Notes. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder or any such other person could not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See " -- Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each Old Note accepted for exchange, the Old Note holder will receive a New Note having a principal amount of maturity equal to that of the surrendered Old Note. Interest on the New Notes will accrue from December 21, 1998, the original issue date of the Old Notes. If the Exchange Offer is not consummated by June 21, 1999, the interest rate on the Old Notes from and including such date until but excluding the date of consummation of the Exchange Offer will increase by 0.5%. Payments of such interest, if any, on Old Notes in exchange for which New Notes were issued will be made to the persons who, at the close of business on June 1 or December 1 immediately preceding the interest payment date, are registered holders of such Old Notes if such record date occurs prior to such exchange, or are registered holders of the New Notes if such record date occurs on or after the date of such exchange, even if Notes are cancelled after the record date and on or before the interest payment date.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after the Exchange Agent timely receives either certificates for such Old Notes or a Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at DTC, a properly completed and duly executed Letter of Transmittal and all other required documents or, in the case of a Book-Entry Confirmation, an Agent's Message. If for any reason set forth in the terms and conditions of the Exchange Offer the Company does not accept any tendered Old Notes or if Old Notes are submitted for a greater principal amount than the holder desired to exchange, the Company will return such unaccepted or non-exchanged Old Notes without expense to the tendering holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below, such unaccepted or non-exchanged Old Notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of such Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under " -- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     - the tender is made through an Eligible Institution;

     - prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     - the Exchange Agent receives the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of Old Notes at any time prior to the Expiration Date.

     For a withdrawal to be effective, you must send a written notice of withdrawal to the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company. The Company's determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes. The Company may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, the Exchange Offer is determined by the Company, in its sole and absolute discretion, to violate applicable law or any applicable interpretation of the staff of the SEC.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

     Delivery to: State Street Bank and Trust Company, Exchange Agent

By Hand/Overnight Delivery:                   By Registered or Certified Mail:
State Street Bank and Trust                   State Street Bank and Trust
Company                                       Company
Corporate Trust Department                    Corporate Trust Department
Two International Place, 4th Floor            P.O. Box 778
Boston, Massachusetts 02110                   Boston, Massachusetts 02102-0078
Attn: Kellie Mullen                           Attn: Kellie Mullen


                          By Facsimile: (617) 664-5290
                      Confirm by Telephone: (617) 664-5587

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

     The Company will pay the estimated cash expenses to be incurred in connection with the Exchange Offer, which are estimated in the aggregate to be
$          .

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes -- Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New

Notes. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and the Company cannot guarantee that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. The Company currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following analysis should be read in conjunction with the consolidated financial statements of the Company and the notes thereto and the other financial data appearing elsewhere in this Prospectus. The discussion and analysis (i) for the quarter ended September 30, 1998 is extracted from the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 and (ii) for the fiscal year ended December 31, 1997 is extracted from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and in each case does not give effect to subsequent events.

RESULTS OF OPERATIONS

     THREE MONTHS ENDED AND YEAR TO DATE SEPTEMBER 30, 1998 COMPARED TO THREE MONTHS ENDED AND YEAR TO DATE SEPTEMBER 30, 1997

     Primark reported net income of $21.9 million ($0.96 per share assuming dilution) and 151.8 million ($5.99 per share) for the three and nine months ended September 30, 1998, respectively. Net income for the three and nine months ended September 30, 1997 was $7.6 million ($0.28 per share assuming dilution) and $10.8 million ($0.41 per share). In accordance with SFAS No. 128, per share calculations for the nine months ended September 30, 1998 and 1997 exclude the impact of dilutive securities due to the loss from continuing operations resulting from restructuring charges.

     The five significant events which have affected net income for the year have been the sale of TIMCO, the commercial impact of global economic and financial market uncertainty, the sale of TASC, the recapitalization of the Company using the proceeds from the sale of TASC, and the restructuring of the Company. The sale of TIMCO and the commercial impact of recent financial market uncertainty were third quarter events. The TIMCO sale was finalized on September 22, 1998 for $70 million resulting in an after tax gain of $14.2 million which has been recorded to discontinued operations.

     The beginning of the third quarter was somewhat stronger than the end, due to the sharp drop in the financial markets in late August and the subsequent volatility and uncertainty. Many of the Company's customers had large trading losses and/or had made loans that became uncollectable and had to be written off. These unfavorable circumstances have caused customers to announce layoffs and cost controls to compensate for their lower earnings. As a result, the Company's sales of new products, new subscriptions and one-time items to the financial industry have softened and we expect this to continue through year-end. Unfortunately, this slowdown occurs at the very time the Company is experiencing higher expenses for new product development, rollout and support, particularly Global Access Piranha, the Primark Information Optimizer and the Primark/Dow Jones Equities Service. The uncertainty in financial markets has affected more market segments than just the financial industry itself. Accounting firms, law firms and consultants are big users of Primark's products, especially material supplied by Disclosure. With fewer IPOs, secondary offerings and high-yield debt issues, their business with the financial industry is down, resulting in Primark doing less business with these specialized segments.

     The September 30, 1998 net income year to date results reflects TASC as part of discontinued operations. TASC was sold in the second quarter for $432 million in cash plus an estimated equity adjustment of $11.5 million. The equity adjustment is based upon changes in TASC's consolidated equity account, less certain inter-company transactions, from September 30, 1997 through the date of the closing. On July 27, 1998, Litton sent notification that it was contesting specific components of the equity adjustment totaling $4.2 million. Both Litton and the Company are in the process of establishing the protocol to resolve all disputed amounts.

     The proceeds from the sale of TASC were used by the Company to repay $220 million of commercial bank debt and $112 million of senior notes in the second quarter. The related unamortized deferred bank cost together with the call premium on the senior notes was written off as an extraordinary loss totaling $5.1 million, net of tax. Net income for the nine months ended September 30, 1997 includes the effect of a $2.0 million (after tax) extraordinary loss ($0.07 per share) for the write off of debt issue costs associated with prior debt that was successfully refinanced. The Company instituted a corporate restructuring plan to reflect the sale of TASC and position the Primark product lines in a more integrated fashion to address market needs and opportunities. The restructuring plan, including the extraordinary loss mentioned previously, resulted in a $77.4 million charge to operating income in the second quarter, and lowered net income $59.8 million.

     The Company had income from continuing operations of $5.9 million ($0.26 per share on a dilutive basis) for the three months ended September 30, 1998 compared to $3.4 million ($0.12 per share on a dilutive basis) for the same period last year. When restructuring items are not included, for the nine months ended September 30, 1998 the Company had $16.3 million of income from continuing operations ($0.62 per share on a pro forma dilutive basis) compared to $5.9 million earned last year ($0.21 per share on a pro forma dilutive basis). Including restructuring charges, the loss from continuing operations was $38.4 million ($1.52 per share, basic and diluted) and $0.3 million ($0.01 per share, basic and diluted) for the nine months ended September 30, 1998 and 1997, respectively.

     Continuing Operations

     The most important decision made by management in 1998 was to sell unrelated businesses and to create more value from its information service business by reorganizing the Company into three operating divisions. These three divisions are the Primark Financial Information Division, the Primark Financial Analytics Division, and the Primark Decision Information Division, plus the supporting Primark Data Company. Primark can serve its customers better while improving margins through this new structure.

     The Primark Financial Information Division consists of the businesses of Datastream/ICV, including Primark Investment Management Services, Disclosure, and Worldscope. This Division accounts for approximately 70% of Primark's consolidated revenues and is focused on developing "enterprise wide" products and services for major financial institutions on a global basis. It also has responsibility for all real-time and transactional products, investment accounting, and the reference and consumer markets. This division grew revenues 6.5% and 4.8% for the three and nine months ended September 30, 1998, respectively. The Primark Financial Information Division has experienced double-digit percentage revenue growth on a year to date basis across all product groups with the exception of Disclosure's traditional paper document and CD-ROM business. While currency had little impact on the three months ended September 30, there were adverse currency effects on year to date operating income, primarily for the Datastream/ICV product lines. Offsetting the negative impact of currency movements was a gain on currency transactions of $1.0 million for the nine months ended September 30, 1998. Datastream/ICV's real time and transactional products, lead by Topic 3, are the leading providers of on-line equity trading products in the UK with a market share of approximately 69%. The Topic 3 product line has grown 24.5% and 29.4% for the quarter and year to date, respectively, exclusive of the effect of currency. The Disclosure product lines have exhibited growth in the electronic product revenues of 25.4% and 23.6% for the three and nine month periods, respectively. This increase, however, was more than offset by decreases in Disclosure's traditional paper document and CD-ROM business where revenue of $11.6 million were down by 17.3% and 18.7% for the three and nine months ended September 30, 1998, respectively. Management believes that new products to be released in the latter part of 1998 through the first half of 1999, together with Disclosure's legacy paper document and CD-ROM business stabilizing, should result in improved growth and profitability prospects for this Division.

     The Primark Financial Analytics Division accounts for approximately 18% of Primark's consolidated revenues and includes the businesses of I/B/E/S, Baseline, and Vestek. This Division develops and markets a wide variety of analytical products, which combine databases, advanced software, analytical techniques, and forecasts for all phases of the investment process for money managers, fund sponsors, and other investors. This division grew revenues 23.1% and 27.0% for the three and nine months ended September 30, 1998, respectively. Revenues from the sale of I/B/E/S data and analytical solutions increased 16.7% and 24.1%, Baseline product increased revenues 41.5% and 36.6% and Vestek's revenues increased 10.6% and 15.6% for the three and nine months ended September 30, 1998, respectively.

     The Primark Decision Information Division accounts for approximately 12% of Primark's consolidated revenues and acquires, develops and operates information content businesses that are primarily focused in areas other than the financial marketplace. However, it also provides products and services for decision support to financial customers as well. This division contains the businesses of WEFA and the Yankee Group.

This division has grown revenues 9.4% and 13.6% for the three and nine-month periods ended September 30, 1998.

     Restructuring Charges

     Effective June 1, 1998, the Company was reorganized to strategically focus solely on its information services businesses. In connection with this reorganization, the Company recorded a pre-tax charge of $77.4 million, of which $8.7 million is recorded as an extraordinary loss on early extinguishment of debt and the remaining $68.7 million is recorded within operating expenses for direct and other reorganization related costs. The associated tax benefit of the extraordinary item and the other restructuring charges is $3.6 million and $14.0 million, respectively.

     The effect of the $68.7 million charge was to reduce 1998 year to date earnings per share on a pro forma dilutive basis by $2.07. The restructuring charge was the result of a decision to implement a new organizational structure designed to better serve the Company's customers, more quickly capitalize on evolving market opportunities and improve margins. The restructuring charge in 1998 includes: (i) $25.0 million of previously capitalized software related to the planned integration of several product offerings on common software platforms, (ii) $1.5 million of data that has been determined to be duplicative and will not be used as a result of the software platform integration previously discussed, (iii) write-off of $23.9 million of goodwill associated with software and data written-off which was established as part of purchase accounting, (iv) write-off of $7.2 million of goodwill related to DAFSA, and (v) write-off of $3.1 million of a trademark no longer used in the restructured organization. An additional $8.0 million of the restructuring charge relates primarily to the integration of domestic and international sales offices and efficiencies gained from technological advancements that will result in the phased reduction of approximately 61 employees.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

     Primark reported net income of $19.7 million ($0.71 per share) for the twelve months ended December 31, 1997 compared to $36.8 million ($1.38 per share) in 1996 and $16.9 million ($0.82 per share) in 1995. Net income for 1997 and 1995 includes an after tax extraordinary loss of $2.0 million ($0.07 per share) and $0.5 million ($0.03 per share) for the write off of debt issue costs associated with bank debt which was successfully refinanced.

     Primark reported income from continuing operations of $7.0 million ($0.25 per share) for the year ended December 31, 1997, compared to $12.5 million ($0.46 per share) and $5.4 million ($0.19 per share) in 1996 and 1995, respectively. The 1997 income from continuing operations includes restructuring charges of $6.2 million ($0.22 per share), net of tax, taken at DAFSA and Disclosure during the first half of 1997. Excluding the restructuring charges, 1997 income from continuing operations increased 5.4% to $13.2 million ($0.47 per share). The Company's decision to discontinue the operations of TASC and TIMCO in 1997, as well as PSLC in 1996, affected income from continuing operations for all periods.

     During 1996 and 1997, management pursued a strategy of focusing the Company's operations on its information services businesses. In connection with that strategy, the Company discontinued three operating segments as discussed below and acquired several businesses in the information industry. The Company is in the preliminary stages of investigating further organizational changes to address the best way to manage the remaining information services segment. This investigation includes, among other things, the examination of all tangible and intangible assets of the Company for possible adjustment.

     On December 8, 1997, the Company entered into an agreement for the sale of TASC for $432 million in cash. The Company estimates the sale will generate a net gain of approximately $179.9 million. On March 30, 1998 the shareholders of Primark approved the sale. Consequently, the operating results and net assets of TASC have been reclassified from continuing operations and recorded as a discontinued operation for all periods presented. As an essential part of the transaction, TASC and Primark entered into an information technology services agreement. Under this agreement, TASC will continue to provide Primark information technology research and development, planning, and technical assistance for a three year period. TASC will also continue to manage the Primark Telecommunications Network and supply professional information technology services to the business units of Primark and their customers. TASC generated net income of $15.0, $13.0 and $9.7 million, for the twelve months ended December 31, 1997, 1996 and 1995, respectively.

     In June of 1997, the Company adopted a formal plan to dispose of its transportation business, TIMCO. Accordingly, the operating results and net assets of TIMCO have been reclassified from continuing operations and recorded as a discontinued operation for all periods presented. During the three years ended 1997, 1996 and 1995, TIMCO generated net losses of $0.3 million, and net income of $2.4 million and $2.7 million, respectively.

     In September of 1996, the Company sold its financial services segment, PSLC, which resulted in a $8.4 million gain, net of tax. Discontinued operations for the twelve months ended December 31, 1996 and 1995 included net income of $0.8 and $1.0 million.

     Acquisitions during the first quarter of 1997 and last half of 1996, together with the Company's stock repurchase program, resulted in the Company increasing its level of funded debt. As a result, interest costs from continuing operations increased $3.5 million and $4.1 million during 1997 and 1996. The Company allocated interest costs to each of the discontinued operations based upon their ratios of net assets proportional to total net assets. After the allocation of interest cost to discontinued operations, the Company reported interest expense of $16.0 million, $12.5 million and $8.4 million for the years ended 1997, 1996 and 1995, respectively.

     During 1997, the Company's effective tax rate increased due to the non-deductibility of goodwill created by certain of its recent acquisitions and because no tax benefits have been recorded for the $8.6 million of net losses incurred at DAFSA for the year. In 1996, the Company's effective tax rate received a favorable impact from settling seven years of open tax returns.

     The Company has a formal plan and task force assigned to make all of its financial systems, product offerings and related databases year 2000 compliant. In 1997 the Company spent $1.5 million of resources on this endeavor and anticipates that it will be required to spend an additional $2.7 million and $2.6 million in 1998 and 1999, respectively, to be year 2000 compliant. The majority of the remaining year 2000 work will be performed at Datastream/ICV.

     Summary of Operating Results

     For the year ended December 31, 1997, revenues increased 43.6% and 115.3% over the same periods in 1996 and 1995. The increase is primarily due to the effect of the acquisitions of Baseline and WEFA during the first quarter of 1997; ICV, the Yankee Group, DAFSA and a controlling interest in Worldscope during 1996; and Disclosure and I/B/E/S in 1995. On a pro forma basis to include the effect of acquisitions, the Company grew 1997 revenues and operating income 6.7% and 17.6%, respectively, over the same period in 1996. These pro forma growth rates include adverse currency movements and restructuring charges, a resized DAFSA and Disclosure's paper based product fall-off.

     DAFSA had the single most significant negative impact on operating income during 1997. During 1997, DAFSA generated revenue of $5.5 million but incurred operating losses of $8.4 million, which included a $5.0 million restructuring charge. The restructuring program was implemented in the second quarter of 1997 and, together with the introduction of technology and applications developed at Disclosure and WEFA, DAFSA was able to achieve near break-even results during the fourth quarter of 1997.

     Datastream/ICV

     During 1997, the Datastream/ICV operation grew revenues 8.8%. These businesses experienced most of the negative impacts of currency fluctuations. Excluding the effects of currency and exchange fees, the Datastream/ICV operation grew revenues approximately 13.1% for the year. Exclusive of currency effects, ICV's Topic3 product line grew 19.2% for the year but overall revenues were offset by declining exchange fee revenues. ICV's overall margins increased due to shifts in product mix, primarily the reduction of minimum margin exchange fee revenues. Excluding the effects of currency, Datastream grew revenues 12.7% for the year. Datastream's annual growth in revenues was led by increases in the UK of 9.4%, the Americas of 10.4%, Continental Europe of 17.3% and Asia of 15.1%. Including the effects of currency, the Pacific Basin accounted for $21.1 million of Datastream's annual revenues. The Company reduced investment in the Far East region in early 1997 and does not plan to risk any further capital until management believes the current period of adjustment comes to an end.

     Disclosure/Worldscope

     Disclosure and Worldscope generated revenues of $88.5 million for the year, a decrease of 3.0% compared to the same period in 1996. Overall growth in revenues was impacted by the 14.1% decrease in paper demand business. Disclosure's electronic products now represent approximately 40% of total revenues and continue to do very well with 29.9% growth in revenues for 1997. At the beginning of 1996, the electronic products represented less than 19.6% of Disclosure's total revenue.

     Financial Analytics

     The financial analytics group, comprised of I/B/E/S, Baseline, WEFA and Vestek, generated $90.6 million of revenues for the year. As a group, on a pro forma basis, these operations grew revenues 24.7% over 1996. The strong performance in the year was led by I/B/E/S, Baseline and Vestek, which had record growth in revenues of 42.9%, 32.8% and 18.3%, respectively.

     Yankee

     The Yankee Group was originally acquired, in part, to be the market research arm of the Company's applied technology segment, focusing on identifying current trends and future directions in communications and computer industries for commercial, industrial and consumer markets. With the disposition of TASC, management has folded Yankee in with information services. Yankee finished the year with pro forma revenue growth of 11.2%.

CAPITAL RESOURCES AND LIQUIDITY

     THREE MONTHS ENDED AND YEAR TO DATE SEPTEMBER 30, 1998 COMPARED TO THREE MONTHS ENDED AND YEAR TO DATE SEPTEMBER 30, 1997

     The Company's cash and cash equivalent balances increased $17.2 million during the nine months ended September 30, 1998 primarily as a result of operating activities contributing $52.3 million, investing activities providing $423.8 million and financing activities using $458.9 million. Most of the $52.3 million of operating cash flows is from net income from continuing operations plus the non cash charges taken for restructuring, the early extinguishment of debt and depreciation and amortization.

     Financing activities for the year used $458.9 million and were affected by the following three transactions: (a) use of the proceeds from the sale of TASC to pay down debt, (b) amounts borrowed under the Company's line of credit for shares repurchased under the "Dutch Auction" self tender offer and share repurchase program, and (c) common stock issuance pursuant the Company's option plans. The Company used the proceeds from the sale of TASC to (i) prepay all amounts outstanding on the Company's $112 million senior callable bonds, including a 4.375% premium aggregating $4.9 million together with the accrued interest thereon, (ii) prepay $220 million of the Company's outstanding term loan together with accrued interest thereon, and (iii) prepay $500,000 of the Company's other indebtedness. In conjunction with the sale of TASC, the Company replaced its outstanding $75 million credit facility with a $225 million revolving credit facility which expires in 2002. Interest on the borrowings under the new revolving credit facility is payable at rates ranging from 0.375% to 1.00% above the prevailing LIBOR rate of interest.

     On May 20, 1998, the Company announced a "Dutch Auction" self-tender offer, which expired on June 17, 1998. The Company purchased 4,540,000 shares at $34 per share under this arrangement. Total cost of these shares was $154.6 million, including legal and accounting fees. On July 3, 1998, the Company implemented an open market purchase program to buy up to 2,000,000 shares of its common stock from time to time, depending on market conditions. As of September 30, 1998, 1,518,500 shares had been repurchased at a total cost of $40.8 million. On October 2, 1998, the Company purchased an additional 50,000 shares at a total cost of $1,454,000. Year to date, the Company has purchased a total of 6,108,500 shares at a total cost of $196.6 million, representing approximately 22.5% of its total outstanding common stock. On November 10, 1998 the Company announced that the Board of Directors approved the expansion of the open market purchase program by an additional 2,000,000 shares, bringing the total potential buyback to 8,540,000 shares, or approximately 31% of the Company's total outstanding before the "Dutch Auction." The Company is using proceeds from the sale of TASC and TIMCO as well as its revolving credit facility to fund the common stock repurchases.

     On September 22, 1998 the Company completed the sale of TIMCO for $70 million. On April 1, 1998 the Company completed the sale of TASC and its affiliated weather information companies to Litton Industries for $432 million in cash. The Company has paid $43.0 million in taxes to date of the amount owed on both the TASC and TIMCO sales. Investing activities also included $14.5 million for capital expenditures and $12.6 million for software. Capital expenditures consisted primarily of computer equipment purchases while capitalized software relates primarily to software used to improve the delivery of the Company's products and services.

     Year 2000 Readiness Disclosure

     The statements in the following section include "Year 2000 readiness disclosure" within the meaning of the Year 2000 Information and Readiness Disclosure Act. The Year 2000 (Y2K) issue relates to a complex set of potential problems arising from the ways in which computer software and hardware handle dates. Many older systems use a two-digit date format that may create ambiguities in passing into the new century.

     The Company has a Y2K plan that it is actively pursuing to address the Company's Y2K issues. The Company began working on the Y2K problem in 1995, with the goal to provide continuous and reliable service to the Company's customers and a seamless transition to the new millennium. The Company's Y2K plan focuses on each of the Company's internal systems, products, and third parties with which the Company has a significant business relationship. In addition to the databases and software that the Company provides to its customers, the Company is reviewing, fixing, and testing all aspects of its internal operations -- from hardware systems, software, and desktop PC programs to physical security systems. This effort involves key data suppliers, hardware manufacturers, telecommunications companies, electric utilities, and more. The Company is also prepared to assist its users with Y2K issues relating to their internal systems that directly interface with the Company's systems. All Primark companies are working together to achieve compliance by sharing information, sharing resources and holding corporate-wide reviews. The Company believes that all material systems will be compliant by June of 1999.

     All organizations dealing with the Year 2000 must address the effect this issue will have on their significant business relationships including suppliers and customers. The Company is undertaking steps to work with third parties to understand their ability to continue providing services and products to support the Company's operations through the change to the Year 2000. If any significant Year 2000 problems are identified with third parties, contingency plans will be developed. For example, Primark products incorporate data derived from many different suppliers. A major component of the Y2K projects is reviewing each of the suppliers to ensure compliance on their part. Where there is any doubt that a supplier will not be taking reasonable actions to ensure compliance, the Company will seek alternatives within a suitable time frame.

     There are some older products that are not Y2K compliant that the Company will no longer support after 1999. All affected customers have been notified. All other Company products are Y2K compliant.

     The Company incurred $1.5 million related to the Y2K procedures in 1997 and expects to incur costs of $2.7 million and $2.6 million for the years ended December 31, 1998 and 1999, respectively. The Company expects to resolve every significant Y2K problem and have the solutions thoroughly tested by June 30, 1999.

     While the Company expects its Year 2000 efforts will be successful, if the modifications and replaced systems are not made compliant in a timely manner, it could result in a material adverse effect on the Company. Additionally, the Company's products and services, are dependent on technological components, equipment and software that were developed by third parties and that may not be Year 2000 compliant. Failure of such third party components, equipment or software to operate properly with regard to the Year 2000 could interrupt ongoing operations or require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business and operating results.

     The European Economic and Monetary Union

     Beginning January 1, 1999, member states of the Economic and Monetary Union
(EMU) may begin trading in either their local currencies or the euro, the official currency of the EMU. Parties are free to choose the unit they prefer in contractual relationship during the transitional period, beginning January 1999 and ending June 2002.

     The Company has focused on the opportunities presented by the euro in order to become recognized by the market as a leader in euro preparedness. Technologically, a major milestone was reached at the end of September when all of the Company's "customer-facing" software was euro ready and available for customers to carry out their internal testing. On the content front, the Company continues to enhance its euro preparedness through the rapid expansion of euro data and indices. For example, the Company recently added euro denominated index futures contracts, the HSBC Euroblock smaller companies index and certain indices from the European Commission. The Company is also producing its own data such as calculated synthetic benchmark bond yields for the Eurozone, synthetic exchange rates and short-term interest rate series.

     The Company has shared its euro expertise with its customers in 19 "euro forums" being held around the world. These have been extremely well attended. Additionally, the Company is being asked by many major buy- and sell-side organizations to provide consultancy on the correct treatment of historical data beginning January 4th next year.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

     Primark ended 1997 with $12.8 million in cash and cash equivalents compared to $25.3 in 1996 and $59.9 in 1995. During 1997, $86.1 million was used to purchase Baseline and WEFA, $56.2 million to repurchase and retire stock and $43.9 million to fund capital expenditures. Partially offsetting these uses were cash flows from operating activities which generated $58.0 million, the issuance of long-term debt that provided $97.2 million, net of debt issue costs, and the sale of the Weather Network which generated $3.5 million. During 1996, the Company acquired four separate businesses for $71.1 million in net cash, $8.3 million in seller notes, 2.2 million shares of common stock and $7.6 million of other consideration. Primark also increased capital expenditures $20.8 million over 1995.

     The 1996 cash expenditures were primarily funded from cash on the balance sheet, the sale of PSLC for $14.3 million and increased operating cash flows. During 1995, the Company issued $125.0 million of commercial bank debt and $106.5 million of common stock that provided funds partially used for the acquisition of Disclosure and I/B/E/S for $199.7 million in net cash.

     Operating cash flows decreased $7.7 million during 1997. The decrease reflects a decline in net income primarily attributable to the restructuring charges, decreases in deferred income, and tax refunds due. The tax refunds arose as the Company accepted stock from certain employees to pay taxes due on their option exercises in accordance with the Company's benefit policies. The Company received a compensation deduction associated with the option exercises, which should result in approximately $25 million of tax refunds to be received in 1998. The increase between 1995 and 1996 primarily represents additional cash flows from acquired companies offset by increased working capital requirements. All periods benefitted from improving growth in the base businesses.

     Cash flows from financing activities provided $74.7 million for the year, a $70.0 million increase over the same period in 1996. The increase is primarily the result of the $300.0 million bank refinancing arrangement on February 7, 1997 which provided an additional $100.0 million in long term debt. The new arrangement is comprised of a $75.0 million revolving credit facility and a $225.0 million term loan expiring in June 2004. The new financing replaced an outstanding $75.0 million revolving credit facility and a $125.0 million term loan. The Company incurred costs of $2.8 million in conjunction with the arrangement that will be amortized over the term of the debt. The additional borrowings increased Primark's debt to total capital ratio from 34.3% at December 31, 1996 to 44.0% at December 31, 1997. Partially offsetting this increase was $56.2 million used to repurchase the Company's common stock comprised of $26.6 million for a stock buy back program and $29.6 million associated with the Company's acceptance of stock from certain employees to pay withholding taxes on option exercises. These repurchased shares were retired during the year. At year end, the Company had $27.6 million outstanding on its revolving credit facility primarily as a result of withholding taxes due on stock options exercised in December. During 1996, the Company entered into several non cash financing transactions including the conversion of its $16.9 million redeemable preferred stock to 1.2 million shares of common stock and issuance of
2.2 million shares of common stock in connection with the acquisition of ICV. During 1995, the Company entered into a $200.0 million credit arrangement with several banks to support the Disclosure and I/B/E/S acquisition. The credit arrangement included a $75.0 million revolving credit facility and a $125.0 million term loan which were refinanced in 1997. In December of 1995, the Company sold 4.1 million shares of common stock for $107.8 million and used the net proceeds to repay loan balances and for other general corporate purposes.

     Investing activities, primarily for acquisitions, used $144.5 million of cash during 1997, compared to $106.0 million in 1996 and $226.7 million in 1995. The majority of 1997 investing uses were for the purchases of Baseline and WEFA, which used $41.2 million and $44.9 million, respectively. Capital expenditures and capitalized software amounted to $43.9 million during the year, an increase of $7.6 million over the same period in 1996. The majority of the expenditures were for computer equipment, leasehold improvements for new facilities at I/B/E/S and ICV, and capitalized software and data for upgrading and revising Disclosure's product line and production operation. Partially offsetting these uses were proceeds from the Company's sale of its investment in the Weather Network that provided $3.5 million of cash. During 1996, the Company acquired four separate operations with net cash consideration totaling $71.1 million. The sale of PSLC partially offset these uses, providing $14.3 million. During 1995, Primark purchased Disclosure and I/B/E/S for $199.7 million in net cash.

     In June of 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." The Company will adopt these statements during fiscal year 1998 and does not expect that the adoption of these statements will have a material impact on the consolidated financial statements.

     Changes in foreign exchange rates during 1997 negatively impacted the Company's revenues and operating income by approximately $3.2 million and $4.9 million, respectively. Management anticipates that the international component of its revenues and operating income will be approximately 50% and 55%, respectively during 1998. The Company will continue to manage foreign currency risk through its hedging program.

                               INDUSTRY OVERVIEW

     In 1997, in the U.S. alone the market size of the financial and economic information services industry was estimated to be approximately $7.4 billion and was projected to grow by 8.7% per annum through the year 2002. The broader business information marketplace, which encompasses legal, credit and related financial information, was estimated in 1997 to be approximately $35.0 billion in the United States alone.

     The Company believes the following factors are contributing to the growing demand for financial and economic information:

     - Investment and business decision-making has become increasingly more complex.

     - New types of financial securities are being introduced.

     - Cross-border investing is growing rapidly, driving the demand for information on markets around the world.

     - Corporations are increasingly competing in the global marketplace.

     - The availability of improved technology.

     - The Internet is allowing individual consumers to access information that was once confined to the institutional investor.

     These developments put a greater premium on accurate, timely and comprehensive information. To be effective, information needs to be organized, integrated, analyzed and displayed in an easy to understand and user-friendly manner.

     Among the more prominent and growing users of financial and economic information are:

     - Investment and Commercial Banks -- requiring information across a number of functional activities, including investment research, investment banking and credit and risk management.

     - Investment Firms -- requiring information in the context of asset allocation and security selection, portfolio construction and tracking, trading, valuation and reporting.

     - Corporations -- requiring information to analyze competitors, marketing and sales planning and risk exposure.

     - Professional Services Firms -- requiring information to analyze markets, industries and companies.

     - Individual Consumers -- requiring information to help in managing their personal investments and retirement funds.

                                    BUSINESS

     Primark is a leading global information service provider of comprehensive financial, economic and market research information to investment, legal, accounting, banking, corporate and government customers. The Company develops and markets "value-added" database and information products that cover established and emerging markets worldwide. The Company's proprietary analytical software applications provide for the analysis and presentation of financial, economic and market research information.

     The Company, which serves customers in the U.S., Europe and the Pacific Rim, compiles, analyzes, integrates, packages and distributes current and historical data, news and commentary on financial securities, companies, and markets worldwide. Primark owns and maintains large-scale databases, which are accessed through its on-line distribution systems and the Internet, as well as through third-party distributors. The Company's databases are authoritative sources of data and analytics to more than 5,000 organizations worldwide, including 75 of the top 100 banks, 82 of the top 100 investment managers, 28 of the top 50 insurance companies and 450 of the top 1,000 U.S. companies. The Company believes its customers value Primark's products because of their high quality data as well as Primark's understanding of niche markets, its ability to develop products to serve these markets and its superior customer service and support.

     The Company's business operations are integrated into three customer-focused divisions, with each division concentrating on specialized product sets, which address the needs of specific customer market groups. Primark's three operating divisions are:

     - Primark Financial Information Division ("PFID"). PFID develops "enterprise-wide" products and services for major financial institutions on a global basis. It also has responsibility for all transactional products, both historical and real-time, as well as products supporting large-scale investment accounting functions, the individual investor and the referential needs of very large financial market customers. This division also manages the corporate network, PrimarkNet, which serves as the major delivery channel to Primark customers on a global basis and across all three divisions. PFID's product offerings serve most of Primark's customer types and it is a major service provider to the "sell-side" portion of the financial markets.

     - Primark Financial Analytics Division ("PFAD"). PFAD concentrates on developing and marketing a wide variety of analytical products for money managers, fund sponsors and other investors. These products combine the Company's databases, advanced software, analytical techniques and forecasts for all phases of the investment process. PFAD's product offerings concentrate on customers in the "buy-side" portion of the financial markets.

     - Primark Decision Information Division ("PDID"). PDID acquires, develops and operates information content businesses that are primarily focused in areas other than the financial marketplace, and also provides products and services for decision support to financial customers.

     The Company has established the Primark Data Company ("PDC") to support the data needs of the Company's operating divisions. PDC is an essential ingredient in the overall Primark strategy because of the need for high quality information provided on an efficient basis. PDC is responsible for the aggregation, concordance and integration of Primark's equity pricing, indices, company account, ownership and economic data sets Company-wide. With major operations in the United States, the United Kingdom, Ireland and India, PDC provides global data knowledge and support to the Company's three divisions.

     Key factors in Primark's success are recognizable quality and international market acceptance of its branded products sold by the various business units within the divisions. Primark's business units, and related brands, by division include:

     PRIMARK FINANCIAL INFORMATION DIVISION

     - Datastream. Datastream, acquired in 1992, is one of the world's leading providers of global historical and fundamental real-time securities data and news covering more than 45,000 stocks from 59 countries, 97,000 corporate and government bonds from 32 countries and more than 1,800 major indices.

     - ICV. ICV, acquired in 1996, is a leading provider in the U.K. of on-line equity trading products with an approximately 69% market share in 1997 of on-line U.K. equities trading and was the number one rated vendor to U.K. brokers by the 1996, 1997 and 1998 Kimsey Surveys.

     - Primark Investment Management Services. PIMS is a leading provider of computer-based accounting and other investment fund services, including portfolio valuation and performance measurement services, to money managers in the U.K. and, to a lesser extent, in continental Europe.

     - Disclosure/Worldscope. Disclosure, acquired in 1995, and Worldscope, of which a 50% equity interest was acquired in 1995 and an additional 30% interest was acquired in 1996, are two of the leading providers of "as reported" and abstracted financial information with databases including more than five million SEC filings by more than 16,000 U.S. companies, dating back to 1968, as well as foreign company filings from more than 13,000 companies in 45 countries.

     PRIMARK FINANCIAL ANALYTICS DIVISION

     - I/B/E/S. I/B/E/S, acquired in 1995, is a leading provider of global earnings expectations, historical data on earnings surprises and research reports from more than 800 brokerage firms and 7,000 research analysts on more than 17,000 companies worldwide.

     - Baseline. Baseline, acquired in 1997, offers a leading stock and portfolio analysis and selection system designed specifically for institutional portfolio managers.

     - Vestek. Vestek, acquired in 1994, is an international provider of portfolio information, analytics and consulting support to investment professionals.

     PRIMARK DECISION INFORMATION DIVISION

     - WEFA. WEFA, acquired in 1997, is an international provider of economic research, analysis and forecasts.

     - Primark Decision Economics. PDE, an unconsolidated company started in 1996 in which Primark has an equity interest of 20%, disseminates timely, value-added economic forecasts, analyses and commentaries covering the world's major economies and markets.

     - The Yankee Group. Yankee Group, acquired in 1996, is an international market research and consulting firm focusing on the communications and computing industries, which in 1997 was rated number one in credibility by Information Week magazine.

     Primark had net operating revenues of $397.9 million and $321.8 million for the twelve months ended December 31, 1997 and the nine months ended September 30, 1998, respectively. The Company's principal sources of revenue are from customer subscriptions, royalty revenues from third party distributors and fees for consulting services. The Company has a high customer retention rate, which for 1997 averaged approximately 85%. More than 80% of the Company's revenues are derived from subscription or royalty contracts, and a majority of these contracts are paid in advance either quarterly or annually. For the nine months ended September 30, 1998, approximately 82% of Primark's revenues were from subscriptions, 4% from royalties and 14% from other sources. Primark had EBITDA before restructuring charges of approximately $89.0 million for the year ended December 31, 1997 and approximately $71.7 million for the nine months ended September 30, 1998. For a description of EBITDA, see "-- Summary Consolidated Financial Data." Over the past four years ended December 31, 1997, Primark's revenues and EBITDA before restructuring charges have grown at compounded annual growth rates of 41.7% and 38.8%, respectively.

BUSINESS AND OPERATING STRATEGY

     Primark's business and operating strategy is designed to generate strong revenue growth and increased profitability by selling existing products, by integrating key products and operations, by launching and acquiring new products and by developing ancillary revenue streams through capitalizing on its international brands and comprehensive, high quality data. The key elements of this strategy include:

     Expanding Customer Relationships and Cross-Selling. Primark believes that its customers have an increasing need for financial and economic information from a select group of integrated providers of such information. By cross-selling its variety of well-known brands, Primark believes that it is well positioned to serve this need. In addition to cross-selling, the Company believes that it will be able to expand relationships with existing customers by using its core products and services as platforms for launching new integrated database and analytic products drawn from multiple sources within the Company. Management also intends to further integrate its databases with its software products to encourage service expansion. Due to the low incremental cost of providing additional products and services to existing customers, the Company expects these measures to result in increased revenues and improved profit margins.

     Introducing New Products, Databases and Service Enhancements. The Company believes it can further leverage its existing customer base, databases and technology to introduce new products and services. For example, Primark recently introduced I/B/E/S Active Express, an on-line platform for delivery of I/B/E/S information as well as other databases; Piranha, a product enabling customers to manipulate and integrate data from multiple databases on the customer's desktop; and World Market Monitor, a daily, weekly, monthly or bi-annual economic report tailored to the needs of individual customers. The Company believes its ability to add new products will continue to provide it with a competitive advantage.

     Leveraging Introduction of the Euro. In 1997, more than 45% of Primark's revenues were derived from European customers and the Company believes it is well positioned to take advantage of the introduction of the euro on January 1, 1999. The introduction of the euro is expected to lead to new European securities, increased cross-border investing and the liberalization of the European pension and retirement savings industry. The Company anticipates that all of these trends may also dramatically increase the demand for its products and services from its existing customers as well as new customers. Primark currently possesses a leading position in U.K. equities trading and provides one of the most comprehensive databases of European company filings available electronically. Management intends to capitalize on these trends by introducing new databases capturing European trading and company data, as well as software products and news services to serve the information needs of customers worldwide.

     Capitalizing On, and Improving Distribution Through, New Channels and New Partnerships. Primark currently relies on a variety of distribution channels including proprietary software, on-line and satellite feed delivery, as well as third party distributors, paper-based services, CD-ROM and the Internet to distribute its products. The Company believes it can further capitalize on these distribution channels to introduce new products and services to both existing and new customers. Primark currently has contracts with America Online, E-Trade, Microsoft Investor, Quicken and Quote.Com, among others, to provide database products to on-line customers and will seek to further expand these relationships.

     Leveraging Technology. Primark will continue to use advanced information technology to increase the efficiency, speed and flexibility of its data gathering, database construction and customer delivery efforts. For example, Primark plans to integrate its database platforms in order to optimize its product capabilities. The Company has begun to use new technology that it believes will facilitate the integration of multiple databases maintained in diverse computer systems for use by its analytics packages. This will allow the Company to leverage existing brands and databases to provide new products to new and existing customers. Through the use of advanced information technology, Primark has transformed Disclosure from a primarily paper-based business to one that now derives 42% of its revenues from electronic delivery. Also, the Company expects to continue to use new technology to leverage its brand name products and believes these efforts will increase revenues and improve margins.

     Providing Superior Customer Service. Providing superior customer support and service is a key aspect of Primark's business philosophy and has contributed to a high customer retention rate, which for 1997 averaged approximately 85%. Primark's sales and marketing staff, as well as its technical experts and consultants, work closely with clients, often on-site, to maximize the value of Primark products and services and to develop custom applications tailored to clients' information and software needs. Primark believes its superior customer service and support will continue to provide it with increased opportunities for additional product and service revenues.

     Capitalizing on Integration of Operating Units. Primark has grown primarily through acquisitions over the last six years. In order to capitalize on the advantages expected to result from the integration of these acquired businesses, on June 30, 1998 the Company reorganized its twelve operating units into three divisions, which focus on common customer groups. The Company believes that the restructuring will enable it to accelerate the realization of synergies in its marketing, sales and administrative operations, eliminate redundant production and delivery platforms, provide broader access to the Company's customer base and deliver current and new product offerings faster and more efficiently. The restructuring resulted in approximately $68.7 million of restructuring charges for the period ended June 30, 1998, of which approximately $60.7 million were non-cash charges.

BUSINESS AND PRODUCTS

     OVERVIEW

     While Primark supplies information to investment and commercial banks, investment firms, corporations, government organizations, professional service firms and individual consumers, it is particularly focused on the needs of the international investment community. The organizations in the financial community generally can be divided into two groups, although there are hybrids and exceptions. One group consists of "buy-side" firms, which invest individual consumer assets or institutional pension funds. The second group is the "sell-side" firms, which perform investment research, brokerage and trading functions, often combined with corporate finance services.

     Within the "buy-side," investment managers can be classified according to their particular style of investing -- large cap, small cap, emerging markets, value, growth, indices, etc. While the actual method by which they make investment decisions may vary according to their investment style, the overall investment process is essentially similar across all firms. It can be broken down into five major categories.

Asset          Security     Portfolio        Security    Fund
Deployment &   Research &   Construction &   Trading &   Accounting
Criteria       and          and Tracking
               Selection
& denotes arrow pointing right

     Primark is involved in all aspects of the investment decision-making process. PFAD focuses extensively on the "buy-side" sector; however, depending on the functional activity, Primark may also have either of its other operating divisions supply information and analytical services to that function. For example:

          ASSET DEPLOYMENT CRITERIA. The allocation of resources across different asset categories -- equity versus fixed income, international versus domestic, industry selection. The Company's operations that serve these activities are through Vestek and I/B/E/S products (PFAD) and through WEFA and PDE products (PDID).

          SECURITY RESEARCH AND SELECTION. The evaluation of individual investment securities. Depending on the investment approach used -- technical, fundamental or quantitative -- the information needs will be different, as will the analytical tools. The Company's operations that serve these activities are through Datastream, Disclosure and ICV products (PFID) and through Baseline, I/B/E/S and Vestek products (PFAD).

          PORTFOLIO CONSTRUCTION AND TRACKING. The process of creating a portfolio of individually selected securities that collectively possesses the appropriate risk and return characteristics. The Company's subsidiaries that serve these activities are through PFAD with the Vestek and Baseline products.

          SECURITY TRADING. The actual buying and selling of individual securities. Timing, costs and other technical factors play important roles in the efficient execution of a funding strategy. PFID's ICV products serve these activities.

          FUND ACCOUNTING. The accounting for the investment management process on an intra-day, daily, weekly, monthly and annual basis. This includes accounting for portfolio valuation, transactions, tax, regulatory and client reports and performance measurement. The Company's operations that serve these activities are the Datastream and PIMS products through PFID and the Vestek product through PFAD.

     The "sell-side" firms are involved in many aspects of the investment cycle, and each of these aspects is generating stronger demand for more and better financial and economic information. All of Primark's divisions offer products essential to these firms, with PFID representing the largest share of those offerings. Some of the functions performed by the sell-side include:

          BROKERAGE. This involves the generation and fulfillment of buy and sell orders for specific securities from money managers, trust departments, insurance companies and individuals. Information from PFID through Datastream and Disclosure as well as I/B/E/S and WEFA information through PFAD and PDID, respectively, are useful in this process, along with corporate news and securities price quotes.

          RESEARCH. Analysts study corporate securities and other investment instruments to estimate the likely returns from these investments and arrive at buy and sell recommendations. PFID's Datastream, Disclosure and Worldscope together with I/B/E/S and WEFA (PFAD and PDID, respectively) provide useful data and tools to the investment research analyst, as well as distribution systems for the results of their work.

          TRADING. The actual process of identifying buyers and sellers of securities and executing orders, whether for customers or the firm's own account, make up the bulk of activities in trading. Such orders are usually accomplished through exchanges for most equities, options and futures, while bonds and foreign exchange are more often traded directly or through other brokers. PFID's ICV products directly supports the trading process in London with quotes and news. However, traders have become interested in value-added data as trading strategies become more sophisticated so Datastream and Disclosure combined with PFAD's I/B/E/S, and PDID's WEFA and PDE to provide information to this segment.

          CORPORATE FINANCE. The traditional investment banking functions involving the underwriting of securities, determining capital structure and merger and acquisition activity are very information intensive. All three divisions through the products of Datastream, Disclosure, Worldscope, I/B/E/S and WEFA provide extensive support to investment bankers.

     In addition to the financial community, the Company's customers include corporations and governmental organizations.

          CORPORATIONS. To aid in the increasing competition in the global marketplace, corporations require greater financial and economic information on countries, markets and competitors. The Company's operations that serve those needs are PFID's Disclosure, PFAD's I/B/E/S and PDID's WEFA, PDE and Yankee Group products.

          GOVERNMENTAL ORGANIZATIONS. As issues related to commerce, trade and international finance gain prominence in governmental decision making, along with fiscal and monetary policy, governmental organizations require greater amounts of financial and economic data. The Company's operations that serve these needs are PFID's Disclosure, PFAD's I/B/E/S and PDID's WEFA, PDE and Yankee Group products.

     The decision to organize Primark under the current divisional structure was made in June of 1998 and is an important step in fully integrating operational functions within Primark to rationalize an efficient approach to customer needs and allow for further market penetration with existing and new product offerings.

     PRIMARK FINANCIAL INFORMATION DIVISION

     The Primark Financial Information Division recorded $292.8 million of revenues for the 1997 fiscal year. This represented 74% of Primark's total revenues. PFID generated $195.9 million of revenues outside of North America with $112.7 million of those revenues coming from Datastream products, $47.8 million from ICV and $22.9 million from PIMS. The $96.9 million generated in North America represented $71.2 million from Disclosure, $8.8 million from Worldscope and $14.1 million from Datastream sales.

     Datastream. Datastream provides global historical economic and financial information to customers worldwide and, together with PIMS products, is a leading provider of computer-based accounting and other investment fund services in the United Kingdom.

     The core of Datastream's products is its centralized data system which maintains a series of linked databases of extensive international economic and financial data collected from wire services, official publications of national agencies, stock, options and futures exchanges, other information vendors, brokers, dealers, banks and issuers. Customers have online access to Datastream's databases through personal computers, networks or workstations. Datastream's products and services enable customers to perform extensive investment research and analysis, investment administration and portfolio valuations on securities in all major markets, and to produce graphics, statistics, time series analysis and perform other analytical functions. Datastream's products and services fall into two principal categories -- investment research and fund management services.

     Investment research services accounted for approximately 85% of Datastream's total revenues for each of the fiscal years ended December 31, 1997, 1996 and November 30, 1995, respectively. These services consist of a set of software programs to manipulate, analyze and present financial and economic information obtained from Datastream's databases. The software is designed to facilitate the customers' access to data from any of Datastream's databases and to manipulate this data through a variety of pre-programmed and user-defined ways to produce graphs, tables and reports and to perform analyses.

     Fund management services accounted for approximately 15% of Datastream's total revenues for each of the fiscal years ended December 31, 1997, 1996 and November 30, 1995, respectively. Fund management services, available through PIMS, provide investment accounting, portfolio valuation and performance measurement activities.

     A critical component of Datastream's business is the data itself. Datastream's principal supply requirements are for raw financial data, which are acquired from numerous data suppliers worldwide and developed internally. Once acquired, the data sets are edited and stored in Datastream's databases for access and manipulation through Datastream's applications and value-added software programs. Data suppliers generally retain ownership of the raw data, but allow Datastream and its customers the use of such data. Datastream places great importance on the quality of its data and has developed a program to continuously review its data sources to ensure quality, control and continuity. Wherever possible, Datastream develops multiple sources of data to provide backup and cross checking.

     Data relating to equities include pricing information for earnings and dividends on approximately 45,000 stocks from 59 countries, including all major markets and many emerging markets. This data includes historical earnings and dividend data, as well as forecast data supplied by market specialists. Data relating to bonds include maturity and yield on approximately 97,000 corporate and government bonds from 32 countries, all Eurobonds and related indices. Data relating to futures and options includes current prices, previously traded prices, trading volume and intra-day high and low values from the international options and futures exchanges, including LIFFE (London), MONEP and MATIF (Paris), SOFFEX (Switzerland), EOE (Amsterdam), DTB (Germany), Chicago and Philadelphia.

     Datastream has included databases from I/B/E/S, Disclosure, Worldscope and WEFA as an integral part of its investment research services. Consequently, it has helped these companies gain additional customers, as well as customers new to Datastream. Datastream has also installed the full Disclosure index on its online system and offers index searches and electronic ordering of hard copy documents to Datastream users. Vestek is also developing investment management software products that have been marketed and supported by Datastream's European sales and service personnel. This responsibility for the European sales and service of Vestek products has now been shifted to I/B/E/S's European operations as part of the initiatives to integrate operations within PFAD.

     ICV. ICV provides real-time on-line prices, news and research on the U.K. equities market as well as systems for order entry and trade reporting. The Company's software combines real-time prices with news and other data in a unique format which the Company believes has become the standard presentation for U.K. equity data. ICV has incorporated Datastream's historical information as an add on to its major product, TOPIC, and is continuing to integrate both Primark company fundamental data and third party data into its major products.

     The core of ICV products is its central systems that take real-time data from several exchanges and combine the prices with news. The information is then broadcast to a customer base of nearly 9,000 terminals using the datacast bandwidth on terrestrial television, leased telecommunication circuits or via satellite. The data is broadcast to customers' systems, provided by ICV, where the signal is decoded, stored on a local database and presented on user screens utilizing software designed and maintained by ICV. Timeliness and reliability are important aspects of ICV's service. ICV's central systems are designed to provide state-of-the-art timeliness by handling incoming data within a few milliseconds through a program code that resides in memory. Reliability is provided through several back-up sites. The Company's investment in trading systems has allowed for the set up of a U.K.-wide interactive network which can be used to link customers' offices and provide a future conduit to any new data sources ICV may acquire or develop in the future. ICV's two principal products are TOPIC and MARKET-EYE.

     TOPIC services accounted for 53%, 47% and 45% of ICV's total revenue for the fiscal years ended December 31, 1997, 1996 and 1995, respectively. TOPIC services provide real-time data on prices and comparative quotes from market makers combined with historical data and broker research. During 1997, the London Stock Exchange moved to an electronic order driven market. In connection with this change, ICV was able to meet its customers' requirements for an interactive trade execution and reporting system through its TOPIC product. The TOPIC services are used by traders and fund managers, stockbrokers, U.K. clearing banks and major publicly traded corporations.

     MARKET-EYE services accounted for 12%, 11% and 11% of ICV's revenue for the fiscal years ended December 31, 1997, 1996 and 1995, respectively. MARKET-EYE is aimed predominantly at small brokers, financial planners and private investors and is accessible via the Internet. The data include prices and news and may be combined with analytical and charting packages supplied by third parties.

     Stock exchange fees accounted for 29%, 35% and 36% of ICV's revenue for the fiscal years ended December 31, 1997, 1996 and 1995, respectively. Exchange fees are revenues collected by ICV and remitted to the stock exchanges to permit customer use of exchange data feeds. Consequently, the exchange fee business is a low margin business.

     ICV has leveraged its existing technology through alliances with other information companies, providing access to new markets. During 1996, ICV entered a joint venture with Merrill Lynch to leverage its technology with Merrill Lynch's expertise in live trading systems. Also during 1996, Primark and ICV entered a joint venture with Dow Jones & Company, Inc. and its subsidiary Dow Jones Markets to develop an international equity trading information product by combining ICV's technology, Datastream and other Primark subsidiaries' historical databases, the global news capability of Dow Jones and the real time data capability of Dow Jones Markets. The product has been named the Primark/Dow Jones Equities Service ("PDJES").

     On May 29, 1998, Dow Jones & Company Inc. announced that it had closed the sale of its wholly owned subsidiary Dow Jones Markets to Bridge Information Systems, Inc. ("Bridge"). Although both Dow Jones & Company and Dow Jones Markets are separately contractually obligated to provide news and financial information for the PDJES product, the Company did not begin to sell the PDJES product as originally planned for mid-1998 in the U.K. and Ireland, as well as to global accounts. This suspension of sales occurred even though development work on the PDJES was finished and client testing completed with positive reactions. Since Bridge is both a competitor and also a supplier, the Company wanted to ascertain whether the change in the ownership of Dow Jones Markets would adversely affect the performance of the PDJES in any way before placing the PDJES in operational use at client sites. On September 9, 1998, Dow Jones Markets advised ICV that it would change the datafeed for the PDJES from the original "Marketfeed" supplied by Dow Jones Markets to a datafeed provided by Bridge. In the opinion of the Company, considerable cost and time would be required to reprogram the PDJES to use this new Bridge feed and the resulting product would have less functionality. The Company believes Dow Jones Markets is contractually obligated to supply Marketfeed for the ten-year life of the agreement with Dow Jones & Company, Inc. and Dow Jones Markets. However, the Company is seeking to renegotiate its arrangements with both Dow Jones and Dow Jones Markets to provide the Company with greater flexibility and control over the PDJES product, while preserving all its legal rights under the current contracts.

     Disclosure. Disclosure is a leading provider of "as reported" and abstracted financial information throughout the world, distributing information on more than 16,000 U.S. companies and 13,000 foreign companies, derived from a variety of government and third-party sources. Disclosure's proprietary content is provided on a subscription and per use basis through electronic media such as online services and compact laser discs, as well as through printed products. Disclosure's customers include investment and commercial banks, money managers, corporations, law, accounting and consulting firms, libraries and universities.

     Disclosure's financial information products and services are based upon a wide spectrum of SEC documents such as Forms 10-K and 10-Q, proxy statements, registration statements and material event reports, and increasingly non-SEC documents such as foreign company financial filings, news, economic data, pricing information and U.S. and foreign annual reports. The information included in Disclosure's products is obtained through contractual relationships with the SEC and major stock exchanges, from other Primark companies and through commercial acquisition of the information. Once acquired, Disclosure indexes, tags, abstracts and formats the information to allow for ease in navigation, searches and analysis.

     Primark considers Disclosure's electronic media business, comprised of Global Access, Worldscope, compact discs and revenues from third party distributors of its value-added database products, as representing Disclosure's next generation of product offerings. These products now represent approximately 40% of Disclosure's overall revenues, up from less than 20% in the beginning of 1996.

     Disclosure's image-based services are delivered through the Global Access and Laser D products as well as through Research Centers located in major cities. Global Access is a web-based front end that offers online and real-time access to Disclosure's proprietary electronic index of public company documents; online delivery of Disclosure's value-added EDGAR database; access to over ten years of data on 29,000 companies in the Worldscope and SEC databases; institutional and corporate ownership data; and links to third-party content such as I/B/E/S, WEFA and industry news. Global Access provides real-time broadcast alert functionality as well as desktop full text and field searching and screening of company and industry information with direct downloading to spreadsheets and wordprocessors. Laser D is a multi-disc CD-ROM document database that provides a desktop library of information to high volume document users who require immediate access to documents filed with the SEC, banking agencies and U.S. and foreign stock exchanges. The Research Centers are staffed by research specialists who assist customers in locating requested information and produce alert services for customers who want early identification of specified documents. Approximately 82%, 81% and 81% of Disclosure's total revenues were derived from document services for the twelve months ended December 31, 1997, 1996, and 1995, respectively.

     Disclosure's database segment provides products that can be machine read and manipulated by end users. Disclosure's Global Researcher and Compact D products provide access to perform sophisticated searching of financial and text information on more than 29,000 companies. These products also provide reporting and graphing functionality. Proprietary Disclosure databases include EdgarPlus (SEC filings with value-added navigational and style tags), the Securities Exchange Act database (more than 11,000 U.S. company profiles and financial statement abstracts dating back more than 10 years) and other databases on institutional corporate insider transactions. These proprietary databases are offered directly by Disclosure and also by third-party vendors which target both the commercial and consumer markets, enhancing Disclosure's product through their hardware, software and market focus. Such vendors include America Online Inc, Bridge Information Systems, Inc., FactSet Research Corp., Lexis-Nexis, Dialog, UMI Inc. and West Publishing Co. Approximately 18%, 19% and 19% of Disclosure's total revenues were derived from database services for the years ended December 31, 1997, 1996 and 1995, respectively.

     Worldscope. Worldscope contains a collection of descriptive profiles and standardized financial statements on more than 11,900 companies in 45 countries. The Worldscope database is standardized to a common definition of generally accepted accounting principles across all major countries, indexed and organized for cross-border screening and searching. In addition to its global database, Worldscope offers an emerging market database. Worldscope products are delivered via third-party distributors, CD-ROM and online platforms. In October 1996, Primark acquired an additional 30% ownership in Worldscope, giving Primark an 80% controlling interest.

     PRIMARK FINANCIAL ANALYTICS DIVISION

     The Primark Financial Analytics Division generated $60.1 million of revenues for the 1997 fiscal year. This represented 15% of Primark's total revenues. Within PFAD, I/B/E/S accounted for $32.7 million, Baseline $18.2 million and Vestek $9.3 million of revenues.

     I/B/E/S. I/B/E/S is a leading source of global earnings expectational information for investors, financial institutions and portfolio managers worldwide. I/B/E/S collects and processes earnings per share estimates provided by more than 7,000 individual securities analysts, representing approximately 800 firms, on more than 17,000 companies globally. The estimates and related data are delivered through third-party distributors and I/B/E/S Express (a proprietary software delivery system). Many I/B/E/S products permit the customer to perform analytical functions and are enhanced by reports and graphics. Approximately 40%, 38% and 30% of I/B/E/S' revenues were generated from the I/B/E/S Express product for the years ended December 31, 1997, 1996 and 1995, respectively.

     I/B/E/S has expanded its product line by launching I/B/E/S Trapeze, a real-time, electronic brokerage research distribution system. This state-of-the-art technology delivers brokerage reports to managers' desks in New York, London and other financial centers within a few moments, complete with color graphics, audio and video capabilities.

     Baseline. Baseline provides portfolio managers at investment companies, banks, investment consulting firms, and other institutional investors with online valuation graphics that portray critical financial information on more than 7,000 U.S. companies. The Baseline product consists of data and software that manipulates, analyzes and graphically presents company financial information to end users through personal computers, typically linked by computer networks.

     Baseline's principal supply requirements are for raw financial data which is acquired from numerous data suppliers including other Primark companies. Once acquired, the data is verified, manipulated and stored in Baseline's database for manipulation through Baseline's applications and daily transmission to customers. Baseline places great importance on the quality of its data and has developed a program to continuously review its data sources to assure quality control and continuity. Wherever possible, Baseline develops multiple sources of data to provide backup and cross checking.

     Vestek. Vestek develops, markets and supports investment information services and application software used to manage, analyze and optimize institutional portfolios of equity, fixed income and other financial instruments. Vestek also provides consulting services for investment managers and plan sponsors. Through its international sales force, Vestek currently serves more than 250 clients in nine countries.

     PRIMARK DECISION INFORMATION DIVISION

     The Primark Decision Information Division generated $44.9 million of revenues for the 1997 fiscal year. This represented 11% of Primark's total revenues. Within PDID, WEFA accounted for $25.9 million, and the Yankee Group $19.0 million. Revenues from PDE are not included in the PDID totals as Primark Decision Economics is not a majority owned operation and is accounted for on the equity method.

     WEFA. Founded by Nobel Laureate Economist Lawrence R. Klein, who remains active in the business, WEFA is a leading provider of international value-added economic information, software and consulting services to companies, governments, universities and financial institutions. WEFA provides analysis and forecasts for 60 industries across 60 countries through its Global Industrial Outlook Service, its electronic database and a semi-annual publication. WEFA recently introduced the World Market Monitor, a desktop application for tracking and analyzing global economic conditions. Targeted to financial institutions and corporations, the product provides users with economic, demographic and financial information on 175 countries.

     Primark Decision Economics. In August 1996, Primark invested in a joint venture with noted economist Dr. Allen Sinai. This joint venture is called Primark Decision Economics, Inc. and Dr. Sinai has been its Chief Executive Officer and Chief Global Economist from the outset. The purpose of this venture is to disseminate timely value-added economic forecasts, analysis and commentaries covering the world's major economies and markets, and to support real-time and longer-term decision-making by financial institutions, corporations and governments engaged in trading, investing and planning.

     The Yankee Group. The Yankee Group consists of a global team of highly skilled technology and market experts that focuses on identifying current trends and future directions in the communications and computer industries for business and consumer markets. The Yankee Group markets these insights by providing strategic planning, technology forecasting, consulting and market research to clients worldwide, including vendors and users of major computer and communications systems and services. The Yankee Group's products and services fall into three principal categories -- Planning Services, Custom Consulting Engagements, and Seminars and Conferences.

     Planning Services accounted for 66% and 71% of the total revenues for the years ended December 31, 1997 and 1996. An annually renewable Planning Service subscription provides a customer with consultation time with a research analyst, quarterly audio conferences, access to the Yankee Group's published research reports and white papers in both electronic and paper formats and discounts on seminars. The Yankee Group currently offers 24 Planning Service packages covering a broad variety of topics in communications and computing.

     Custom consulting engagements accounted for 20% of the total revenues for both the years ended December 31, 1997 and 1996. Custom consulting engagements often result as an extension of Planning Services when an inquiry or a study is more extensive than that offered through a Planning Service subscription. Custom consulting contracts are also entered into with external parties where the company considers the study to be of strategic importance.

     Seminars and conferences accounted for 14% and 9% of the total revenues for the years ended December 31, 1997 and 1996, respectively. The Yankee Group holds an average of 15 to 20 seminars and/or conferences a year, often in conjunction with industry publication houses.

CUSTOMERS

     No single customer of the information businesses accounts for more than 2% of the Company's consolidated revenues.

     Primark Financial Information Division

     Datastream/ICV's customers include approximately 5,000 financial organizations in 52 countries, including investment bankers, brokers, investors, fund managers, insurance companies and market makers that use financial and economic information. Other users include publishers of financial journals and daily newspapers, business schools and universities. Datastream/ICV's customers are based predominantly in the U.K. and typically subscribe through annual contracts. These contracts are automatically renewed unless notice of cancellation is given two to three months before the annual renewal date. In 1997, the renewal rate was 93%.

     Disclosure's customer base includes the majority of U.S. investment banks, money managers, corporations, law and accounting firms, together with other institutions and individuals performing financial research. Disclosure also distributes its information through over 50 third party vendors. Subscription services accounted for 53%, 53% and 51% of Disclosure/Worldscope's revenues for the fiscal years ended December 31, 1997, 1996 and 1995, respectively. In 1997, Disclosure/Worldscope experienced a renewal rate for its subscription services of 90%.

     Primark Financial Analytics Division

     I/B/E/S directly serves more than 2,250 customers worldwide and thousands more through its distribution networks. I/B/E/S' customers are represented by financial institutions and portfolio managers worldwide, with particular interest by the quantitative analysts who access and download information directly into analytic models. I/B/E/S products are also sold to end users, such as management consultants and traditional investment analysts who utilize I/B/E/S for general research. Approximately 97% of I/B/E/S' 1997 revenues were derived through annual subscription contracts of which 12% were through soft dollar arrangements. In 1997, I/B/E/S experienced a renewal rate for its subscription services of 92%.

     Baseline serves over 6,000 portfolio managers in nearly 600 organizations, including investment companies, banks, investment consulting firms, and other institutional investors located throughout the U.S. and Canada who typically subscribe through bi-annual and annual contracts. These contracts are automatically renewed unless notice of cancellation is given before the renewal date. In 1997, Baseline experienced a renewal rate for its subscription services in excess of 95%.

     Vestek's clients include major banks, plan sponsors, consultants, insurers and investment managers. The majority of Vestek's revenues are derived from online subscription services. In 1997, Vestek experienced a renewal rate for its subscription services of 92%.

     Primark Decision Information Division

     WEFA has approximately 1,600 customers operating in corporations, financial services, governments, utilities and other businesses. The company performs consulting and planning services to best analyze the potential impact of various economic alternatives faced by its customers. In 1997, WEFA experienced a renewal rate for its subscription services of 88%.

     The Yankee Group's customers consist primarily of both suppliers and users of computer and communication technology. Yankee's customer base includes major consulting firms, telecommunications companies, computer hardware manufacturers, software companies, research analysts and the information technology departments of major corporations.

MARKETING

     The products and services of Primark's information companies are marketed worldwide. Increasingly, the individual Primark companies are offering each other's data through their own delivery platforms.

     Primark Financial Information Division

     Datastream is located in London, England and has sales and support offices located in Germany, France, Italy, Spain, Switzerland, the Netherlands, Belgium, Luxembourg, Sweden, Japan, Hong Kong, Singapore, Australia, South Korea, Thailand, Canada and the U.S. ICV is located in London, England and has sales and support offices throughout the U.K. Datastream/ICV sells Disclosure, I/B/E/S and WEFA data through its platforms.

     Disclosure and Worldscope market and distribute their products predominately in the U.S. In addition to employing a domestic and international sales force, Disclosure extends its sales and marketing reach with Research Centers strategically located in the major financial centers including ten major U.S. cities and several international locations including London, Frankfurt, Madrid, Paris, Milan, Hong Kong, Mexico City and Tokyo. Disclosure also incorporates I/B/E/S and WEFA data in its Global Access platform.

     Since the creation of PFID on July 7, 1998, the sales and customer support operations of all PFID units have been integrated, with separate managers for this overall range of activities for North America and for the rest of the world.

     Primark Financial Analytics Division

     I/B/E/S, headquartered in New York City with offices in London, Hong Kong and Tokyo, delivers its products directly to customers via state-of-the-art electronic delivery media. I/B/E/S Express is a PC-based proprietary software, database management and communications package. The I/B/E/S Express platform separately provides portions of the data from Disclosure, WEFA and Vestek. I/B/E/S also offers its products through a network of more than 30 electronic third-party distributors including Bloomberg L.P., Bridge Information Systems, Inc., Datastream/ICV, FactSet Research Corp., FAME, Onesource, Reuters Group PLC, S & P Compustat and Vestek. These third-party distributors offer I/B/E/S a mechanism to reach new markets and link I/B/E/S data to other databases and applications software.

     Baseline's product is targeted primarily toward portfolio managers of domestic equities and carries portions of both I/B/E/S's and Disclosure's data as part of its product offering. Baseline delivers its product directly to customers via an online advanced electronic delivery platform. Baseline markets its product through its own domestic sales force.

     Headquartered in San Francisco, Vestek's products are marketed through its sales force located in New York, Los Angeles and Japan. Vestek's European sales operations are integrated within I/B/E/S, covering all of Europe from I/B/E/S's London office. Vestek includes data from I/B/E/S, Worldscope and Datastream in portions of its product line.

     Primark Decision Information Division

     WEFA markets its product through its international sales force. With headquarters in Philadelphia, WEFA has offices in several U.S. cities and in the U.K., Germany, France, South Africa and Mexico. WEFA also employs analysts in other countries. WEFA delivers its data online through I/B/E/S, Disclosure and

Datastream/ICV as well as through its own electronic distribution platform. WEFA believes its historical association with the Wharton School of Business and with Nobel Laureate Lawrence R. Klein gives it a distinct advantage in the marketplace.

     The Yankee Group markets its services internationally primarily through its own sales force. The Company considers its historic record of accurately forecasting the general direction of communication and computing technology together with its focus on customer support as its greatest competitive advantages. The Yankee Group's industry analysts are the company's critical resource. These individuals have significant expertise in their areas of concentration, gained through industry experience, constant study of the technology market and ongoing dialogue with vendors and consumers in the industry. The Yankee Group headquarters are in Boston, with offices in London and Tokyo.

COMPETITION

     The global information industry is highly competitive. There are many large and successful companies in the information services industry that supply financial, economic and market research data which compete with products and services provided by Primark's information businesses.

     Principal competitive factors include the quality, reliability and comprehensiveness of the analytical services and data provided, flexibility in tailoring services to client needs, experience, innovation, the capability of technical and client service personnel, data processing and decision support software, reputation, price and geographic coverage. Primark distinguishes its products through its broad international coverage, wide range of databases, accuracy of data, proprietary software applications, reputation, experience and quality of customer support provided.

     Primark's ability to remain competitive in the information market will depend largely upon its ability to maintain and develop new products and access new markets in a cost efficient manner, as well as the integration of all its information products and services. There can be no assurance that Primark will continue to maintain its market share in the future. See "Risk
Factors -- Competition."

TECHNOLOGY DEVELOPMENT

     An essential element in the Company's strategy has been to offer proprietary value-added content through state-of-the art delivery systems that incorporate the latest improvements in information technology ("IT"). Over the past several years, through selected acquisitions and internal development, the IT organizations of the Company's financial, economic and market research businesses have been strengthened, operations and reliability have been improved, software development and maintenance procedures have been upgraded and major steps have been taken toward euro and Y2K compliance. The Company believes that its IT resources provide it with enhanced capabilities. In addition, the Company intends to take additional steps to further integrate these IT functions. For example, the computer operations and communications departments of Datastream and ICV have been assigned to a single IT manager, who has the mandate to consolidate all aspects of these operations. The opportunities for similar changes in other business units are being reviewed.

     One of the most promising areas for immediate integration is in building the Primark Telecommunications Network ("PTN"), a worldwide telecommunications network for the Company that integrates all telecommunications requirements in a common architecture, providing greater capacity and a higher level of service at lower costs. The Company anticipates that the PTN will also facilitate the delivery of new products to the Company's entire customer base. The PTN will provide facilities such as high-speed image transmission, bulk data downloading and voice/data transmission on the same lines. Elements of the PTN will also allow for the internal data exchange needed to effectively share data for the creation of new products.

     The Company has developed a database and software capability called The Primark Information Optimizer (the "PIO"). The PIO is essentially creating a unified and integrated database for all of Primark, while each of its components remain as independent databases compatible with existing legacy products. The PIO will enable the rapid development of new products and allow each Primark company to readily deliver all relevant Primark data to its customers. The Company plans to use the capabilities of the PIO to create a data and software product that can be offered to financial clients for their internal use in retrieving and standardizing information in multiple formats and stored in multiple databases.

TRADEMARKS

     Primark's information companies hold numerous trademarks worldwide that are subject to continuous renewal. These trademarks are significant to the Company's business, and are registered in all of the Company's major markets to ensure recognition among its many global trading customers.

EMPLOYEES

     At October 1, 1998, the Company and its subsidiaries employed 2,922 persons, excluding employees employed in discontinued operations. The Company believes its relationship with its employees to be excellent.

PROPERTIES

     The Company currently occupies its principal executive offices, comprised of approximately 17,848 square feet, in Waltham, Massachusetts under lease agreements that expire in July 2001 with provision for two five-year renewal options. The Company's principal executive offices are located at 1000 Winter Street, Suite 4300N, Waltham, MA 02451, (781) 466-6611.

     Baseline occupies 23,000 square feet of space at its New York headquarters. Baseline also has an office in Philadelphia.

     Datastream's two principal office facilities are located in London, England. Comprised of an aggregate total of 100,995 square feet, these facilities are occupied under lease agreements that expire in 2005 and 2018. Through its affiliates, Datastream also occupies under short-term leases an aggregate total of approximately 55,000 square feet of office space, principally located in Australia, Belgium, Canada, France, Germany, Hong Kong, Italy, Japan, Luxemborg, the Netherlands, Singapore, South Korea, Spain, Sweden, Switzerland, Thailand and the United States.

     Disclosure's headquarters, comprised of approximately 99,640 square feet, are located in Bethesda, Maryland. The property is occupied under lease agreements that expire in 2006. Disclosure's regional offices occupy approximately 63,900 square feet of office space under lease terms that expire through 2004. These offices are located in California, Georgia, Illinois, Massachusetts, New York, Texas and Washington, D.C.

     I/B/E/S occupies 39,800 square feet of space at its New York City headquarters under a lease agreement that expires in 2007. Additional office space totaling 10,950 square feet is located in England, Hong Kong and Japan with lease terms through 2007.

     ICV's facilities occupy approximately 36,000 square feet of space located primarily in England.

     Vestek occupies approximately 13,555 square feet of space at its San Francisco headquarters under a lease agreement that expires in 1999 with provision for one five-year renewal option.

     WEFA occupies 45,550 square feet of space at its Pennsylvania headquarters under a lease agreement that expires in 2005. Additional office space of approximately 29,700 square feet is leased in Canada, Europe and South Africa expiring through 2005.

     The Yankee Group occupies approximately 23,600 square feet of space at its Boston headquarters under a lease agreement that expires in 2003 and has international offices located in London and Tokyo.

LEGAL PROCEEDINGS

     The Company's management believes that the outcome of all pending legal proceedings will not, individually, or in the aggregate, have a material adverse effect on the Company's business, results of operations or financial condition.

                                   MANAGEMENT

DIRECTOR AND EXECUTIVE OFFICERS

     The table below sets forth, as of October 1, 1998, certain information concerning individuals who were the directors and executive officers of the Company on June 1, 1998.

               NAME                  AGE                            POSITION
               ----                  ---                            --------
Joseph E. Kasputys.................  62    Chairman, President and Chief Executive Officer
Stephen H. Curran..................  51    Executive Vice President and Chief Financial Officer
Ira Herenstein.....................  61    Senior Vice President of Marketing of Primark Financial
                                             Technologies, Inc.
Michael R. Kargula.................  51    Executive Vice President, General Counsel and Secretary
Patrick G. Richmond................  48    Executive Vice President of Corporate Development
William J. Swift, III..............  46    Senior Vice President and Tax Counsel
Kevin J. Bradley...................  70    Director
John C. Holt.......................  57    Director
Steven Lazarus.....................  67    Director
Patricia McGinnis..................  51    Director
Jonathan Newcomb...................  52    Director
Constance K. Weaver................  46    Director

     Joseph E. Kasputys, has served as Chairman, President and Chief Executive Officer of the Company since May 1988. From June 1987 until May 1988, he served as President and Chief Operating Officer of the Company. Prior to joining the Company in June 1987, he was Executive Vice President of McGraw-Hill, Inc., a publishing and information services company. Prior to joining McGraw-Hill in 1985, he was President and Chief Executive Officer of Data Resources, Inc., an economic forecasting and consulting firm. Mr. Kasputys has been a director of the Company since 1987. He is a member of the Nominating Committee of the Board. Mr. Kasputys is also a director of Lifeline Systems, Inc., a company that develops and manufactures personal response products and provides related monitoring and other services and New Era of Networks, Inc., a company that develops, markets and supports application integration software and provides application services.

     Stephen H. Curran, has served as Senior Vice President and Chief Financial Officer of the Company since 1988. In 1997 he was elected Executive Vice President and Chief Financial Officer.

     Ira Herenstein, has served as Vice President of Marketing of the Company since December 1996. From June 1995 to November 1996, Mr. Herenstein was Managing Director of Datastream International, Inc. From March of 1994 to June of 1995, he was president of Datastream's North American operations. From 1992 until March of 1994, Mr. Herenstein was an independent consultant in the information services industry. In addition, Mr. Herenstein was with the McGraw-Hill Corporation for 28 years, during which time he held the positions of President of Standard & Poor's Corporation and Executive Vice President of the Computer and Communications Information Group.

     Michael R. Kargula, has served as Senior Vice President, General Counsel and Secretary of the Company since 1988. In 1997 he was elected Executive Vice President, General Counsel and Secretary.

     Patrick G. Richmond, has served as Vice President of Corporate Development of the Company since May 1989. In 1997 he was elected Executive Vice President of Corporate Development.

     William J. Swift III, has served as Vice President and Tax Counsel of the Company since 1988. In 1998 he was elected Senior Vice President and Tax Counsel.

     Kevin J. Bradley, served as the Chairman of Corporate Investment Associates, Inc., an investment management firm from November 1990 to September 1995. From November 1985 until October 1990, he was a Limited Partner of Weiss Asset Management Limited Partnership, an investment management firm. From 1977 through November 1985, he served as Chairman and Chief Executive Officer of the Travelers Investment Management Company, a subsidiary of The Travelers Corporation (a financial services company).

Mr. Bradley has been a director of the Company since 1981. He is Chairman of the Compensation Committee and a member of the Audit Committee of the Board.

     John C. Holt, is an employee of the Company and has served as the President and Chief Executive Officer of TASC, an applied information technology company and formerly a wholly-owned subsidiary of the Company, and Executive Vice President of the Company from April 1994 until April 1, 1998. From April 1, 1998 until December 31, 1998, Mr. Holt serves as a consultant to TASC. From 1982 until January 1994, Mr. Holt held the position of Executive Vice President of the Dun & Bradstreet Corporation ("D&B"), an information services company, and served as a director of that company from 1985 until 1994. In addition, Mr. Holt was the former Chairman, President and Chief Executive Officer of the A.C. Nielsen Company, a marketing information company and a former affiliate of D&B. Mr. Holt has been a director of the Company since 1985. He is a member of the Finance Committee of the Board.

     Steven Lazarus, is Managing Director of the ARCH Venture Partners L.P., a venture partnership investing in companies in the early stage of development, and has held that position since July 1994. From 1986 to 1994, he was President and Chief Executive Officer of Argonne National Laboratory/The University of Chicago Development Corporation ("ARCH"), which transforms scientific discoveries into viable high technology products and services. Prior to joining ARCH in October 1986, he was a Group Vice President at Baxter Travenol Laboratories, Inc., a manufacturer and distributor of hospital supplies and related medical equipment. Mr. Lazarus has been a director of the Company since 1987. He is Chairman of the Nominating Committee and a member of the Audit and Compensation Committees of the Board. Mr. Lazarus is a director of Amgen Inc., a biotechnology company and Illinois Superconductor Corporation, an advanced materials company serving the telecommunications industry. He is also a director of New Era of Networks, Inc. (described above), Nanophase Technologies Corp., a developer and marketer of nano-crystalline materials for use as ingredients and components in a wide range of commercial applications, and First Consulting Group, Inc., a provider of information technology and other consulting services to healthcare organizations. Mr. Lazarus has been a director of the Company since 1987.

     Patricia McGinnis, is the president and Chief Executive Officer of the Council for Excellence in Government, a national membership organization of private sector leaders who have served as senior officials in government. She has held this position since June 1994. From 1982 until May 1994, she was a principal at the public affairs consulting firm of Winner/Wagner & Francis (formerly the FMR Group). Previously, she served in various senior policy positions in the federal government including the Office of the Vice President, the Department of Health and Human Services, the Department of Commerce, the Office of Management and Budget and the Senate Budget Committee. Ms. McGinnis has been a director of the Company since 1995. She is a member of the Compensation Committee of the Board.

     Jonathan Newcomb, is President and Chief Executive Officer of Simon & Schuster, an educational, computer and English-language book publisher and the publishing operation of Viacom Inc. and has held this position since June 1994. From January 1991 until May 1994, he served as President and Chief Operating Officer of Simon & Schuster. From November 1989 until December 1990, Mr. Newcomb was Executive Vice President, Operations of that company. He has been a director of the Company since 1996. Mr. Newcomb is Chairman of the Finance Committee of the Board and a member of the Nominating Committee. Mr. Newcomb is also a director of Marine Midland Bank.

     Constance K. Weaver, is Financial Vice President -- Investor Relations of AT&T Corp., a communications service company, a position she has held since May 1996. From June 1995 to April 1996, she held the position of Senior
Director -- Investor Relations of Microsoft Corporation, a computer software company. From June 1993 through May 1995, she held the position of Vice President, Investor Relations of MCI Communications Corporation, a telecommunications company. From June 1991 until July 1993 and from January 1990 until May 1991, she held the position of Director, Investor Relations and Director, Corporate Communications, respectively, of that company. From 1988 until January 1990, she was the Executive Director, Business Week Executive Programs and Services Department for McGraw-Hill, Inc. Ms. Weaver has been a director of the Company since 1994. She is Chairwoman of the Audit Committee and a member of the Finance Committee of the Board.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Members of the Board held an aggregate of seven regular meetings and three special meetings during 1997 and also served on standing committees of the Board. In addition to the Finance Committee, the Company has the following standing committees of the Board:

          Audit Committee -- The Audit Committee, which held two meetings during 1997, recommends to the Board the selection of independent auditors; reviews the scope of the independent audit and auditors' fees; reviews the annual financial statements and audit results, including auditors' recommendations; reviews the Company's internal control system; reviews the scope of the internal audit procedures and results of those procedures; and reviews the Company's policies relating to business conduct.

          Compensation Committee -- The Compensation Committee held two meetings during 1997. The Compensation Committee establishes the salaries and other direct compensation for all officers of the Company, annually reviews and makes recommendations to the Board with respect to the compensation to be paid to outside directors of the Company, and administers certain incentive plans of the Company.

          Nominating Committee -- The Nominating Committee, which held one meeting during 1997, is authorized to make recommendations to the Board concerning nominees for directors to be elected at the Company's Annual Meeting of Shareholders, nominees to fill vacancies on the Board, and policies relating to tenure and retirement of the Company's directors and successors to the Company's two highest ranking offices. The Nominating Committee accepts recommendations from shareholders of individuals to be considered as nominees for directors.

EXECUTIVE COMPENSATION

     The following table ("Summary Compensation Table") sets forth the compensation paid or awarded for performance during the last three completed fiscal years by the Company or a subsidiary to the Company's Named Executive Officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                      ANNUAL COMPENSATION            COMPENSATION
                                                 -----------------------------   --------------------
                                                                                   AWARDS     PAYOUTS
                                                                                 ----------   -------
                                                                       OTHER     SECURITIES
                                                                      ANNUAL     UNDERLYING    LTIP      ALL OTHER
                NAME AND                         SALARY     BONUS    COMPENSA-    OPTIONS     PAYOUTS    COMPENSA-
           PRINCIPAL POSITION              YEAR    ($)       ($)      TION($)       (#)         ($)       TION($)
           ------------------              ----  ------     -----    ---------   ----------   -------    ---------
Joseph E. Kasputys(1)....................  1997  609,583   146,601      --   (2) 1,000,000      --          7,627(3)
  Chairman, President and                  1996  601,184   426,948     58,258(4)    40,000      --         33,419
  Chief Executive Officer of the Company   1995  584,376   391,804     56,561(4)   101,000(5)   --        115,377
John C. Holt(6)..........................  1997  427,515   355,050      --   (2)    20,000      --         30,000(7)
  President and Chief Executive Officer    1996  417,510   261,584      --   (2)    16,000      --         33,515
  of TASC, and Executive Vice President    1995  407,535   237,169      --   (2)    57,000(5) 516,316(6)   30,000
  of the Company
Stephen H. Curran(8).....................  1997  232,500    37,345      --   (2)    23,000      --          6,674(3)
  Executive Vice President and             1996  221,846   106,382      --   (2)    11,000      --         32,466
  Chief Financial Officer of the Company   1995  204,751    87,531      --   (2)    14,000      --        114,424
Ira Herenstein(9)........................  1997  325,000    76,820      --   (2)    25,000      --          7,643(3)
  Senior Vice President of                 1996  325,250   123,312      --   (2)     8,000    274,120(10)  33,435
  Marketing of the Company                 1995    --        --         --          --          --          --
Michael R. Kargula(1)(8).................  1997  244,750    43,980      --   (2)    25,000      --          6,554(3)
  Executive Vice President, General        1996  240,285   128,191      --   (2)    13,000      --         32,346
  Counsel and Secretary of the Company     1995  234,125   117,791      --   (2)    37,000(5)   --        114,304

---------------
 (1) Messrs. Kasputys and Kargula previously held the positions of Chairman of TASC and Vice President and General Counsel of TASC, respectively. In connection with the Company's sale of TASC to Litton Industries, Inc., Mr. Kasputys and Mr. Kargula resigned such positions effective as of the closing date of the transaction.

 (2) While the executive officers received other compensation in the form of perquisites, such perquisites do not exceed the lesser of $50,000 or ten percent of each executive officer's total annual salary and bonus for 1997 as reported for such executive officer herein.

 (3) Includes matching contributions of $4,750 made by the Company under the Savings Plan for each of Messrs. Kasputys, Curran, Kargula and Herenstein. Includes $2,877, $1,924, $1,804 and $2,893 for Messrs. Kasputys, Curran, Kargula and Herenstein, respectively, representing the premium amounts paid by the Company for executive life insurance on behalf of such executive officers.

 (4) The amount includes $29,260 and $35,395 for fiscal years ended December 31, 1996 and December 31, 1995 for imputed interest relating to a certain loan by the Company to Mr. Kasputys for payment of income taxes in connection with the grant of stock to Mr. Kasputys under the Primark Corporation 1988 Incentive Plan ("Incentive Plan"). Such loan is interest-free; evidenced by promissory notes; secured by 40,605 shares of common stock of the Company; and, subject to annual repayments, is fully payable on December 31, 1998. The largest aggregate amount of indebtedness outstanding thereunder in 1997 was $509,121, of which $443,781 was outstanding on September 30, 1998.

 (5) Includes 51,000, 32,000 and 18,000 shares subject to option for Messrs. Kasputys, Holt and Kargula, respectively, which options vest in three annual installments with the first installment having vested during 1996. The options were granted in recognition of the executive officers' agreements to accept a 50 percent reduction in the amount of their respective merit increases in fiscal years 1995, 1996 and 1997.

 (6) In connection with the sale of TASC, Mr. Holt resigned as an officer and director of TASC and as an officer of the Company. He will continue to be a member of the Board of Directors of the Company. In 1995, Mr. Holt was paid $516,316 in connection with a certain long-term incentive arrangement under the Employment Agreement dated February 28, 1994 among the Company, TASC and Mr. Holt.

 (7) Includes $19,508 and $10,492 allocated to Mr. Holt's account under the PSSOP and the TASC Supplemental Employee Retirement Plan, respectively, for the fiscal year ended December 31, 1997.

 (8) In connection with the exercise of stock options, Messrs. Curran and Kargula borrowed $216,647 and $393,772, respectively, from the Company. Such loans are interest-free; evidenced by promissory notes; secured by 13,000 and 20,000 shares of common stock of the Company, respectively; and are fully payable on December 16, 2004.

 (9) Mr. Herenstein was not an officer of the Company during fiscal year 1995 and since June 30, 1998.

(10) Represents the amount paid to Mr. Herenstein pursuant to the terms of an employment agreement between the Company and Mr. Herenstein dated December 3, 1996 under which Mr. Herenstein is deemed to have exercised as of September 30, 1996 all value appreciation rights that were granted to him under the Primark Information Services UK Limited And Affiliates Long-Term Incentive Plan while he was an executive officer of a Primark subsidiary.

OPTION GRANTS IN LAST FISCAL YEAR

     Set forth below is information concerning the grant of stock options to each of the persons named on the Summary Compensation Table during 1997.

                                                                                               GRANT DATE
                                                    INDIVIDUAL GRANTS                             VALUE
                             ----------------------------------------------------------------  -----------
                               NUMBER OF       % OF TOTAL
                              SECURITIES        OPTIONS
                              UNDERLYING       GRANTED TO     EXERCISE OR                      GRANT DATE
                                OPTIONS        EMPLOYEES      BASE PRICE       EXPIRATION        PRESENT          DATE OF
           NAME              GRANTED(#)(1)   IN FISCAL YEAR     ($/SH)            DATE         VALUE($)(2)    EXERCISABILITY
           ----              -------------   --------------   -----------      ----------      -----------   -----------------
Joseph E. Kasputys.........     500,000(3)       32.84%         $ 24.25       January 6, 2007   6,934,033      January 7, 1999
                                250,000(3)       16.42%         $30.313       January 6, 2007   3,026,041      January 7, 2000
                                250,000(3)       16.42%         $36.375       January 6, 2007   2,657,782      January 7, 2001
John C. Holt...............      20,000(4)        1.31%         $ 25.00     February 24, 2007     285,972    February 25, 1998
Stephen H. Curran..........      13,000            .85%         $ 25.00     February 24, 2007     197,503    February 25, 1997
                                 10,000            .66%         $ 23.50          May 27, 2007     154,137         May 28, 1997
Ira Herenstein.............      25,000(4)        1.64%         $ 24.25       January 6, 2007     346,798      January 7, 1998
Michael R. Kargula.........      15,000            .99%         $ 25.00     February 24, 2007     227,888    February 25, 1997
                                 10,000            .66%         $ 23.50          May 27, 2007     154,137         May 28, 1997

---------------

(1) All stock options have a ten-year term.

(2) As suggested by the SEC's rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date present value. The following assumptions were made for purposes of calculating the Grant Date Present Value: an option term of ten years, volatility ranging from 35.46% to 42.02%, dividend yield at 0%, interest rate ranging from 6.56% to 6.95% and a vesting discount which utilized a 3% risk of forfeiture that produced a range from .8853 to .94116. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option.

(3) The option becomes fully exercisable upon a change of control or, in the sole discretion of the Compensation Committee, in the event the Board designates a successor as chief executive officer of the Company.

(4) The stock options vest in three equal annual installments with the first installment vesting on the Date of Exercisability as noted in the table above.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     Set forth below is information concerning the value of unexercised in-the-money stock options held on December 31, 1997 by each person named in the Summary Compensation Table.

                                                                                 NUMBER OF
                                                                           SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                           SHARES                           UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                          ACQUIRED                             AT FY-END(#)                 AT FY-END($)(2)
                                             ON            VALUE        ---------------------------   ---------------------------
                 NAME                    EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                 ----                    -----------   --------------   -----------   -------------   -----------   -------------
Joseph E. Kasputys.....................   1,018,220      37,407,366       414,170       1,016,830     10,661,912     12,339,651
John C. Holt...........................           0               0       343,470         249,530      9,180,396      6,263,292
Stephen H. Curran......................     166,240       5,909,915       103,000               0      2,419,439              0
Ira Herenstein.........................           0               0        89,640          63,360      2,051,415      1,156,401
Michael R. Kargula.....................     211,580       7,521,775       139,060           5,940      3,357,666        158,524

---------------
(1) The "Value Realized" is equal to the difference between the option exercise price and the fair market value of the Company's common stock on the New York Stock Exchange (the "NYSE") on the date of exercise.

(2) The value is based upon the $40.6875 closing price of a share of the Company's common stock on the NYSE at December 31, 1997, minus the exercise price.

DIRECTORS' COMPENSATION

     During 1997, each director who was not an employee of the Company or of any of its subsidiaries received as compensation for the director's services an annual retainer of $20,000. The fee for each Board meeting and committee meeting attended by a non-employee director is $1,500 and $750, respectively;

provided, however, that if a committee meeting is held on a date when no Board meeting is held, each non-employee director who is a member of the committee is entitled to receive $1,500 for each such meeting attended. In addition, non-employee directors of the Company automatically receive on an annual basis a non-qualified stock option to acquire 7,500 shares under the Stock Option Plan for Non-Employee Directors. The directors who serve as officers of the Company or of a subsidiary receive no compensation for their services as a director other than their regular salaries and benefits.

     The Company maintains the Primark Corporation Supplemental Death Benefit and Retirement Income Plan, which covers certain key officers and non-employee directors of the Company. Under the Primark Corporation Supplemental Death Benefit and Retirement Income Plan, in the event of the death of a non-employee director prior to his or her retirement from the Board, the director's surviving spouse is entitled to a lump sum payment of $150,000 payable at the time of the director's death. The Primark Corporation Supplemental Death Benefit and Retirement Income Plan also provides that a non-employee director can elect to receive either (i) a supplemental retirement benefit of $15,000 annually (payable in monthly installments) for each of the ten years following such director's retirement at age 65 or older, or (ii) a post-retirement death benefit of $150,000 payable to such director's surviving spouse upon the death of the director if such death occurs after the director's retirement on or after attaining age 65. No benefits are to be payable under the plan unless the director has been a member of the Company's Board of Directors for at least five years. Additionally, a non-employee director leaving the Board after a change of control would be entitled to receive a cash payment of $150,000. A non-employee director receiving this payment would not be entitled to receive any other payments under the Primark Corporation Supplemental Death Benefit and Retirement Income Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is composed entirely of non-employee directors. The three directors comprising the Compensation Committee are Mr. Kevin J. Bradley, Chairman, Mr. Steven Lazarus and Ms. Patricia McGinnis.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     During 1997, Mr. Kasputys served as Chairman, President and Chief Executive Officer of the Company pursuant to an employment agreement which was approved by the shareholders at the 1997 Annual Meeting of Shareholders. Pursuant to the terms of the employment agreement, Mr. Kasputys is employed as the Chairman, President and Chief Executive Officer of the Company until December 31, 2001 at a minimum annual salary of $602,000 and is eligible to receive a bonus. Mr. Kasputys is entitled to participate in (i) retirement and other employee benefit plans, (ii) insurance and fringe benefits provided by the Company, including the use of an automobile for business purposes, (iii) up to $10,000 annually as reimbursement for expenses incurred in obtaining tax and estate planning assistance, and (iv) annual retirement compensation for life in an amount equal to 55 percent of his salary (excluding his bonus but including all amounts paid under the Company's defined benefit plan) during the final year prior to the date he retires at age 62 or later. If Mr. Kasputys predeceases his spouse at the time of his retirement or thereafter, his spouse is entitled to 60 percent of Mr. Kasputys' annual retirement compensation as calculated in the preceding sentence. If Mr. Kasputys dies prior to his retirement, his spouse is entitled to 50 percent of his final salary until such time as Mr. Kasputys would have become 65 and annual payments of 33 percent of such salary thereafter for life. Although the retirement benefits are paid solely from corporate assets, it is expected that such costs would be recovered over time through Company-owned life insurance on Mr. Kasputys. In the event Mr. Kasputys is terminated prior to retirement at age 62 for cause or voluntarily terminates his employment, the retirement obligations described in this paragraph also terminate; and if Mr. Kasputys is terminated without cause prior to age 62, he is entitled to reduced retirement compensation calculated by reducing the full retirement compensation amount by two percent for each full year not worked by Mr. Kasputys prior to age
62. Any termination by the Board of Mr. Kasputys' employment (other than termination for "cause" (as defined) by a two-thirds vote of all of the members of the Board) does not prejudice Mr. Kasputys' right to compensation or other benefits under the employment agreement and all options granted to Mr. Kasputys become exercisable. Termination other than termination for cause by a two-thirds vote of all of the members of the Board would result in liability for liquidated damages in an amount equal to two times the amount of Mr. Kasputys' annual salary and the bonus paid to him in the year prior to termination (on a pro-rated basis) as well as health, life and disability insurance for a period of two years in the same amounts provided prior to termination. Mr. Kasputys is also subject to certain non-solicitation, non-disclosure and noncompete provisions as set forth in the Employment Agreement.

     Messrs. Curran and Kargula receive certain non-contributory supplemental death and retirement benefits. The pre-retirement death benefit payable to the executive's surviving spouse will equal, per annum, 50 percent of the executive's final salary until such time as the executive would have reached age 65; thereafter, payments will equal, per annum, 20 percent of such salary until the executive would have reached age 75. At retirement the executive may elect to receive (i) supplemental retirement income equal to 20 percent of such executive's final salary for each of the first ten years following retirement; or (ii) other available post-retirement benefits which are actuarially equivalent to the foregoing ten-year payment option. Although the supplemental death and retirement benefits are paid solely from general corporate assets, it is expected that such costs would be recovered over time through Company-owned life insurance on the participants.

     Each of the Named Executive Officers has entered into a separate change of control agreement. Each change of control agreement was amended on September 29, 1997. The amended change of control agreements provide that in the event of a change of control of the Company or if a potential change of control exists while the executive is an employee of the Company and the executive's employment is terminated other than for certain specified events, the Company will pay to the executive an amount generally equal to three times the average annual compensation paid to such executive during the lesser of (i) five calendar years preceding the date of termination if prior to a change of control, or the date of the change of control of the Company if such has occurred by the time of termination; or (ii) the portion of such five year period during which the Company existed and the executive was an employee of the Company if the executive's employment is terminated by the Company without cause within three years after a change of control. The change of control agreements may be unilaterally rescinded or amended by the Board of Directors of the Company without the consent of the executive prior to a change of control or the occurrence or threat of actions potentially leading to a change of control. Mr. Holt's change of control agreement was terminated on the closing date of the TASC sale pursuant to the terms of the Termination Agreement, Receipt and Release by and among Mr. Holt, the Company and TASC dated April 1, 1998.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

PRINCIPAL SHAREHOLDERS

     Based on information filed with the SEC on Schedule l3Gs, certain information is set forth below with respect to beneficial owners of more than five percent of the shares of the Company's common stock as of December 1, 1998. See also "Management -- Security Ownership of Management."

                                                               NUMBER            PERCENT OF CLASS
                      NAME AND ADDRESS                        OF SHARES       AS OF DECEMBER L, 1998
                      ----------------                        ---------       ----------------------
Capital Research and Management Company.....................  2,288,900(l)            10.77%
SMALLCAP World Fund, Inc.
333 South Hope Street
Los Angeles, California 90071
GeoCapital, LLC.............................................  1,588,033(2)             7.47%
767 Fifth Avenue
45th Floor
New York, New York 10153-4590

---------------
(l) Based on the Schedule 13G dated July 9, 1998 for the period ended December 31, 1997. Capital Research and Management Company serves as investment advisor to various investment management companies and has the sole power to dispose of the reported securities. SMALLCAP World Fund, Inc. is an investment management company and has the sole power to vote 1,350,000 of the listed shares.

(2) Based on the Schedule 13G dated February 18, 1998 for the period ended December 31, 1997. Sole dispositive power was claimed with respect to 1,588,033 shares.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of common stock of the Company beneficially owned as of December 1, 1998 by each director, the chief executive officer and, as of December 31, 1997, the four other most highly compensated executive officers (the "Named Executive Officers") and by all directors and executive officers of the Company as a group:

                                                              NUMBER OF    PERCENT
                            NAME                               SHARES     OWNERSHIP
                            ----                              ---------   ---------
Kevin J. Bradley(1).........................................     57,768      .27%
Stephen H. Curran(2)(3).....................................    243,979     1.14%
Ira Herenstein(2)(3)(4).....................................     54,594      .26%
John C. Holt(2)(3)(4).......................................    575,464     2.64%
Michael R. Kargula(2)(3)....................................    300,010     1.40%
Joseph E. Kasputys(2)(3)....................................  1,891,870     8.53%
Steven Lazarus(1)...........................................    104,340      .49%
Patricia McGinnis(1)........................................     30,000      .14%
Jonathan Newcomb(1).........................................     24,800      .12%
Constance K. Weaver(1)......................................     37,500      .18%
All directors and executive officers as a group
  (12 persons)(5)(6)........................................  3,685,965    15.65%

---------------
(1) Includes for Messrs. Bradley, Lazarus and Newcomb 57,468, 82,404, and 22,500 shares, respectively, and for Mdmes. McGinnis and Weaver 30,000 and 37,500 shares, respectively, which such directors have the right to acquire pursuant to the exercise of the options held by them under the Primark Corporation Stock Option Plan for Non-Employee Directors ("Stock Option Plan for Non-Employee Directors"). Directors who are employees of the Company, or a subsidiary thereof, are not eligible to receive option grants under this plan.

(2) Includes 28,262 shares for each of Messrs. Curran and Kasputys, 29,210 shares for Mr. Kargula and 12,484 shares for Mr. Herenstein allocated to the participant's account under the Primark Corporation Savings and Stock Ownership Plan (formerly the Primark Corporation Employee Stock Ownership
    Plan)

    ("Savings Plan"). Includes 144 shares held by Mr. Holt under the TASC, Inc. Profit Sharing and Stock Ownership Plan ("PSSOP"). Also includes 2,473 shares held by Mr. Curran under the Primark Corporation 1992 Employee Stock Purchase Plan ("ESPP").

(3) Includes 931,000, 574,320, 113,000, 155,000 and 42,110 shares subject to stock options exercisable within 60 days of December 1, 1998 held by Messrs. Kasputys, Holt, Curran, Kargula and Herenstein, respectively, which options were granted under various plans of the Company.

(4) Effective April 1, 1998 and June 30, 1998, each of Mr. Holt and Mr. Herenstein, respectively, ceased to be an executive officer of the Company. Mr. Holt continues as a director and an employee of the Company and Mr. Herenstein continues as a part-time employee of the Company.

(5) Includes 2,076,930 shares subject to stock options exercisable within 60 days of December 1, 1998 held by individuals who were executive officers of the Company on December 31, 1997 under various plans of the Company.

(6) Includes 155,237 shares for all executive officers as a group which are held under the Savings Plan. As to shares held in the Savings Plan, the executive officers possess both voting and dispositive power with respect to all such shares. Non-employee directors of the Company are not eligible to participate in these plans. Also includes 3,131 shares held by executive officers as a group which are held under the ESPP.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The Company has a Revolving Credit Agreement, dated as of February 7, 1997, among the Company, the lenders parties thereto from time to time, the issuing banks referred to therein, and Mellon Bank, N.A., as Agent, as amended (the "Credit Agreement"), which provides for the Credit Facility. Under the Credit Agreement, Primark may, subject to certain conditions, borrow up to $225 million. The Credit Facility will mature on December 31, 2002, unless extended pursuant to the terms of the Credit Agreement. The following summary of the material provisions of the Credit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Credit Agreement, a copy of which is available from the Company upon request.

     The Credit Facility is secured by a pledge of the outstanding common stock of certain subsidiaries of the Company.

     Amounts drawn under the Credit Facility will bear interest at rates ranging from 0.375% to 1.50% above the current prevailing LIBOR rate of interest, with the rate determined according to the results of the Company's operations and financial position.

     The Credit Agreement contains negative covenants limiting the ability of the Company to incur debt, create liens, pay dividends, make distributions or stock repurchases, make investments or capital expenditures, engage in transactions with affiliates, sell assets, engage in mergers and acquisitions and assume or make guaranties. In addition, the Credit Agreement contains affirmative covenants, including covenants requiring compliance with laws, maintenance of corporate existence, properties and insurance, payment of taxes and performance of other material obligations and the delivery of financial and other information.

     The Credit Agreement also requires the Company to comply with certain financial tests and to maintain certain financial ratios on a consolidated basis. The Company must maintain (i) a Consolidated Net Worth (Adjusted) (as defined in the Credit Agreement) of not less than $450 million from June 30, 1998 to December 30, 1998, and increasing such amount by $25 million for each one year period of December 31 to December 30 thereafter; (ii) a Consolidated Fixed Charge Coverage Ratio (as defined in the Credit Agreement) for the period of three consecutive fiscal quarters ending on December 31, 1998 of not less than 1.25, the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter within 1999 of not less than 1.50 and thereafter of not less than 2.00; and (iii) a Consolidated Funded Senior Debt Ratio (Adjusted) for the period of four consecutive fiscal quarters ending from September 30, 1998 through December 30, 1998 of not greater than 4.50, ending from December 31, 1998 through March 30, 2000 of not greater than 4.25 and thereafter of not greater than 4.00. "Consolidated Funded Senior Debt Ratio (Adjusted)" means, generally, (a) the amount, not less than zero, equal to (i) indebtedness of the Company (and its subsidiaries) other than indebtedness that is subordinated to the Credit Facility, minus (ii) the amount, not less than zero, equal to cash and cash equivalents minus $10.0 million, divided by (b) consolidated EBITDA (as defined in the Credit Agreement) less capital expenditures.

     Failure to satisfy any of the financial covenants constitutes an event of default under the Credit Agreement. The Credit Agreement also includes other customary events of default, including, without limitation, a cross-default to other indebtedness, material undischarged judgments, bankruptcy and a change of control.

     The Credit Agreement permits the Company to repurchase shares of its common stock up to $250 million, of which $195 million had been utilized through September 30, 1998.

                            DESCRIPTION OF THE NOTES

     The Old Notes were, and the New Notes will be, issued under the Indenture between the Company, as issuer, and State Street Bank and Trust Company (the "Trustee"). A copy of the Indenture is available upon request from the Company. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions." The Indenture is filed as an exhibit to the registration statement which includes this Prospectus. The New Notes are identical in all material respects to the terms of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by June 21, 1999, the interest rate on the Old Notes from and including such date until but excluding the date of consummation of the Exchange Offer will increase by 0.5%. See
"-- Registration Rights."

GENERAL

     The Old Notes are, and the New Notes will be, unsecured senior subordinated obligations of the Company and will mature on December 15, 2008. The Trustee authenticated and delivered Old Notes for original issue in an aggregate principal amount of $150.0 million. The New Notes will be treated as a continuation of the Old Notes, which initially bear interest at 9 1/4% per annum from the December 21, 1998 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the June 1 or December 1 immediately preceding the Interest Payment Date) on June 15 and December 15 of each year, commencing June 15, 1999.

     If by June 21, 1999, the Company has not consummated a registered exchange offer for the Old Notes or caused a shelf registration statement with respect to resales of the Old Notes to be declared effective, the interest rate on the Old Notes will increase by 0.5% per annum until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement. See
"-- Registration Rights."

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York which initially will be the corporate trust office of an affiliate of the Trustee at State Street Bank and Trust Company, N.A., 61 Broadway, 15th Floor, New York, New York 10006 or in the City of Boston at the corporate trust office of the Trustee at Two International Place, 4th Floor, Boston, Massachusetts 02110; provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

     The Old Notes are, and the New Notes will be, issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional Notes under the Indenture. The Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

OPTIONAL REDEMPTION

     The Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after December 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing December 15, of the years set forth below:

                                                   REDEMPTION
YEAR                                                 PRICE
----                                               ----------
2003.............................................   104.625%
2004.............................................   103.083
2005.............................................   101.542
2006 and thereafter..............................   100.000

     In addition, at any time prior to December 15, 2001, the Company may redeem up to 35% of the principal amount of the Notes with the Net Cash Proceeds of one or more sales by the Company of its Capital Stock (other than Disqualified Stock), at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 109.250%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days after the consummation of such sale or sales.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SINKING FUND

     There will be no sinking fund payments for the Notes.

RANKING

     The Old Notes are, and the New Notes will be, senior subordinated Indebtedness of the Company and rank pari passu in right of payment with all existing and future senior subordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The payment of the Senior Subordinated Obligations will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all existing and future Senior Indebtedness. After giving pro forma effect to the Offering, as of September 30, 1998, the Company and its subsidiaries would have had approximately $9.7 million of indebtedness outstanding other than the Notes, all of which would have been Senior Indebtedness. See "Capitalization." In addition, all existing and future liabilities (including trade payables) of the Company's subsidiaries will be effectively senior to the Notes. As of September 30, 1998, the Company's subsidiaries would have had approximately $243.4 million of liabilities. See "Risk Factors -- Reliance on Subsidiaries" and "Risk Factors -- Subordination." Notwithstanding the foregoing, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "-- Defeasance" below, will not be contractually subordinated in right of payment to any Senior Indebtedness or subject to the restrictions described herein.

     Except with respect to the money, securities or proceeds held under any defeasance trust established in accordance with the Indenture, upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full, in cash or cash equivalents, before the Holders of the Notes or the Trustee on behalf of the Holders of the Notes shall be entitled to receive any payment (by or on behalf of) the Company on account of Senior Subordinated Obligations or any payment to acquire any of the Notes for cash, property or securities, or any distribution with respect to the Notes of any cash, property or securities. Before any payment may be made by, or on behalf of, the Company on any Senior Subordinated Obligations (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the Indenture), upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Notes or the Trustee on behalf of the Holders of the Notes would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution or by the Holders of the Notes or the Trustee if received by them or it, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to any trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued, as their respective interests appear, to the extent necessary to pay all such Senior Indebtedness in full, in cash or cash equivalents after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

     No direct or indirect payment by or on behalf of the Company of Senior Subordinated Obligations (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the Indenture), whether pursuant to the terms of the Notes or upon acceleration or otherwise shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness of the Company and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holder of such Senior Indebtedness. In addition, during the continuance of any other event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon receipt by the Trustee of written notice from the trustee or other representative for the holders of such Designated Senior Indebtedness (or the holders of at least a majority in principal amount of such Designated Senior Indebtedness then outstanding), no payment of Senior Subordinated Obligations (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the Indenture) may be made by or on behalf of the Company upon or in respect of the Notes for a period (a "Payment Blockage Period") commencing on the date of receipt of such notice and ending 179 days thereafter (unless, in each case, such Payment Blockage Period shall be terminated by written notice to the Trustee from such trustee of, or other representatives for, such holders or by payment in full in cash or cash equivalents of such Designated Senior Indebtedness or such event of default has been cured or waived). Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. Notwithstanding anything in the Indenture to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default (other than an event of default pursuant to the financial maintenance covenants under the Credit Agreement) that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of the Payment Blockage Period shall be, or shall be made, the basis for the commencement of a second Payment Blockage Period by the representative for, or the holders of, such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     To the extent of any payment of Senior Indebtedness (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay any Senior Indebtedness is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligation so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligation not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes hereof as if such declaration, invalidity or setting aside had not occurred.

     By reason of the subordination provisions described above, in the event of liquidation or insolvency, creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than Holders of the Notes.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

          (i) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period;

          (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

          (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales;

          (v) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries;

          (vi) the Restructuring Charge;

          (vii) all extraordinary gains and extraordinary losses (on an after-tax basis);

          (viii) write-offs of intangible assets, including research and development, relating to assets acquired by the Company and its Restricted Subsidiaries if such write-offs are done at the time of, or within three months after, such acquisition; and

          (ix) any non-cash compensation expense incurred in connection with the exercise of or paid or payable solely with Capital Stock (other than Disqualified Stock) of the Company or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Company.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, or (c) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (B) of the "Limitation on Asset Sales" covenant.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on December 21, 1998 or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis; or (ii) individuals who on December 21, 1998 constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's shareholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on December 21, 1998 or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income: (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by
(B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries), Preferred Stock dividends in respect of Preferred Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Wholly Owned Restricted Subsidiary and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP. For purposes of the preceding sentence, Preferred Stock dividends shall be deemed to be an amount equal to the actual dividends paid divided by one minus the combined federal, state, local and foreign income tax rate applicable to the Company and its Subsidiaries (expressed as a decimal).

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Credit Agreement" means (i) the Revolving Credit Agreement, dated as of February 7, 1997, among the Company, the lenders party thereto from time to time, the issuing banks referred to therein and Mellon Bank, N.A., as Agent, together with any agreements, instruments and documents executed or delivered pursuant to or in connection with such credit agreement (including without limitation any Guarantees and security documents), in each case as such credit agreement or such agreements, instruments or documents may be amended (including any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time (including any agreement extending the maturity of, refinancing or otherwise restructuring all or any portion of the Indebtedness under such agreement or any successor agreement, as such agreement may be amended, renewed, extended, substituted, replaced, restated and otherwise modified from time to time) and any refinancing, replacement or substitution thereof or therefor, or in respect of or for any previous refinancing, replacement or substitution and (ii) the Note Backup Agreement.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) any Indebtedness under the Credit Agreement (except that any Indebtedness which represents a partial refinancing of Indebtedness theretofore outstanding pursuant to the Credit Agreement, rather than a complete refinancing thereof, shall only constitute Designated Senior Indebtedness if such partial refinancing meets the requirements of clause (ii) below) and (ii) any other Indebtedness constituting Senior Indebtedness that, at the date of determination, has an aggregate principal amount outstanding of at least $25 million and that is specifically designated by the Company, in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of December 21, 1998 , including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

          (i) all indebtedness of such Person for borrowed money;

          (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

          (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables and other accrued current liabilities incurred in the ordinary course of business;

          (v) all Capitalized Lease Obligations;

          (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

          (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

          (viii) all obligations to redeem or repurchase Preferred Stock issued by such Person; and

          (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the

Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest, (C) that the amount of Indebtedness at any time of any Disqualified Stock shall be the maximum fixed redemption or repurchase price in respect thereof, and (D) that Indebtedness shall not include (x) indemnities for or guarantees of any obligations of any Restricted Subsidiary under agreements entered into by such Restricted Subsidiary in the ordinary course of business, provided that such obligations do not constitute Indebtedness; (y) contingent obligations arising in connection with the acquisition of any business or Person, based on the future performance of such business or Person, except to the extent such obligations are not paid at the time such contingency is resolved under GAAP and are recorded as a liability on the books of the Company, and its Subsidiaries, and (z) any liability for federal, state, local or other taxes.

     "Interest Coverage Ratio" means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission or provided to the Trustee (the "Four Quarter Period") to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the

Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer. Notwithstanding the foregoing, payments by the Company or any Restricted Subsidiary for contingent obligations arising in connection with the acquisition of any business or Person that becomes (or prior to December 21, 1998 became) a Restricted Subsidiary, the payment of which was based on the future performance of such business or Person, will not constitute an Investment; provided that any such payment is taken into account in the event such Person ceases to be a Restricted Subsidiary prior to such payment.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Note Backup Agreement" means the Note Backup Agreement, dated as of February 7, 1997, among the Company and the lenders party thereto from time to time, the issuing bank referred to therein and Mellon Bank, N.A., as Agent, as amended together with any agreements, instruments and documents executed or delivered pursuant to or in connection with such agreement (including without limitation any Guarantees and security documents), in each case as such agreement or such agreements, instruments or documents may be amended (including any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time (including any agreement extending the maturity of, refinancing or otherwise restructuring all or any portion of the Indebtedness under such agreement or any successor agreement, as such agreement may be amended, renewed, extended, substituted, replaced, restated and otherwise modified from time to time) and any refinancing, replacement or substitution thereof or therefor, or in respect of or for any previous refinancing, replacement or substitution.

     "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

          (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

          (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

          (iii) that any Note not tendered will continue to accrue interest pursuant to its terms;

          (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

          (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

          (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

          (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (i) the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment;

          (ii) Temporary Cash Investments;

          (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

          (iv) stock, obligations or securities received in satisfaction of judgments;

          (v) an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

          (vi) Interest Rate Agreements and Currency Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates;

          (vii) loans or advances to employees of the Company or its Restricted Subsidiaries to purchase Capital Stock (other than Disqualified Stock) of the Company in an aggregate amount outstanding not to exceed $10 million; and

          (viii) any Person the primary business of which is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; provided that the aggregate amount of such Investments does not exceed $50 million plus the net reduction in Investments made pursuant to this clause (viii) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from any sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), provided that the net reduction in any Investment shall not exceed the amount of such Investment.

     "Put and Call Agreement" means the Put and Call Agreement dated October 15, 1996, as amended, among Disclosure, Disclosure International Incorporated, The Winthrop Corporation and Wright Investors Services International Limited as in effect on December 21, 1998.

     "Repurchase Program" means repurchases of Capital Stock of the Company after December 21, 1998 and prior to December 31, 2003 in an aggregate amount not to exceed $75 million.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Restructuring Charge" means the $77.4 million of pre-tax charges (including an extraordinary item) recorded by the Company in the quarter ended June 30, 1998 in connection with the restructuring and integration of the Company's operations into three divisions.

     "Senior Indebtedness" means the following obligations of the Company, whether outstanding on December 21, 1998 or thereafter Incurred: (i) all Indebtedness and all other monetary obligations (including, without limitation, expenses, fees, principal, interest, reimbursement obligations under letters of credit and indemnities payable in connection therewith) of the Company under (or in respect of) the Credit Agreement or any Interest Rate Agreement or Currency Agreement relating to the Indebtedness under the Credit Agreement and (ii) all other Indebtedness and all other monetary obligations of the Company (other than the Notes), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is pari passu with, or subordinated in right of payment to, the Notes; provided that the term "Senior Indebtedness" shall not include (a) any Indebtedness of the Company that, when Incurred, was without recourse to the Company, (b) any Indebtedness of the Company to a Subsidiary of the Company, or to a joint venture in which the Company has an interest, (c) any Indebtedness of the Company, to the extent not permitted by the "Limitation on Indebtedness" covenant or the "Limitation on Senior Subordinated Indebtedness" covenant described below, (d) any repurchase, redemption or other obligation in respect of Disqualified Stock, (e) any Indebtedness to any employee of the Company or any of its Subsidiaries, (f) any liability for taxes owed or owing to the Company or (g) any Trade Payables.

     "Senior Subordinated Obligations" means any principal of, premium, if any, interest, or other amounts due, on the Notes payable pursuant to the terms of the Notes or upon acceleration, including any amounts received upon the exercise of the rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Notes or amounts corresponding to such principal, premium, if any, or interest on the Notes.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, and its successors.

     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Temporary Cash Investment" means any of the following:

          (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

          (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (iii) repurchase obligations with a term of not more than 30 days for securities of the type described in clause (i) above entered into with an institution meeting the qualifications described in clause (ii) above;

          (iv) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P;

          (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's; and

        (vi) any mutual fund investing exclusively in investments of the type described in clauses (i) through (v) above.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Dollar Equivalent" means, with respect to any monetary amounts in a currency other than the U.S. dollar, at any time of determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters at approximately 11:00 a.m. (New York time) on a date not more than two Business Days prior to such determination.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

  Limitation on Indebtedness

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on December 21, 1998 ); provided that the Company or any Restricted Subsidiary may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2.0:1.

     Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

          (i) Indebtedness pursuant to the Credit Agreement (other than the Note Backup Agreement) outstanding at any time in an aggregate principal amount not to exceed $225 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

          (ii) Indebtedness owed (A) to the Company evidenced by an unsubordinated promissory note or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

          (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i), (ii), (iv), (vi), (vii),
     (viii) or (ix) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company that is pari passu with or subordinated in rights of payment to the Notes be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause
     (iii);

          (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

          (v) Indebtedness, to the extent the net proceeds thereof are promptly
     (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change of Control or (B) deposited to defease the Notes as described below under "Defeasance";

          (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;

          (vii) Indebtedness pursuant to the Note Backup Agreement outstanding at any time in an aggregate principal amount outstanding at any time not to exceed $8.3 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

          (viii) Indebtedness in respect of Capitalized Lease Obligations in an aggregate principal amount outstanding at any time not to exceed $20 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; and

          (ix) Indebtedness (in addition to Indebtedness permitted under clauses
     (i) through (viii) above) in an aggregate principal amount outstanding at any time not to exceed $25 million (or the U.S. Dollar Equivalent thereof), less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below.

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the Credit Agreement on or prior to December 21, 1998 shall be treated as Incurred pursuant to clause (i) of the second paragraph of this "Limitation on Indebtedness" covenant, (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (1) of the preceding sentence), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

  Limitation on Senior Subordinated Indebtedness

     The Company shall not Incur any Indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is pari passu with, or subordinated in right of payment to, the Notes; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness of the Company that exist by reason of any Liens or Guarantees arising or created in respect of some but not all such Senior Indebtedness.

  Limitation on Liens

     The Company shall not Incur any Indebtedness secured by a Lien ("Secured Indebtedness") which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or, if the Secured Indebtedness is subordinated in right of payment to the Notes, prior to) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

  Limitation on Restricted Payments

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock, (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders and (z) dividends on Preferred Stock of the Company or any Restricted Subsidiary, provided such Preferred Stock was permitted to be issued under the "Limitation on Indebtedness" covenant) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

          (A) a Default or Event of Default shall have occurred and be continuing,

          (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or

          (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after December 21, 1998 shall exceed the sum of

             (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on October 1, 1998 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee plus

             (2) the aggregate Net Cash Proceeds received by the Company after December 21, 1998 from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to December 21, 1998 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus

             (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus

             (4) $25 million.

     The foregoing provision shall not be violated by reason of:

          (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

          (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;

          (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

          (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

          (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

          (vi) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Company;

          (vii) payments under the Repurchase Program; or

          (viii) other Restricted Payments in an aggregate amount not to exceed $10 million;

provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Except as set forth in the next sentence, each Restricted Payment and issuance of Capital Stock described in the preceding paragraph shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. The following Restricted Payments described in the preceding paragraph shall not be included in such calculation:

          (x) a Restricted Payment described in clause (ii),

          (y) an exchange of Capital Stock for Capital Stock or Indebtedness described in clause (iii) or (iv), and

          (z) an Investment described in clause (vi) or (viii).

     In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness. For purposes of determining compliance with this "Limitation on Restricted Payments" covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, the Company, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions:

          (i) existing on December 21, 1998 in the Credit Agreement, the Indenture or any other agreements in effect on December 21, 1998, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

          (ii) existing under or by reason of applicable law;

          (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

          (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
     (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

          (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

          (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company) and (C) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes.

Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

  Limitation on the Issuance and Sale of Capital Stock of Restricted
Subsidiaries

     The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

          (i) to the Company or a Wholly Owned Restricted Subsidiary;

          (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

          (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

          (iv) (x) issuances or sales of Common Stock of a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clause
     (A) or (B) of the "Limitation on Asset Sales" covenant described below and
     (y) issuances or sales of Preferred Stock of a Restricted Subsidiary if such Restricted Subsidiary would be entitled to Incur such Indebtedness pursuant to the "Limitation on Indebtedness" covenant and such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a Subsidiary Guarantee of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

  Limitation on Transactions with Shareholders and Affiliates

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to:

          (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

          (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

          (iii) management and administrative services provided by the Company or any Restricted Subsidiary to any Restricted Subsidiary or any Person in which the Company or any Restricted Subsidiary has an Investment;

          (iv) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;

          (v) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes;

          (vi) any payment made under the Put and Call Agreement; or

          (vii) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through
(vii) of this paragraph, (a) the aggregate amount of which exceeds $3 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above and (b) the aggregate amount of which exceeds $5 million in value, must be determined to be fair in the manner provided for in clause (i)(B) above.

  Limitation on Asset Sales

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments or the assumption of Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness to the Company or any Restricted Subsidiary), provided that the Company or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness.

     In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after December 21, 1998 in any period of 12 consecutive months exceed $10 million, then the Company shall or shall cause the relevant Restricted Subsidiary to:

          (i) within twelve months after the date Net Cash Proceeds so received exceed $10 million

             (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of the Company, or any Restricted Subsidiary providing a Subsidiary Guarantee or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or

             (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and

          (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the Payment Date.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date; provided, however, that the Company shall not be required to commence such an Offer to Purchase if the Notes have, on the 30th day after such Change of Control, a rating of at least BBB- (or equivalent or successor rating) by S&P and a rating of at least Baa3 (or equivalent or successor rating) by Moody's.

     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

     Whether or not the Company is then required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

EVENTS OF DEFAULT

     The following events are defined as "Events of Default" in the Indenture:

          (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, whether or not such payment is prohibited by the provisions described under "-- Ranking";

          (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the provisions described under "-- Ranking";

          (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant;

          (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

          (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

          (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

          (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or
     (C) effects any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture requires certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless:

          (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture;

          (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

          (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (iv) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of the Company if all Liens and Indebtedness of the Company or any Person becoming the successor obligor on the Notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would have been permitted (and all such Liens and Indebtedness, other than Liens and Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture; and

          (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

     Defeasance and Discharge. The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

          (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes,

          (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

          (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound,

          (D) the Company is not prohibited from making payments in respect of the Notes by the provisions described under "-- Ranking", and

          (E) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C), (D) and (E) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

     The Indenture may be amended, without the consent of any Holder, to: (i) cure any ambiguity, defect or inconsistency in the Indenture; provided that such amendments do not adversely affect the interests of the Holders in any material respect; (ii) comply with the provisions described under "Consolidation, Merger and Sale of Assets"; (iii) comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; (iv) evidence and provide for the acceptance of appointment by a successor Trustee; or (v) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder. Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) waive a default in the payment of principal of, premium, if any, or interest on the Notes, (vi) modify the subordination provisions in a manner adverse to the Holders or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth below, the New Notes will initially be issued in the form of one or more registered New Notes in global form without interest coupons (each a "Global Note"). Each Global Note will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Holders may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the Global Note for notes in registered form without interest coupons ("Certificated Notes "), which it will distribute to its participants.

     The Company understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

REGISTRATION RIGHTS

     The Company entered into the Registration Rights Agreement with the Placement Agents, for the benefit of the Holders of Old Notes, pursuant to which the Company agreed to use its best efforts, at its cost, to file and cause to become effective a registration statement with respect to a registered offer to exchange the Old Notes for an issue of senior subordinated notes of the Company (the "Registered Notes") with terms identical to the Old Notes (except that the Registered Notes will not bear legends restricting the transfer thereof). The Registration Statement, of which this Prospectus is part, constitutes the registration statement for purposes of the Registration Rights Agreement. Upon the Registration Statement being declared effective, the Company shall offer the New Notes in return for surrender of the Old Notes. The Exchange Offer will remain open for not less than 20 business days after the date notice of the Exchange Offer is mailed to Holders of the Old Notes. For each Old Note surrendered to the Company under the Exchange Offer, the Holder of such Old Note will receive a New Note of equal principal amount. Interest on each New Note shall accrue from the last Interest Payment Date on which interest was paid on the Old Notes so surrendered or, if no interest has been paid on such Old Notes, from December 21, 1998. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or under certain other circumstances, the Company shall, at its cost, use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Old Notes and to keep such Shelf Registration Statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the December 21, 1998, or such shorter period that will terminate when all Old Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Company shall, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder of Old Notes when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit resales of the Old Notes. A Holder that sells its Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

     In the event that the Exchange Offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to June 21, 1999, the annual interest rate borne by the Old Notes will be increased by .5% per annum until the Exchange Offer is consummated or the Shelf Registration Statement is declared effective.

     If the Company effects the Exchange Offer, the Company will be entitled to close the Exchange Offer 20 business days after the commencement thereof, provided that it has accepted all Old Notes theretofore validly surrendered in accordance with the terms of the Exchange Offer. Old Notes not tendered in the Exchange Offer shall bear interest at 9 1/4% per annum and be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions set forth in the legend on the certificate for such Old Notes."

     This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following summary describes certain material United States federal income tax considerations associated with the exchange of the Old Notes for the New Notes pursuant to the Exchange Offer and the ownership and disposition of the Notes. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified with possible retroactive effect. This summary is limited to investors who will hold the Notes as capital assets within the meaning of Section 1221 of the Code and does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, holders whose functional currency is not the U.S. dollar, holders who will hold the Notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the Notes and one or more other investments or, except to the extent discussed below, Non-United States Holders (as defined below). The summary is applicable only to purchasers of Notes in the Offering who acquire the Notes at the initial offering price and does not address other purchasers.

     This summary is for general information only and does not address all aspects of federal income taxation that may be relevant to holders of the Notes in light of their particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective investors should consult their own tax advisors as to the particular tax consequences of the exchange of Old Notes for New Notes and the ownership and disposition of the Notes, including the applicability and effect of any United States Federal, state, local and foreign income and other tax laws.

     As used herein, the term "United States Holder" means a beneficial owner of Notes that is (i) a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation created or organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. A "Non-United States Holder" is any beneficial holder that is not a United States Holder.

UNITED STATES HOLDERS AND NON-UNITED STATES HOLDERS

     There will be no United States Federal income tax consequences to a United States Holder or Non-United States Holder exchanging an Old Note for a New Note pursuant to the Exchange Offer and such Holder will have the same adjusted basis and holding period in the New Note as it had in the Old Note immediately before the exchange.

UNITED STATES HOLDERS

  Stated Interest on Notes

     Stated interest on a Note generally will be taxable to a United States Holder as ordinary income at the time it accrues or is received in accordance with the United States Holder's method of accounting for U.S. federal income tax purposes.

  Sale, Exchange or Retirement of Notes

     Upon the sale, exchange, redemption, retirement or other disposition of a Note, a United States Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other disposition (not including amounts attributable to accrued but unpaid interest, which will be taxable as such) and such holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note will, in general, be the United States Holder's cost therefor. Such gain or loss will be capital gain or loss, and, under recently adopted amendments to the Code, net capital gain (i.e., generally capital gain in excess of capital loss) recognized by an individual United States Holder upon the disposition of a Note that has been held for more than one year generally will be subject to tax at a maximum rate of 20% or, in the case of a Note that has been held for one year or less, at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

  Market Discount

     United States Holders, other than original purchasers of the Old Notes in the offering, should be aware that the sale of the New Notes may be affected by the market discount provisions of the Code.

     Market Discount Rules. The market discount rules generally provide that if a United States Holder of a Note purchased the Note, subsequent to the original offering, at a "market discount" (i.e., at an amount less than the adjusted issue price of the Note as determined on the date of such purchase) in excess of a statutorily-defined de minimis amount, and thereafter recognizes gain upon a disposition (including a partial redemption) of the New Note received in exchange for an Old Note, the lesser of such gain or the portion of the market discount that accrued while the Old Note and New Note were held by such United States Holder will be treated as ordinary interest income at the time of disposition. The rules also provide that a United States Holder who acquires a Note at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Note until the United States Holder disposes of such Note in taxable transaction. If a Holder of such a Note elects to include market discount in income currently, both of the foregoing rules would not apply.

NON-UNITED STATES HOLDERS

     Under present U.S. federal income tax law, subject to the discussion of backup withholding and information reporting below:

          (a) payments of principal and interest on the Notes to any Non-United States Holder will not be subject to U.S. federal income or withholding tax provided that (i) the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-United States Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, (iii) the Non-United States Holder is not a controlled foreign corporation that is related to the Company (directly or indirectly) through stock ownership,
     (iv) such interest payments are not effectively connected with a United States trade or business and (v) the certification set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner. Such certification will be satisfied if the beneficial owner of the Note certifies on IRS Form W-8 or a substantially similar substitute form, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) such beneficial owner files such form with the withholding agent or (ii) in the case of a Note held by a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note, such financial institution certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the withholding agent with a copy thereof; and

          (b) a Non-United States Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption retirement or other disposition of a Note, unless (i) the gain is effectively connected with a trade or business carried on by such holder within the United States or, if a treaty applies, attributable to the United States permanent establishment maintained by the holder, or (ii) the holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, payments of interest and the proceeds of the sale, exchange, redemption, retirement or other disposition of the Notes payable by a U.S. paying agent or other U.S. intermediary will be subject to information reporting. In addition, backup withholding at a rate of 31 percent will apply to these payments if the holder fails to provide an accurate taxpayer identification number (in the case of a United States Holder) or the certification described above (in the case of a Non-United States Holder) or other evidence of exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. Certain United States Holders (including, among others, corporations) and Non-United States Holders that comply with certain certification requirements are not subject to backup withholding. Any amount paid as backup withholding will be creditable against the holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS. Prospective investors should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of the Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such document in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Following consummation of the Exchange Offer, the company may, in its sole discretion, commence one or more additional exchange offers to holders of Old Notes who did not exchange their Old Notes for New Notes in the Exchange Offer on terms which may differ from those contained in the Registration Rights Agreement. This Prospectus, as it may be amended of supplemented from time to time, may be used by the Company in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding Old Notes have been exchanged for New Notes.

                                 LEGAL MATTERS

     The legality of the New Notes offered hereby is being passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP and by Michael R. Kargula, Executive Vice President, General Counsel and Secretary of the Company.

                                    EXPERTS

     The consolidated statements of financial position of Primark Corporation and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, common shareholder's equity and cash flows for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such reports, proxy statements and other information can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates, or in certain cases by accessing the SEC's World Wide Web site of http://www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company's common stock is quoted on the NYSE and the Pacific Exchange under the symbol "PMK," and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows the Company to incorporate by reference the information filed by the Company with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that the Company later files with the SEC will automatically update and supersede this information. The Company incorporates by reference into this Prospectus the following documents or information filed with the SEC:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 10-K"), filed with the SEC on March 30, 1998, as amended by the amendment to the 1997 10-K filed with the SEC on April 8, 1998;

          2. The Company's Quarterly Reports on Form 10-Q filed with the SEC on May 12, 1998, August 13, 1998 and November 13, 1998;

          3. The Company's Current Reports on Form 8-K filed with the SEC on March 3, 1998, March 6, 1998, March 20, 1998, April 8, 1998, July 7, 1998
     and October 6, 1998; and

          4. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Registration Statement of which this Prospectus is part and prior to the effectiveness thereof or subsequent to the date of this Prospectus and prior to the termination of the offering made hereby.

     As noted above, any statement contained in this Prospectus, or in any documents incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a subsequent statement contained in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available without charge upon written or oral request from the Stephen H. Curran, Executive Vice President and Chief Financial Officer of the Company at the Company's principal executive offices located at 1000 Winter Street, Suite 4300N, Waltham, Massachusetts 02451, telephone number (781) 466-6611.
                            ------------------------

     This Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of outstanding Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

                      PRIMARK CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Consolidated Statements of Financial Position at September
  30, 1998 and at December 31, 1997 Unaudited...............   F-2
Consolidated Statements of Income for the Three and Nine
  Months Ended September 30, 1998 and 1997 Unaudited........   F-3
Consolidated Statements of Retained Earnings for the Three
  and Nine Months Ended September 30, 1998 and 1997
  Unaudited.................................................   F-4
Consolidated Statements of Cash Flows for the Nine Months
  Ended September 30, 1998 and 1997 Unaudited...............   F-5
Notes to the Consolidated Financial Statements at September
  30, 1998 Unaudited........................................   F-6
Report of Independent Auditors..............................  F-11
Consolidated Statements of Income for the Years Ended 1997,
  1996 and 1995.............................................  F-12
Consolidated Statements of Cash Flows for the Years Ended
  1997, 1996 and 1995.......................................  F-13
Consolidated Statements of Financial Position for the Years
  Ended 1997, 1996 and 1995.................................  F-14
Consolidated Statements of Common Shareholders' Equity for
  the Years Ended 1997, 1996 and 1995.......................  F-15
Notes to the Consolidated Financial Statements at December
  31, 1997..................................................  F-16

                      PRIMARK CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                                  (UNAUDITED)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1998            1997
                                                              -------------   ------------
                                                                     (IN THOUSANDS)
                                     ASSETS
CURRENT ASSETS
    Cash and cash equivalents, at cost (which approximates
     market value)..........................................    $ 30,022       $   12,780
    Billed receivables less allowance for doubtful accounts
     of $2,833 and $2,756, respectively.....................      89,731           70,084
    Unbilled and other receivables..........................      11,603            9,546
    Federal and state income tax benefit....................          --           21,304
    Other current assets....................................      27,690           24,036
    Net assets of discontinued operations (Note 2)..........      13,198          197,330
                                                                --------       ----------
                                                                 172,244          335,080
                                                                --------       ----------
DEFERRED CHARGES AND OTHER ASSETS
    Goodwill, less accumulated amortization of $77,021 and
     $41,834, respectively..................................     517,547          556,737
    Capitalized data and other intangible assets, less
     accumulated amortization of $27,487 and $20,710,
     respectively...........................................      39,360           47,512
    Capitalized software, less accumulated amortization of
     $16,168 and $20,162, respectively......................      30,077           48,645
    Other...................................................       4,454            8,980
                                                                --------       ----------
                                                                 591,438          661,874
                                                                --------       ----------
PROPERTY, PLANT AND EQUIPMENT, AT COST
    Computer equipment......................................      59,374           63,169
    Leasehold improvements..................................      16,594           17,631
    Other...................................................      26,530            9,806
                                                                --------       ----------
                                                                 102,498           90,606
    Less-accumulated depreciation...........................     (54,852)         (43,751)
                                                                --------       ----------
                                                                  47,646           46,855
                                                                --------       ----------
                                                                $811,328       $1,043,809
                                                                ========       ==========
                  LIABILITIES AND COMMON SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
    Notes Payable...........................................    $ 93,565       $   27,602
    Accounts Payable........................................      14,592           14,125
    Accrued employee payroll and benefits...................      26,849           24,585
    Taxes payable...........................................      61,222           10,717
    Deferred income.........................................      78,366           69,931
    Current portion of long-term debt, including capital
     lease obligations......................................         817           11,301
    Other accrued expenses..................................      58,253           43,814
                                                                --------       ----------
                                                                 333,664          202,075
                                                                --------       ----------
LONG-TERM DEBT AND OTHER LIABILITIES
    Long-term debt, including capital lease obligations.....       8,842          331,260
    Deferred income taxes...................................      16,261           21,133
    Other...................................................      15,740           18,370
                                                                --------       ----------
                                                                  40,843          370,763
                                                                --------       ----------
         Total liabilities..................................     374,507          572,838
COMMITMENTS AND CONTINGENCIES (NOTE 8)
COMMON SHAREHOLDERS' EQUITY
    Common stock and additional paid-in-capital.............      88,862          275,370
    Retained earnings.......................................     350,454          198,658
    Cumulative foreign translation adjustment...............      (2,495)          (3,057)
                                                                --------       ----------
         Total common shareholders' equity..................     436,821          470,971
                                                                --------       ----------
         Total liabilities and shareholders' equity.........    $811,328       $1,043,809
                                                                ========       ==========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                      PRIMARK CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                              THREE MONTHS            NINE MONTHS
                                                                  ENDED                  ENDED
                                                              SEPTEMBER 30,          SEPTEMBER 30,
                                                           -------------------    -------------------
                                                             1998       1997        1998       1997
                                                             ----       ----        ----       ----
                                                              (THOUSANDS EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES.......................................  $108,534    $99,113    $321,819   $294,726
OPERATING EXPENSES
    Cost of services.....................................    45,020     37,361     129,221    116,783
    Selling, general and administrative..................    40,284     37,418     120,933    115,957
    Depreciation.........................................     4,328      4,306      12,831     13,187
    Amortization of goodwill.............................     3,820      3,957      11,755     11,823
    Amortization of other intangible assets..............     2,991      4,233      12,164     12,108
    Restructuring Charge.................................        --         --      68,677      6,800
                                                           --------    -------    --------   --------
         Total operating expenses........................    96,443     87,275     355,581    276,658
                                                           --------    -------    --------   --------
         Operating income................................    12,091     11,838     (33,762)    18,068
                                                           --------    -------    --------   --------
OTHER INCOME AND (DEDUCTIONS)
    Interest expense.....................................    (2,064)    (4,090)     (7,618)   (11,805)
    Foreign currency gain (loss).........................       636        (12)        996      2,325
    Investment and other income (deductions) -- net......       (70)       288       1,840       (377)
                                                           --------    -------    --------   --------
         Total other income and (deductions).............    (1,498)    (3,814)     (4,782)    (9,857)
                                                           --------    -------    --------   --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES....    10,593      8,024     (38,544)     8,211
INCOME TAX EXPENSE (BENEFIT).............................     4,682      4,637        (100)     8,533
                                                           --------    -------    --------   --------
INCOME FROM CONTINUING OPERATIONS........................     5,911      3,387     (38,444)      (322)
                                                           --------    -------    --------   --------
DISCONTINUED OPERATIONS
    Discontinued operations, net of income tax
       (benefit)/expense of $103,000, $(560,000),
       $(700,000) and $(892,000) respectively............     1,835      4,216       7,947     13,074
    Gain on disposal of discontinued operations, net of
       income tax expense of $7,683,000, $0, $108,735,000
       and $0, respectively..............................    14,189         --     187,414         --
                                                           --------    -------    --------   --------
         Total Discontinued Operations...................    16,024      4,216     195,361     13,074
                                                           --------    -------    --------   --------
INCOME BEFORE EXTRAORDINARY LOSS.........................    21,935      7,603     156,917     12,752
EXTRAORDINARY ITEM-LOSS ON EARLY EXTINGUISHMENT OF DEBT,
  net of income tax benefit of $3,614,000 and $1,379,000
  respectively...........................................        --         --      (5,121)    (1,955)
                                                           --------    -------    --------   --------
NET INCOME APPLICABLE TO COMMON STOCK....................  $ 21,935    $ 7,603    $151,796   $ 10,797
                                                           ========    =======    ========   ========
EARNINGS PER COMMON SHARE -- BASIC
    Income from continuing operations....................  $   0.27    $  0.13    $  (1.52)  $  (0.01)
    Discontinued operations..............................      0.73       0.16        7.71       0.49
    Extraordinary item...................................        --         --       (0.20)     (0.07)
                                                           --------    -------    --------   --------
         Total earnings per share........................  $   0.99    $  0.29    $   5.99   $   0.41
                                                           ========    =======    ========   ========
EARNINGS PER COMMON SHARE -- ASSUMING DILUTION
    Income from continuing operations....................  $   0.26    $  0.12    $     --   $     --
    Discontinued operations..............................      0.70       0.15          --         --
    Extraordinary item...................................        --         --          --         --
                                                           --------    -------    --------   --------
         Total earnings per share........................  $   0.96    $  0.28    $     --   $     --
                                                           ========    =======    ========   ========
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
  OUTSTANDING
    Basic................................................    22,088     25,931      25,343     26,415
    Effect of Dilutive Securities........................       709      1,417          --         --
                                                           --------    -------    --------   --------
    Diluted..............................................    22,797     27,348      25,343     26,415
                                                           --------    -------    --------   --------

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                      PRIMARK CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                                  (UNAUDITED)

                                                         THREE MONTHS            NINE MONTHS
                                                            ENDED                   ENDED
                                                        SEPTEMBER 30,           SEPTEMBER 30,
                                                     --------------------    -------------------
                                                       1998        1997        1998       1997
                                                       ----        ----        ----       ----
                                                        (THOUSANDS EXCEPT PER SHARE AMOUNTS)
Balance -- Beginning of period.....................  $328,519    $182,137    $198,658   $178,943
Add -- Net Income..................................    21,935       7,603     151,796     10,797
                                                     --------    --------    --------   --------
Balance -- End of period...........................  $350,454    $189,740    $350,454   $189,740
                                                     ========    ========    ========   ========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                      PRIMARK CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1998          1997
                                                                 ----          ----
                                                                   (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income.............................................  $  151,796    $   10,797
     Adjustments to reconcile net income to net cash flows
      from operating activities:
     Discontinued operations................................      (7,947)      (13,074)
     Gain on Sale of subsidiary.............................    (187,414)
     Loss on extinguishment of intangible assets............      60,650        18,749
     Extraordinary loss on early extinguishment of debt.....       5,121         1,955
     Cash provided by (contributed to) discontinued
      operations............................................      (9,270)       (9,149)
     Depreciation and amortization..........................      36,750        40,656
     Other charges and credits -- net.......................      (5,455)       (5,549)
     Changes in operating working capital, excluding the
      effect of acquisitions:
          Increase in billed, unbilled and other
            receivables-net.................................     (21,121)       (5,028)
          (Increase) decrease in other current assets.......      (3,392)        4,482
          Decrease (increase) in accounts payable...........       1,581        (6,427)
          Increase in accrued payroll and benefits..........       1,587            87
          (Decrease) increase in income and other taxes
            payable -- net..................................       8,164        (5,745)
          Increase in deferred income.......................       8,032         2,062
          Increase in other current liabilities.............      13,228         4,596
                                                              ----------    ----------
               Net cash provided from operating
                  activities................................      52,310        38,412
                                                              ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Issuance of short-term notes payable...................     665,135       157,746
     Repayment of short-term notes payable..................    (599,172)     (154,795)
     Issuance of long-term debt.............................          --       100,000
     Repayment of long-term debt............................    (332,504)           --
     Common stock repurchased and retired...................    (195,417)      (26,633)
     Common stock issuance..................................       8,909         3,928
     Debt issue costs and other.............................        (939)       (2,831)
     Call Premium...........................................      (4,900)           --
                                                              ----------    ----------
               Net cash provided from financing
                  activities................................    (458,888)       77,415
                                                              ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Capital expenditures...................................     (14,486)      (17,576)
     Capitalized software...................................     (12,591)      (14,121)
     Purchase of subsidiaries -- net of acquired cash.......      (4,826)      (88,090)
     Proceeds from sale of subsidiary.......................     502,000            --
     Tax paid on sale of subsidiary.........................     (43,000)           --
     Other -- net...........................................         171         1,087
     Cash provided by (contributed to) discontinued
      operations............................................      (3,495)       (5,911)
                                                              ----------    ----------
               Net cash used for investing activities.......     423,773      (124,611)
                                                              ----------    ----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................          47          (344)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........      17,242        (9,128)
CASH AND CASH EQUIVALENTS, JANUARY 1,.......................      12,780        25,276
                                                              ----------    ----------
CASH AND CASH EQUIVALENTS, SEPTEMBER 30,....................  $   30,022    $   16,148
                                                              ==========    ==========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                      PRIMARK CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     In the opinion of management, the accompanying balance sheets and related interim statements of income and cash flows include all adjustments (consisting only of normal recurring items) necessary for their fair presentation in conformity with generally accepted accounting principles. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Examples include provision for bad debts and the length of asset lives. Actual results may differ from these estimates. Interim results are not necessarily indicative of results for a full year. The information included in this Form 10-Q should be read in conjunction with Management's Discussion and Analysis and financial statements and notes thereto included in the Primark Corporation 1997 Annual Report on Form 10-K.

2.  DISCONTINUED OPERATIONS

     The accompanying consolidated financial statements reflect the operating results of TASC and TIMCO separately from the Company's continuing operations for all periods presented. Interest expense has been allocated to discontinued operations based upon the ratio of net assets to total consolidated net assets. The net assets of discontinued operations represents the net book value of the Company's investment in TASC and TIMCO and consists principally of working capital, fixed assets, goodwill and other non-current assets and liabilities.

  A) Sale of TASC

     On April 1, 1998, the Company completed the sale of TASC and its affiliated weather information companies to Litton Industries for $432 million in cash plus an estimated equity adjustment of $11.5 million. The equity adjustment is based upon changes in TASC's consolidated equity account, less certain inter-company transactions, from September 30, 1997 through the date of the closing. On July 27, 1998, Litton sent notification that it was contesting specific components of the equity adjustment totaling $4.2 million. Both Litton and the Company are in the process of establishing the protocol to resolve all disputed amounts.

     The Company recorded a gain on the sale of $173.2 million which includes the $11.5 million equity adjustment, transaction costs of $5.4 million, taxes of $101.1 million and the net book value of TASC's assets. The cash, net of all transaction costs and taxes, to be received by the Company from the foregoing sale will be approximately $337.0 million.

  B) Sale of TIMCO

     On September 22, 1998, the Company completed the sale of all of the outstanding common stock of its heavy aircraft maintenance unit, the Triad International Maintenance Corporation (TIMCO), to Aviation Sales Maintenance, Repair & Overhaul Company (AVS), a division of Aviation Sales Company. The transaction was executed in accordance with a Stock Purchase Agreement dated August 10, 1998 for a cash purchase price of $70 million. Pursuant to the Stock Purchase Agreement, a working capital adjustment of $1.3 million, based upon TIMCO's closing balance sheet as of September 22, 1998, has been recorded as a receivable at September 30, 1998. The $1.3 million was received by wire in November, 1998.

     The Company recorded a gain on the sale of $14.2 million which includes the $1.3 million working capital adjustment, transaction costs of $850,000, taxes of $8.7 million and the net book value of TIMCO's assets. The cash, net of all closing adjustments and taxes to be received by the Company from the foregoing sale will be approximately $52.0 million.

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

                            DISCONTINUED OPERATIONS

                                                                         NINE MONTHS
                                                    QUARTER ENDED           ENDED
                                                    SEPTEMBER 30,       SEPTEMBER 30,
                                                   ----------------    ----------------
                                                    1998      1997      1998     1997
                                                    ----      ----      ----     ----
                                                    (IN THOUSANDS)      (IN THOUSANDS)
Income/(Loss)
     TASC......................................    $   --    $4,211    $3,755   $13,428
     TIMCO.....................................     1,835         5     4,192      (354)
                                                   ------    ------    ------   -------
          Total................................    $1,835    $4,216    $7,947   $13,074
                                                   ------    ------    ------   -------

                                                                SEPTEMBER 30,   DECEMBER 31,
                                                                    1998            1997
                                                                -------------   ------------
Net Assets
     TASC...............................                           $11,500        $155,376
     TIMCO..............................                             1,698          41,954
                                                                   -------        --------
          Total.........................                           $13,198        $197,330
                                                                   =======        ========

3.  RESTRUCTURING AND INTEGRATION CHARGES

     Effective June 1, 1998, the Company was reorganized in order to strategically focus solely on its information services businesses. In connection with this reorganization, the Company recorded a pre-tax charge of $77.4 million, of which $8.7 million is recorded as an Extraordinary Item (see Refinancing Footnote) and the remaining $68.7 million is recorded within operating expenses for direct and other reorganization related costs.

     The charge included the write-off of intangible assets for (i) $25.0 million of previously capitalized software related to the planned integration of several product offerings on common software platforms, (ii) $1.5 million of data that has been determined to be duplicative and will not be used as a result of the software platform integration previously discussed, (iii) write-off of $23.9 million of goodwill associated with software and data written off which was established as part of purchase accounting, (iv) write-off of $7.2 million of goodwill related to DAFSA, and (v) write-off of $3.1 million of a trademark no longer used in the restructured organization.

     An additional $8.0 million of the restructuring charge relates primarily to the integration of domestic and international sales offices and efficiencies gained from technological advancements that will result in the phased reduction of approximately 61 employees.

     There was no utilization of the restructure accrual in the third quarter. The remaining accrual is expected to be utilized within one year. Details of the unutilized restructuring and integration costs as of September 30, 1998 are as follows (000's):

                                                    SECOND QUARTER    UTILIZED    SEPTEMBER 30,
                                                    1998 PROVISION    TO DATE    1998 PROVISION
                                                    --------------    --------   --------------
                                                                   (IN THOUSANDS)
Abandonment of leased facilities, including
  leasehold improvements..........................      $5,156          $ --         $5,156
Salaries and termination benefits.................       2,871           185          2,686
                                                        ------          ----         ------
     Total........................................      $8,027          $185         $7,842
                                                        ======          ====         ======

     Cash flow expenditures, net of tax recovery, will be funded by the Company's cash flows from operating activities. The overall restructuring plan, when fully implemented, will reduce amortization and other costs by

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

over $7.0 million, net of tax, for each of the next several years. The 1997 restructuring charges relating specifically to DAFSA and Disclosure have been fully utilized in prior quarters.

4.  REFINANCING

     On April 1, 1998, the Company amended the terms of its revolving credit facility and term loan agreement. Under the terms of the revised agreement, which became effective April 1, 1998, the Company used the proceeds from the sale of TASC to (i) prepay all amounts outstanding on the Company's $112 million senior callable bonds, including a 4.375% premium aggregating $4.9 million, (ii) prepay $220 million of the Company's outstanding term loan together with accrued interest thereon, and (iii) prepay approximately $500,000 of the Company's other indebtedness.

     In conjunction with the above, the Company replaced its outstanding $75 million credit facility with a $225 million revolving credit facility which expires in 2002. Interest on the borrowings under the new revolving credit facility is payable at rates ranging from 0.375% to 1.00% above the current prevailing LIBOR rate of interest. Pursuant to the credit facility negotiations, the Company incurred fees of $125,000 upon the sale of TASC and $325,000 for increasing the amounts allowed to be drawn on the line for the repurchase of Company shares as part of the "Dutch Auction" self-tender offer.

     As a result of the prepayment of debt and amended terms of the revolving credit facility, the Company wrote off the associated deferred financing costs, and paid a call premium of $4.9 million related to the prepayment of the $112 million of senior callable bonds. This resulted in an extraordinary loss of $8.7 million, or $5.1 million on an after tax basis for the quarter ended June 30, 1998. As of September 30, 1998, $93,565,000 is outstanding under the revolving credit facility.

5.  REPURCHASE OF COMMON STOCK

     On May 20, 1998, the Company announced a "Dutch Auction" self-tender offer, which expired on June 17, 1998. The Company purchased 4,540,000 shares at $34 per share under this arrangement. Total cost of these shares was $154.6 million, including legal and accounting fees. On July 3, 1998, the Company implemented an open market purchase program to buy up to 2,000,000 shares of its common stock from time to time, depending on market conditions. As of September 30, 1998, 1,518,500 shares had been repurchased at a total cost of $40.8 million. On October 2, 1998, the Company purchased additional 50,000 shares at a total cost of $1,454,000. Year to date, the Company has purchased a total of 6,108,500 shares at a total cost of $196.6 million, representing approximately 22.5% of its total outstanding common stock. On November 10, 1998, the Company announced that the Board of Directors approved the expansion of the open market purchase program by an additional 2,000,000 shares, bringing the total potential buyback to 8,540,000 shares, or approximately 31% of the Company's total outstanding before the "Dutch Auction." The Company is using proceeds from the sale of TASC and TIMCO as well as its revolving credit facility to fund the common stock repurchases.

6.  EARNINGS PER SHARE

     In March 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, Earnings Per Share, which became effective for fiscal years ending after December 15, 1997. The prior years' earnings per share have been retroactively restated in accordance with this statement. Basic earnings per share was determined by dividing net income by the weighted average shares of common stock outstanding during the year. Diluted earnings per share reflects the dilution due to stock options based on the treasury stock method.

     SFAS No. 128, states that if there is a loss from continuing operations, a company should not include options and other potential common shares in the denominator of a dilutive per-share computation even if including these potential common shares in other dilutive per-share computations may be dilutive to their comparable basic per-share amounts. Therefore, the "Earnings Per Common Share -- Basic and Dilutive"

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

included within the Company's Statements of Income exclude the dilutive effect of options and other potential common shares for the nine months ended September 30, 1998 and 1997, respectively.

     If options and other potential common shares were included, weighted average common and common equivalent shares outstanding and the related dilutive earnings per common share would have been as follows (in thousands except per share amounts):

   PRO-FORMA WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING

                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                              ----------------
                                                               1998      1997
                                                               ----      ----
Basic.......................................................  25,343    26,415
Effect of Dilutive Securities...............................   1,042     1,163
                                                              ------    ------
Diluted.....................................................  26,385    27,578
                                                              ------    ------

        PRO-FORMA EARNINGS PER COMMON SHARE -- ASSUMING DILUTION BENEFIT

                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                              ----------------
                                                               1998      1997
                                                               ----      ----
Income from continuing operations...........................  $(1.46)   $(0.01)
Discontinued operations.....................................    7.40      0.47
Extraordinary item..........................................   (0.19)    (0.07)
                                                              ------    ------
     Total earnings per share...............................  $ 5.75    $ 0.39
                                                              ------    ------

7.  NEWLY ISSUED ACCOUNTING STANDARDS

     Effective January 1, 1998, the Company adopted the provisions of the American Institute of Certified Public Accountants (AICPA) Statements of Positions (SOP) No. 97-2, "Software Revenue Recognition," and No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Adoption of these pronouncements did not have a material effect on the reported results of operations or financial position.

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which was issued by the Financial Accounting Standards Board (FASB) in June of 1997. This standard requires companies to report and display comprehensive income and its components in a full set of general-purpose financial statements beginning with this year's Annual Report on Form 10-K. The following table provides a reconciliation of net income to comprehensive income.

                                                   THREE MONTHS          NINE MONTHS
                                                      ENDED                 ENDED
                                                  SEPTEMBER 30,         SEPTEMBER 30,
                                                ------------------    ------------------
                                                 1998       1997        1998      1997
                                                 ----       ----        ----      ----
                                                  (IN THOUSANDS)        (IN THOUSANDS)
Net Income....................................  $21,935    $ 7,603    $151,796   $10,797
Cumulative Translation Adjustment.............    1,239      4,694         562     2,328
Tax Benefit of Option Exercise................       83        406       2,568       778
                                                -------    -------    --------   -------
Comprehensive Income..........................  $23,257    $12,703    $154,926   $13,903

     Also in June of 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which will be applicable beginning with this year's Annual Report on Form 10-K.

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999. The new standard requires that all companies record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Management is currently assessing the impact of SFAS No. 133 on the financial statements of the Company.

8.  CONTINGENCIES

     There have been no other significant developments with respect to the Company's contingent liabilities which were disclosed in the Company's 1997 Annual Report on Form 10-K. Management cannot predict the final disposition of such issues, but believes that adequate provision has been made in the financial statements and that the ultimate resolution of any outstanding issues will not have a material adverse effect on the Company's financial condition.

                         REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS OF PRIMARK CORPORATION:

     We have audited the accompanying consolidated statements of financial position of Primark Corporation and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, cash flows and common shareholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Primark Corporation and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Deloitte & Touche LLP
                                          --------------------------------------
                                              Deloitte & Touche LLP


Boston, Massachusetts
February 10, 1998
(March 30, 1998 as to Note 14 to the Consolidated Financial Statements)

                      PRIMARK CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS EXCEPT PER SHARE AMOUNTS FOR YEARS ENDED DECEMBER 31    1997       1996       1995
-----------------------------------------------------------------  --------   --------   --------
OPERATING REVENUES............................................     $397,875   $277,063   $184,779
                                                                   --------   --------   --------
OPERATING EXPENSES
Cost of services..............................................      157,327    104,479     66,063
Selling, general and administrative...........................      151,559    111,463     71,921
Depreciation..................................................       17,371     12,318      8,176
Amortization of goodwill......................................       15,805     10,616      6,803
Amortization of other intangible assets.......................       17,029     10,348     10,930
Restructuring charge (Note 4).................................        6,800         --         --
                                                                   --------   --------   --------
          Total operating expenses............................      365,891    249,224    163,893
                                                                   --------   --------   --------
OPERATING INCOME..............................................       31,984     27,839     20,886
                                                                   --------   --------   --------
OTHER INCOME AND (DEDUCTIONS)
Investment income.............................................        1,085      2,675        967
Interest expense..............................................      (15,986)   (12,468)    (8,377)
Foreign currency gain (loss)..................................        1,831      1,836     (2,620)
Other.........................................................        1,039         66       (845)
                                                                   --------   --------   --------
          Total other income and (deductions).................      (12,031)    (7,891)   (10,875)
                                                                   --------   --------   --------
Income From Continuing Operations Before Income Taxes.........       19,953     19,948     10,011
Income Tax Expense............................................       12,963      7,432      4,630
                                                                   --------   --------   --------
Income From Continuing Operations.............................        6,990     12,516      5,381
                                                                   --------   --------   --------
DISCONTINUED OPERATIONS (NOTE 3)
Discontinued operations, net of income tax expense of $11,988,
  $14,005 and $10,482, respectively...........................       14,680     16,192     13,469
Gain on disposal of discontinued operations, net of income tax
  expense of $5,407...........................................           --      8,400         --
                                                                   --------   --------   --------
          Total Discontinued Operations.......................       14,680     24,592     13,469
                                                                   --------   --------   --------
Income Before Extraordinary Loss..............................       21,670     37,108     18,850
Extraordinary Loss On Early Extinguishment Of Debt (Note 6),
  net of income tax benefit of $1,379 in 1997 and $288 in
  1995........................................................       (1,955)        --       (534)
                                                                   --------   --------   --------
Net Income....................................................       19,715     37,108     18,316
Dividends On Preferred Stock..................................           --       (359)    (1,434)
                                                                   --------   --------   --------
Net Income Applicable To Common Stock.........................     $ 19,715   $ 36,749   $ 16,882
                                                                   ========   ========   ========
BASIC EARNINGS PER COMMON SHARE (NOTE 8)
Income from continuing operations.............................     $   0.26   $   0.49   $   0.21
Discontinued operations.......................................         0.56       0.99       0.70
Extraordinary loss............................................        (0.07)        --      (0.03)
                                                                   --------   --------   --------
Net income....................................................     $   0.75   $   1.48   $   0.88
                                                                   ========   ========   ========
EARNINGS PER COMMON SHARE -- ASSUMING DILUTION (NOTE 8)
Income from continuing operations.............................     $   0.25   $   0.46   $   0.19
Discontinued operations.......................................         0.53       0.92       0.65
Extraordinary loss............................................        (0.07)        --      (0.02)
                                                                   --------   --------   --------
Net income....................................................     $   0.71   $   1.38   $   0.82
                                                                   ========   ========   ========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                      PRIMARK CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS FOR YEARS ENDED DECEMBER 31                        1997        1996        1995
----------------------------------------                     ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.................................................  $  19,715   $  37,108   $  18,316
Adjustments to reconcile net income to net cash flows from
  operating activities:
     Discontinued operations...............................    (14,680)    (24,592)    (13,469)
     Extraordinary loss on early extinguishment of debt....      3,334          --         822
     Cash provided by discontinued operations..............     21,244      13,915      10,735
     Depreciation and amortization.........................     50,205      33,282      25,909
     Deferred income taxes.................................     (3,310)      1,174        (835)
     Other charges and credits -- net......................     (9,161)     11,268       1,674
Changes in operating working capital, excluding the effect
  of acquisitions:
     (Increase) decrease in billed, unbilled and other
       receivables -- net..................................     (5,366)    (27,531)      8,155
     Decrease in other current assets......................      1,743         303         717
     Decrease in accounts payable..........................     (2,896)     (1,954)     (4,210)
     Increase in accrued payroll and benefits..............      2,515       3,310       5,023
     (Decrease) increase in income and other taxes
       payable -- net......................................     (5,506)      5,056        (516)
     (Decrease) increase in deferred income................     (1,787)     10,848      (6,459)
     Increase in other current liabilities.................      1,974       3,520       3,443
                                                             ---------   ---------   ---------
     Net change in operating working capital...............     (9,323)     (6,448)      6,153
                                                             ---------   ---------   ---------
     Net cash provided from operating activities...........     58,024      65,707      49,305
                                                             ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of short-term notes payable.......................    225,304       2,598     318,601
Repayment of short-term notes payable......................   (197,702)     (2,598)   (318,601)
Issuance of long-term debt.................................    100,000          --     125,000
Repayment of long-term debt................................     (5,000)         --          --
Common stock repurchased and retired.......................    (56,238)         --          --
Common stock issuance......................................     12,235       8,264     106,528
Debt issue costs and other.................................     (3,853)       (711)     (7,073)
Financing activities of discontinued operations............         --      (2,804)     (4,100)
                                                             ---------   ---------   ---------
Net cash provided from financing activities................     74,746       4,749     220,355
                                                             ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures.......................................    (23,965)    (19,412)     (9,803)
Capitalized software.......................................    (19,971)    (16,916)     (5,704)
Purchase of subsidiaries -- net of acquired cash...........    (88,089)    (71,084)   (199,734)
Proceeds from sale of subsidiary...........................      3,494      14,300          --
Other -- net...............................................     (4,514)     (8,503)     (2,465)
Investing activities of discontinued operations............    (11,459)     (4,374)     (9,002)
                                                             ---------   ---------   ---------
Net cash used for investing activities.....................   (144,504)   (105,989)   (226,708)
                                                             ---------   ---------   ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH....................       (762)        927          57
                                                             ---------   ---------   ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.......    (12,496)    (34,606)     43,009
CASH AND CASH EQUIVALENTS, JANUARY 1.......................     25,276      59,882      16,873
                                                             ---------   ---------   ---------
CASH AND CASH EQUIVALENTS, DECEMBER 31.....................  $  12,780   $  25,276   $  59,882
                                                             =========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION --
  CASH PAID FOR:
Income taxes, including amounts paid for discontinued
  operations...............................................  $  12,834   $  12,863   $  10,616
Interest...................................................  $  25,512   $  20,664   $  20,351
                                                             =========   =========   =========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                      PRIMARK CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

IN THOUSANDS AT DECEMBER 31                                      1997        1996
---------------------------                                   ----------   --------
ASSETS
CURRENT ASSETS
Cash and cash equivalents, at cost (which approximates
  market value).............................................  $   12,780   $ 25,276
Billed receivables less allowance for doubtful accounts of
  $2,756 and $2,234, respectively...........................      70,084     54,466
Unbilled and other receivables..............................       9,546     10,662
Federal and state income tax benefit........................      21,304      2,308
Other current assets........................................      24,036     12,466
Net assets of discontinued operations.......................     197,330         --
                                                              ----------   --------
Total current assets........................................     335,080    105,178
                                                              ----------   --------
DEFERRED CHARGES AND OTHER ASSETS
Goodwill, less accumulated amortization of $41,834 and
  $26,502, respectively.....................................     556,737    492,835
Capitalized data and other intangible assets, less
  accumulated amortization of $20,710 and $13,393,
  respectively..............................................      47,512     41,283
Capitalized software, less accumulated amortization of
  $20,162 and $10,787, respectively.........................      48,645     35,004
Net assets of discontinued operations.......................          --    192,435
Other.......................................................       8,980      9,907
                                                              ----------   --------
Total deferred charges and other assets.....................     661,874    771,464
                                                              ----------   --------
PROPERTY, PLANT AND EQUIPMENT, AT COST
Computer equipment..........................................      63,169     49,924
Leasehold improvements......................................      17,631     14,294
Other.......................................................       9,806      7,947
                                                              ----------   --------
                                                                  90,606     72,165
Less -- Accumulated depreciation............................     (43,751)   (28,006)
                                                              ----------   --------
Net property, plant and equipment...........................      46,855     44,159
                                                              ----------   --------
         Total assets.......................................  $1,043,809   $920,801
                                                              ==========   ========
LIABILITIES AND COMMON SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable...............................................  $   27,602   $     --
Accounts payable............................................      14,125     16,691
Accrued employee payroll and benefits.......................      24,585     19,806
Federal income taxes payable................................          --      9,071
Foreign and other taxes payable.............................      10,717     12,262
Deferred income.............................................      69,931     62,576
Current portion of long-term debt, including capital lease
  obligations...............................................      11,301      6,518
Other.......................................................      43,814     38,761
                                                              ----------   --------
         Total current liabilities..........................     202,075    165,685
                                                              ----------   --------
Long-Term Debt and Other Liabilities
Long-term debt, including capital lease obligations.........     331,260    241,822
Deferred income taxes.......................................      21,133     16,189
Other.......................................................      17,463     21,010
                                                              ----------   --------
Total long-term debt and other liabilities..................     369,856    279,021
                                                              ----------   --------
         Total liabilities..................................     571,931    444,706
                                                              ----------   --------
MINORITY INTEREST...........................................         907        265
                                                              ----------   --------
COMMITMENTS AND CONTINGENCIES (NOTE 13)

COMMON SHAREHOLDERS' EQUITY
Common stock and additional paid-in-capital.................     275,370    296,546
Retained earnings...........................................     198,658    178,943
Cumulative foreign translation adjustment...................      (3,057)       341
                                                              ----------   --------
         Total common shareholders' equity..................     470,971    475,830
                                                              ----------   --------
         Total liabilities and common shareholders'
           equity...........................................  $1,043,809   $920,801
                                                              ==========   ========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                      PRIMARK CORPORATION AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY

IN THOUSANDS FOR YEARS ENDED DECEMBER 31                        1997       1996       1995
----------------------------------------                     ---------   --------   --------
Common Stock, without par value-authorized 100,000,000
  shares, issued 26,800,399; 27,067,951 and 24,435,968
  shares, respectively, at $0.02 stated value
Balance -- beginning of year................................  $    541   $    489   $    398
Issued for employee stock purchase and option plans.........        36          2         --
Retirement of common stock..................................       (41)        --         --
Purchase of subsidiary......................................        --         44         --
Conversion of preferred stock to common.....................        --          6         --
Issued in public offering...................................        --         --         91
                                                              --------   --------   --------
Balance -- end of year......................................       536        541        489
                                                              --------   --------   --------
Additional Paid-in Capital
Balance -- beginning of year................................   296,005    226,005    113,696
Tax benefit relating to stock option plans..................    22,827      3,218      4,177
Issued for employee stock purchase and option plans.........    12,198      1,557      3,076
Retirement of common stock..................................   (56,196)        --         --
Purchase of subsidiary......................................        --     59,906         --
Conversion of preferred stock to common -- net of costs.....        --      4,738         --
Gain on treasury shares.....................................        --        581        439
Issued in public offering...................................        --         --    104,617
                                                              --------   --------   --------
Balance -- end of year......................................   274,834    296,005    226,005
                                                              --------   --------   --------
Retained Earnings
Balance -- beginning of year................................   178,943    141,846    124,964
Net income..................................................    19,715     37,108     18,316
Dividends on preferred stock................................        --       (359)    (1,434)
Change in year-end of subsidiaries..........................        --        348         --
                                                              --------   --------   --------
Balance -- end of year......................................   198,658    178,943    141,846
                                                              --------   --------   --------
Treasury Stock, at average cost, 0; 0 and 1,119,287 shares,
  respectively, held in treasury
Balance -- beginning of year................................        --    (14,814)   (13,145)
Repurchased.................................................        --         --     (6,944)
Conversion of preferred stock to common.....................        --     10,878         --
Reissued for stock purchase and option plans................        --      3,936      5,275
                                                              --------   --------   --------
Balance -- end of year......................................        --         --    (14,814)
                                                              --------   --------   --------
Unearned Compensation
Balance -- beginning of year................................        --       (709)    (1,674)
Amortization of unearned compensation.......................        --        709        965
                                                              --------   --------   --------
Balance -- end of year......................................        --         --       (709)
                                                              --------   --------   --------
Cumulative Foreign Currency Translation Adjustment
Balance -- beginning of year................................       341      1,245        450
Translation adjustment......................................    (5,221)    (1,378)     1,262
Income tax benefit (expense) on adjustment..................     1,823        474       (467)
                                                              --------   --------   --------
Balance -- end of year......................................    (3,057)       341      1,245
                                                              --------   --------   --------
          Total Common Shareholders' Equity.................  $470,971   $475,830   $354,062
                                                              ========   ========   ========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                      PRIMARK CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a. BUSINESS

     The Company is a global information services company with businesses strategically focused on supplying financial, economic and market research information to financial and corporate markets.

  b. PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Primark Corporation and its majority-owned subsidiaries (the "Company"). All significant intercompany transactions and balances have been eliminated. Investments in companies of less than 50 percent are accounted for using the equity method.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Effective January 1996, Datastream International Limited and its affiliates and Vestek Systems, Inc. changed their year-end reporting period from November 30 to December 31. The change was made to provide more timely information and enhance comparability. The operating results for December 1995 were credited directly to retained earnings.

     Certain reclassifications have been made to prior years' statements to conform to the 1997 presentation. Prior periods have been restated to separately present continuing operations from discontinued operations (Note 3).

  c. FOREIGN CURRENCY TRANSLATION

     The functional currency for most of the Company's foreign operations is the applicable local currency. Foreign currency accounts are translated into U.S. dollars using current exchange rates in effect at the balance sheet date for assets and liabilities, and weighted average monthly exchange rates during the period for revenues and expenses. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are reported as a separate component of shareholders' equity. Gains and losses resulting from transactions and certain balance sheet accounts denominated in currencies other than the applicable functional currency are included in income. The net effect of changes in cash are separately identified in the consolidated statements of cash flows.

  d. DERIVATIVE FINANCIAL INSTRUMENTS

     The Company enters into currency exchange and interest rate swap agreements to minimize interest rate and foreign exchange risk. Gains and losses related to qualifying accounting hedges of firm commitments are deferred and recognized in income when the hedged transaction occurs. Gains and losses from financial instruments that do not qualify for hedge accounting are marked to market and recognized as a gain or loss in the current period. The Company does not hold or issue derivative financial instruments for trading purposes.

  e. REVENUE RECOGNITION

     Revenue derived from subscription contracts is generally billed in advance of services provided. Amounts billed in advance are recorded as deferred income and recognized ratably over the periods in which services are performed.

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  f. CASH AND CASH EQUIVALENTS

     Cash and cash equivalents represent cash and short-term, highly liquid investments with original maturities of three months or less.

  g. GOODWILL

     Goodwill represents the excess of the purchase price over the fair value of net identifiable assets acquired and is amortized on a straight line basis over estimated useful lives ranging from 20 to 40 years. The Company regularly evaluates the net carrying value of all long-lived assets, including intangibles and goodwill, for recoverability based upon the undiscounted future cash flows associated with these assets. Management believes there have been no impairments of these assets.

  h. CAPITALIZED SOFTWARE

     Costs related to the conceptual formulation and design of software developed for internal use are expensed as incurred. Costs incurred subsequent to establishment of technological feasibility are capitalized and amortized over periods ranging from 3 to 5 years. Costs to support or service software are expensed as incurred. The Company does not develop software for sale or lease.

  i. CAPITALIZED DATA AND OTHER INTANGIBLES

     Costs incurred to update and maintain the Company's database assets are expensed as incurred. Costs associated with the purchase of historical data not currently part of the Company's database assets, as well as the cost of initiating a new database product, are capitalized. Other intangible assets and liabilities consist of non-compete covenants, trademarks and unfavorable lease commitments. Data and other intangibles are amortized on a straight line basis over periods ranging from 3 to 20 years.

  j. PROPERTY AND EQUIPMENT

     Computer equipment and other property are recorded at cost and depreciated on a straight line basis over their estimated useful lives, ranging from 3 to 10 years. Leasehold improvements are amortized over the shorter of the remaining life of the lease or the estimated useful life of the improvement.

  k. INCOME TAXES

     Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred tax balances are adjusted to reflect changes in tax rates expected to be in effect during the periods in which the temporary differences reverse. As temporary differences reverse, the related deferrals are recorded to income.

  l. EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share." This standard requires dual presentation of basic and diluted earnings per share ("EPS") on the face of the income statement and requires a reconciliation of the numerators and denominators of basic and diluted EPS calculations (Note 8). The EPS of prior periods have been restated to present basic and diluted EPS.

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  m. ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The impact of recording stock-based compensation under the fair value method is disclosed in Note 10.

  n. NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." The Company will adopt these statements during fiscal year 1998 and does not expect that the adoption will have a material impact on the consolidated financial statements.

2.  ACQUISITIONS

     During the three years ending December 31, 1997, the Company made the acquisitions set forth below, each of which has been accounted for as a purchase. Accordingly, the purchase price has been allocated to the identifiable net assets acquired. The excess of the purchase price over the estimated fair value of net assets acquired has been allocated to goodwill and is amortized on a straight line basis over periods ranging from 25 to 40 years. Future adjustments to the total purchase price allocation, if any, are not expected to materially affect the Company's financial statements. The consolidated financial statements include the operating results of each business from the date of acquisition.

  a. FISCAL 1997

SUMMARY OF ACQUISITION COSTS (000S)                            WEFA     BASELINE
-----------------------------------                           -------   --------
Cash........................................................  $45,000    $40,963
Acquisition Fees............................................      204        233
                                                              -------    -------
Total Consideration.........................................  $45,204    $41,196
Acquired Cash...............................................     (308)        (2)
                                                              -------    -------
Consideration Paid..........................................  $44,896    $41,194
                                                              -------    -------
Net Excess of Purchase Price over Fair Value................  $44,979    $39,431
                                                              =======    =======

WEFA

     On February 7, 1997, the Company acquired all of the outstanding stock of WEFA Holdings, Inc. ("WEFA") for $45,000,000 in cash. Headquartered in Pennsylvania, WEFA is an international provider of value added economic information and consulting services to Fortune 500 companies, governments, universities, and financial institutions.

BASELINE

     On January 6, 1997, the Company purchased all of the outstanding stock of Baseline Financial Services, Inc. ("Baseline") pursuant to the terms of a Stock Purchase Agreement dated November 24, 1996, between the Company, Bowne & Co., and another owner for $40,963,000 in cash. Headquartered in New York City, Baseline provides institutional investors with visual valuation graphics of financial market information.

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  ACQUISITIONS -- (CONTINUED)

  b. FISCAL 1996

                                                                                THE YANKEE
SUMMARY OF ACQUISITION COSTS (000S)                       ICV      WORLDSCOPE     GROUP      DAFSA
-----------------------------------                     --------   ----------   ----------   ------
Cash..................................................  $ 40,316     $5,000      $33,000     $9,000
Stock Issued..........................................    59,950         --           --         --
Notes Issued..........................................     8,250         --           --         --
Receivables Forgiven..................................        --      3,889           --         --
Guaranteed Payment....................................        --         --        5,000         --
Acquisition Fees......................................     3,765        237          119        199
                                                        --------     ------      -------     ------
Total Consideration...................................   112,281      9,126       38,119      9,199
Acquired Cash.........................................   (16,309)      (353)      (1,600)        --
Purchase Price Adjustment.............................        --         --           --     (1,316)
                                                        --------     ------      -------     ------
Consideration Paid....................................  $ 95,972     $8,773      $36,519     $7,883
                                                        --------     ------      -------     ------
Excess of Purchase Price over Fair Value..............  $112,348     $3,926      $34,583     $6,793
                                                        ========     ======      =======     ======

ICV

     On October 24, 1996, the Company acquired all the outstanding stock of ICV Limited. The purchase price, excluding fees, consisted of $24,007,000 in net cash, 2,200,000 shares of Primark common stock at a $27.25 market value and $8,250,000 in six year notes (the "ICV Purchase Notes"), issued by the Company to the sellers (Note 6b). ICV supplies a variety of real-time data and news products to equity traders and investors in London and throughout the United Kingdom. In accordance with the terms of the purchase agreement, the Company registered the 2,200,000 shares of its common stock in 1998.

WORLDSCOPE

     On October 15, 1996, the Company acquired an additional 30% ownership interest in Worldscope for $5,000,000 in cash, giving Primark a controlling ownership interest of 80%. Prior to the transaction, Worldscope was a 50% partnership accounted for under the equity method. In connection with the transaction, Primark and the previous 50% owner each forgave working capital advances equal to $3,889,000. The sellers of the 30% interest in Worldscope have a non-expiring option to sell their remaining 20% ownership to Primark, in increments of 5% or 15%. The price of a 5% increment would be at 5 times the most recent 12 months of revenue multiplied by the 5% ownership. The price of a 15% increment would be at 4 times revenue multiplied by the 15% ownership. As of October 15, 2006, Primark will have the right to purchase an additional 15% of Worldscope.

THE YANKEE GROUP

     On August 9, 1996, the Company acquired all the outstanding stock of Yankee Group Research, Inc. (the "Yankee Group"), pursuant to the terms of a stock purchase agreement by and between the Company and the shareholders of the Yankee Group. The purchase price included cash payments of $31,000,000 on August 9, 1996; $2,000,000 in September of 1997, a guaranteed payment of $5,000,000 due in August 1998 and future contingent payments to the former Yankee shareholders based upon future operating results, ranging from $0 to a maximum of $27,000,000. Future contingent payments, if any, are due in the year 2000 and will be recorded as goodwill when incurred. The Yankee Group provides market research on telecommunications and computer systems.

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  ACQUISITIONS -- (CONTINUED)

DAFSA

     On June 18, 1996, Datastream International (France) SA acquired all of the outstanding stock of Groupe DAFSA ("DAFSA"), for $7,883,000 in cash, net of purchase price adjustments. DAFSA supplies company account information on all listed companies in France and ownership information on French companies through print and CD-ROM.

  c. FISCAL 1995

  Disclosure

     On June 29, 1995, the Company acquired all the outstanding stock of Disclosure Incorporated and certain of its affiliates including I/B/E/S International Inc. and a 50% ownership of Worldscope for a total purchase price of $200,000,000 in cash. The Company obtained $215,000,000 of external financing, of which $185,000,000 was used to finance the cash consideration paid in the acquisition. The Company incurred fees of approximately $6,076,000 associated with the acquisition. The excess of the purchase price over the estimated fair value of total net assets acquired of approximately $193,713,000 was recorded to goodwill. Disclosure is a provider of "as reported" and abstracted financial information, primarily derived from Securities and Exchange Commission filings and supplemented with information from companies, stock exchanges and other sources, both in the United States and worldwide. I/B/E/S is a source of earnings estimates for investors, financial institutions and portfolio managers on a global basis.

  d. PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information reflects the consolidated results of operations of the Company for the years ended December 31, 1997 and 1996 as though the acquisitions had occurred on January 1, 1997 and 1996. This information has been prepared for comparative purposes only and does not necessarily represent actual operating results that may be achieved in the future or that would have occurred had the acquisitions been consummated on January 1, 1997 or 1996.

PRO FORMA INFORMATION (000S EXCEPT EPS)                         1997       1996
---------------------------------------                       --------   --------
Operating revenues..........................................  $400,228   $375,147
Income from continuing operations...........................  $  6,946   $  4,681
Net income applicable to common stock.......................  $ 19,671   $ 28,914
EPS from continuing operations:
     Basic..................................................  $   0.26   $   0.18
     Diluted................................................  $   0.25   $   0.17
                                                              ========   ========

3.  DISCONTINUED OPERATIONS AND DISPOSITIONS

  a. DISCONTINUED OPERATIONS

     The accompanying consolidated financial statements reflect the operating results of TASC, TIMCO and PSLC separately from the Company's continuing operations for all periods presented. Consolidated interest expense has been allocated to discontinued operations based upon their ratio of net assets to total consolidated net assets. Net assets of discontinued operations represent the net book value of the Company's investment in

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  DISCONTINUED OPERATIONS AND DISPOSITIONS -- (CONTINUED)

TASC and TIMCO and consist principally of working capital, fixed assets and other non-current assets and liabilities.

DISCONTINUED OPERATIONS (000S)                                  1997      1996       1995
------------------------------                                --------   --------   -------
Income/(loss):
     TASC...................................................  $ 14,950   $ 13,028   $ 9,749
     TIMCO..................................................      (270)     2,411     2,717
     PSLC...................................................  $     --        753     1,003
                                                              --------   --------   -------
          Total.............................................  $ 14,680   $ 16,192   $13,469
                                                              ========   ========   =======
Gain on disposal:
     PSLC...................................................  $     --   $  8,400   $    --
                                                              --------   --------   -------
          Total.............................................  $     --   $  8,400   $    --
                                                              ========   ========   =======
Net Assets:
     TASC...................................................  $155,376   $152,505
     TIMCO..................................................    41,954     39,930
                                                              --------   --------
          Total.............................................  $197,330   $192,435
                                                              ========   ========

TASC

     On December 8, 1997, the Company entered into an agreement to sell its subsidiary, TASC, Inc. subject to shareholder approval (Note 14), for $432 million in cash, subject to adjustment, including changes in the TASC consolidated equity account through the date of closing. The sale of TASC represents disposal of essentially all of the Company's applied technology segment. On a consolidated basis, TASC had revenues of $437.9, $383.7, and $346.2 million for the years ended December 31, 1997, 1996 and 1995, respectively. The purchaser has agreed to indemnify the Company from and against all expenses and liabilities Primark may incur related to an outstanding claim against TASC.

TIMCO

     In June 1997, the Company adopted a formal plan to sell its non-core transportation services segment consisting of Triad International Maintenance Corporation ("TIMCO"). TIMCO reported revenues of $113.3, $106.4 and $79.2 million for the years ended December 31, 1997, 1996 and 1995, respectively. The Company anticipates that the sale of TIMCO will be completed by June 30, 1998.

PSLC

     On September 30, 1996, the Company sold all of the outstanding stock of Primark Storage Leasing Corporation ("PSLC"), for $14,300,000 in cash. The disposal of PSLC resulted in an after-tax gain of approximately $8,400,000 and eliminated $28,700,000 of non-recourse debt from the Company's balance sheet. The purchaser has agreed to indemnify the Company from and against all expenses and liabilities that Primark may incur with respect to any adverse environmental condition relating to PSLC's natural gas storage fields.

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  DISCONTINUED OPERATIONS AND DISPOSITIONS -- (CONTINUED)

  b. DISPOSITIONS

     On January 7, 1997, the Company completed the sale of its investment in the Weather Network pursuant to the terms of a sale agreement dated December 5, 1996 for 2,100,000 pounds sterling ($3,500,000). The $2,500,000 pre-tax gain on the sale has been included in other income.

4.  RESTRUCTURING CHARGES

  a. DISCLOSURE

     During the first quarter of 1997, the Company recorded a $1,800,000 pre-tax charge, or $0.04 per share, at Disclosure to take advantage of new information technology, reorganization of Disclosure's document business and other actions aimed at reducing costs and enhancing efficiency. The restructuring provision included estimated costs for employee severance and other benefits of $981,200, asset write-downs of $713,600 and idle facility related costs of $105,200. As part of the restructuring, 114 employees were eliminated. The spending for these accrued restructuring costs was completed in June 1997.

  b. DAFSA

     During the second quarter of 1997, the Company recorded a restructuring charge of $5,000,000 related to the integration and downsizing of operations at DAFSA. Due to DAFSA's unprofitable condition, tax benefits associated with losses incurred during 1997, including the restructuring charge, were not recognized. Consequently, the restructuring charge resulted in a $0.18 reduction of earnings per share in 1997.

     When the Company acquired DAFSA in June of 1996, approximately $1,500,000 of integration costs were recorded in determining the purchase accounting. The subsequent restructuring charge is the result of a plan to further integrate DAFSA's personnel, space and product with those of the Company's other subsidiaries. The $6,500,000 total restructuring provision includes estimated costs for exiting a line of business of $1,700,000, the future rent cost of abandoned space of $1,000,000, employee severance and other benefits of $1,400,000, asset write-downs of $1,200,000 and legal, professional and other related costs of $1,200,000. The accrual for abandoned space will be utilized over the remaining life of the lease. As of December 31, 1997, $4,800,000 of restructuring costs had been incurred, of which $1,500,000 related to exiting a line of business, $1,100,000 related to employee severance and other benefits, $1,200,000 related to asset write-downs and abandoned lease space and $1,000,000 related to legal, professional and other related costs. As part of the restructuring, 31 employees of DAFSA have been terminated and an additional 9 employees will be terminated in 1998. The restructuring plan, when fully implemented, is expected to significantly improve DAFSA's operating margins.

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  LEASES

     The Company leases a variety of assets principally under non-cancelable operating lease agreements, including office facilities, real property, and computer and office equipment. These leases expire at various dates through 2008. Total rent expense for all operating leases was $15,105,000, $11,563,000, and $7,649,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

FUTURE MINIMUM LEASE COMMITMENTS (000S)                       CAPITAL   OPERATING
---------------------------------------                       -------   ---------
1998........................................................  $1,390     $13,899
1999........................................................     534      12,321
2000........................................................     370      11,259
2001........................................................     136      10,523
2002........................................................      --      10,109
Thereafter..................................................      --      30,171
                                                              ------     -------
Total minimum lease payments................................   2,430     $88,282
                                                                         =======
Amounts representing interest and other.....................    (133)
                                                              ------
Present value of net minimum payments.......................   2,297
Current portion.............................................  (1,242)
                                                              ------
Long-term obligations.......................................  $1,055
                                                              ======

6.  SHORT-TERM AND LONG-TERM DEBT

     On February 7, 1997, the Company entered into a $300,000,000 refinancing arrangement to replace some of the funds expended for recent acquisitions and enhance liquidity for future opportunities. The new arrangement, comprised of a $75,000,000 revolving credit facility (the "Credit Facility") and a $225,000,000 term loan (the "Term Loan") replaced an outstanding $75,000,000 revolving credit facility and a $125,000,000 term loan and provided $8,382,000 as a note backup agreement. The Company incurred costs of $2,831,000 in conjunction with the arrangement, which will be amortized over the term of the debt. The write-off of unamortized debt issue costs related to the original financing generated an extraordinary after-tax loss of $1,955,000 in the first quarter of 1997. The Company recognized an extraordinary after-tax loss of $534,000 for the write-off of unamortized debt issue costs associated with the June 1995 refinancing of its $75,000,000 revolving credit facility. Deferred debt issue costs are amortized over the terms of the related debt, ranging from 3 to 18 years.

  a. SHORT-TERM DEBT

SHORT-TERM BANK BORROWINGS (000S)                              1997      1996      1995
---------------------------------                             -------   -------   -------
Outstanding borrowings at December 31.......................  $27,602   $    --   $    --
Available for future borrowings at December 31..............  $47,398   $74,650   $75,000
Weighted average effective interest rate on average bank
  borrowings................................................      7.7%      8.3%      8.0%
Aggregate borrowings:
     Maximum outstanding....................................  $32,695   $ 1,871   $64,324
     Average outstanding....................................  $ 5,115   $    17   $22,661
                                                              =======   =======   =======

     The Credit Facility expires on October 15, 2000 and bears interest on outstanding borrowings based upon performance pricing which results in rates ranging from 0.50% to 1.00% above the current prevailing LIBOR rate. Commitment fees are payable quarterly at rates ranging from 0.20% to 0.30% per annum on the average daily unused portion of the facility. The Credit Facility contains various restrictive covenants, which, among other things, require the Company to maintain certain minimum levels of consolidated net worth and specific

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  SHORT-TERM AND LONG-TERM DEBT -- (CONTINUED)

consolidated liquidity and long-term solvency ratios. The Credit Facility is secured by a pledge of the outstanding common stock of certain of Primark's subsidiaries.

  b. LONG-TERM DEBT

     The Company's outstanding long-term debt, including capital lease obligations, are shown below.

LONG-TERM DEBT DECEMBER 31 (000S)                               1997       1996
---------------------------------                             --------   --------
Primark 8.75% Senior Notes $112,000,000 due 2000............  $111,455   $111,291
Primark bank Term Loan due through 2004.....................   220,000    125,000
ICV Purchase Notes due 2002.................................     7,750      8,250
Capital lease obligations and other.........................     3,356      3,799
                                                              --------   --------
Total debt and capital lease obligations....................   342,561    248,340
Less current maturities.....................................   (11,301)    (6,518)
                                                              --------   --------
Long-term debt and capital lease obligations................  $331,260   $241,822
                                                              ========   ========

     Required principal payments on long-term debt and notes payable over the next five years, excluding the Senior Notes and capital lease and other obligations, are $15,000,000 in 1998, $20,000,000 in 1999, $30,000,000 in 2000,
$35,000,000 in 2001, and $53,250,000 in 2002.

     Primark's 8.75% Senior Notes due 2000 ("Senior Notes") are carried at their principal amount due at maturity less the unamortized discount. Interest on the Senior Notes is payable semi-annually on April 15 and October 15. The Senior Notes are unsecured obligations of the Company, contain no mandatory sinking fund or redemption requirements, and are redeemable in whole or in part at the option of the Company at redemption prices ranging from 104.375% to 100.00% in 1999 and thereafter, plus accrued interest. The Indenture pursuant to which the Senior Notes were issued contains various restrictive covenants. Under the most restrictive covenants, the Company is restricted from paying cash dividends on its common stock, repurchasing its common stock or making certain other payments which in the aggregate exceed the sum of: (i) $10,000,000; (ii) 50% of the Company's consolidated net income (cumulative from the date of issuance of the Senior Notes); plus (iii) 100% of the net proceeds received from sales of the Company's common stock for cash.

     The Term Loan is due through June 30, 2004. Principal payments are due semi-annually on June 30 and December 31. Interest on outstanding borrowings under the Term Loan is payable at rates ranging from 0.50% to 1.25% above the current prevailing LIBOR rate of interest. The Term Loan contains various restrictive covenants which, among other things, require the Company to maintain certain minimum levels of consolidated net worth and specific consolidated liquidity and long-term solvency ratios. The Term Loan is secured by a pledge of the outstanding common stock of certain of the Company's subsidiaries.

     On October 24, 1996, the Company entered into five loan note agreements totaling $8,250,000 in connection with the purchase of ICV (Note 2b). The ICV Purchase Notes are due October 24, 2002. Interest on the ICV Purchase Notes is payable quarterly at the current prevailing LIBOR rate. In November 1997, the Company paid $500,000 of the ICV Purchase Notes. On February 7, 1997, the Company entered into a $8,382,000 Note Backup Agreement (the "Note Agreement") which expires on November 8, 2002. Under the terms of the Note Agreement, standby letters of credit were issued to provide credit enhancement for the payment of the Notes. Interest on outstanding borrowings under the Note Agreement is based upon performance pricing and payable at rates ranging from 0.75% to 1.25% above the current prevailing LIBOR rate of interest. Letter of credit fees are based upon performance pricing and are payable quarterly at a rate of

                      PRIMARK CORPORATION AND SUBSIDIARIES

6.  SHORT-TERM AND LONG-TERM DEBT -- (CONTINUED)

0.25% per annum on the average daily unused portion of the facility. As of December 31, 1997, the Company had no outstanding borrowings under the Note Agreement.

7.  FINANCIAL INSTRUMENTS

  a. FOREIGN EXCHANGE RISK MANAGEMENT

     The Company enters into forward exchange and currency option contracts to reduce the exposure of foreign currency fluctuations associated with certain firm commitments and anticipated cash flows. The Company's principal strategy is to protect the net cash flow from foreign customers' contracts. As these contracts are typically under two years in length, most of the derivative financial instruments are similarly two years or less in duration. The Company principally enters into contracts to deliver foreign currencies for U.S. dollars at agreed-upon exchange rates. Other contracts include the purchase of British pounds and Irish Punts for U.S. dollars. Counterparties to these agreements are major international financial institutions. The tables below illustrate the U.S. dollar equivalent of foreign exchange contracts at December 31, 1997 and 1996 along with unrecorded gross unrealized gains and losses.

DECEMBER 31 (000S)                                                           1997
------------------                                            ----------------------------------
                                                                           GROSS        GROSS
                                                                         UNREALIZED   UNREALIZED
                                                              NOTIONAL     GAINS        LOSSES
                                                               AMOUNT     DEFERRED     DEFERRED
                                                              --------   ----------   ----------
FORWARD EXCHANGE CONTRACTS:
     Japanese Yen...........................................  $ 2,684       $ 57         $(19)
     U.S. Dollars/U.K. Pound Sterling.......................    5,087         --           --
     U.S. Dollars/Irish Punt................................    5,895         --           --
     Deutsche Mark..........................................      518         --           --
     Swiss Franc............................................    1,061         15           --
     French Franc...........................................      172          3           --
     Swedish Krona..........................................    3,588         54          (21)
     Other..................................................    3,264        254           (9)
                                                              -------       ----         ----
                                                              $22,269       $383         $(49)
                                                              =======       ====         ====
OPTION CONTRACTS PURCHASED:
     Japanese Yen...........................................  $ 2,903       $193         $ --
     U.S. Dollars/U.K. Pound Sterling.......................   10,665         56          (63)
     Deutsche Mark..........................................    5,562         22          (16)
     Swiss Franc............................................    1,563         14           --
     Other..................................................    2,048        105           (2)
                                                              -------       ----         ----
                                                              $22,741       $390         $(81)
                                                              =======       ====         ====
OPTION CONTRACTS SOLD:
     Japanese Yen...........................................  $ 1,495       $  3         $ --
     U.S. Dollars/U.K. Pound Sterling.......................    3,520         --          (28)
     Deutsche Mark..........................................    2,781         12           --
     Swiss Franc............................................      735          1           --
                                                              -------       ----         ----
                                                              $ 8,531       $ 16         $(28)
                                                              =======       ====         ====

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  FINANCIAL INSTRUMENTS -- (CONTINUED)

DECEMBER 31 (000S)                                                          1996
------------------                                            ----------------------------------
                                                                           GROSS        GROSS
                                                                         UNREALIZED   UNREALIZED
                                                              NOTIONAL     GAINS        LOSSES
                                                               AMOUNT     DEFERRED     DEFERRED
                                                              --------   ----------   ----------
FORWARD EXCHANGE CONTRACTS:
     Japanese Yen...........................................  $ 2,593       $120         $ (7)
     U.S. Dollars/U.K. Pound Sterling.......................    3,956         --          (43)
     Deutsche Mark..........................................    3,804         17           --
     Swiss Franc............................................    2,451         90           --
     French Franc...........................................    1,452          5           (1)
     Swedish Krona..........................................    4,432         53          (11)
     Other..................................................    5,460         26          (35)
                                                              -------       ----         ----
                                                              $24,148       $311         $(97)
                                                              =======       ====         ====
OPTION CONTRACTS PURCHASED:
     Japanese Yen...........................................  $ 4,302       $123         $ --
     U.S. Dollars/U.K. Pound Sterling.......................   11,900        134           --
     Deutsche Mark..........................................    9,547         86           --
     Swiss Franc............................................    5,531        167           --
     French Franc...........................................    4,465         37           --
     Other..................................................    3,248         15          (16)
                                                              -------       ----         ----
                                                              $38,993       $562         $(16)
                                                              =======       ====         ====
OPTION CONTRACTS SOLD:
     Japanese Yen...........................................  $   645       $  3         $ --
     U.S. Dollars/U.K. Pound Sterling.......................   11,105         82           --
     Deutsche Mark..........................................    2,616          8           --
     Swiss Franc............................................      569         --           --
     French Franc...........................................    1,064          3           --
     Other..................................................      431          1           --
                                                              -------       ----         ----
                                                              $16,430       $ 97         $ --
                                                              =======       ====         ====

b. INTEREST RATE SWAP AGREEMENT

     On August 1, 1995, the Company entered into an interest rate swap agreement with a major bank, having a notional principal amount of $18,333,000. The swap agreement effectively changed the interest rate of a portion of Primark's long-term debt from a floating rate to a 6.1% fixed rate. This swap agreement expires in December of 1999. As of December 31, 1997, the notional principal amount outstanding was $8,333,000. Though the Company is exposed to credit and market risk in the event of future non-performance by the bank, management does not anticipate that such an event will occur.

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  FINANCIAL INSTRUMENTS -- (CONTINUED)

  c. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying and estimated fair values of certain of the Company's financial instruments are shown below.

                                                        CARRYING VALUE      ESTIMATED FAIR VALUE
                                                      -------------------   ---------------------
DECEMBER 31 (000S)                                      1997       1996       1997        1996
------------------                                    --------   --------   ---------   ---------
Forwards............................................  $    753   $  1,301   $  1,087    $  1,515
Options.............................................  $    195   $    343   $    492    $    986
Interest rate swaps.................................  $     --   $     --   $    (23)   $    (45)
8.75% Senior Notes..................................  $111,455   $111,291   $115,220    $114,100
                                                      ========   ========   ========    ========

     Estimated fair values of these financial instruments were based upon quotes obtained from investment and commercial bankers using comparable securities. The fair values of currency forward contracts and currency options were estimated based on quoted market prices of contracts with similar terms. Other financial instruments have been excluded as their carrying value approximates their market value.

8.  EARNINGS PER SHARE

     In February of 1997, the FASB released SFAS No. 128, "Earnings per Share", effective for fiscal periods ending after December 15, 1997. The statement simplifies the standards for computing EPS and makes them comparable to international EPS standards. The statement replaces primary EPS with basic EPS. Basic EPS is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock. Diluted EPS is computed similarly to fully diluted EPS previously presented. In accordance with the standard, all prior period EPS data has been restated.

     Options to purchase 785,000; 227,000 and 19,000 shares of common stock were outstanding for the years ended 1997, 1996 and 1995 respectively but were excluded in the computation of diluted EPS because the options' exercise price was greater than the average market price of common shares. The conversion of preferred stock outstanding during 1995 and the first quarter of 1996 was excluded from the computation of

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  EARNINGS PER SHARE -- (CONTINUED)

diluted EPS as its effect was anti-dilutive. A reconciliation of the numerators and denominators of the basic and diluted EPS computations for income from continuing operations is shown below.

                                                               INCOME         SHARES       EARNINGS
(000S EXCEPT PER SHARE)                                      (NUMERATOR)   (DENOMINATOR)   PER SHARE
-----------------------                                      -----------   -------------   ---------
December 31, 1997
Basic EPS:
     Income available to common shareholders...............    $ 6,990        26,348         $0.26
     Effect of Dilutive Securities Options.................         --         1,596
                                                               -------        ------
Diluted EPS:
     Income available to common shareholders and
       assumed conversions.................................    $ 6,990        27,944         $0.25
December 31, 1996
                                                               -------        ------
Basic EPS:
     Income from continuing operations.....................    $12,516
     Less: preferred stock dividends.......................       (359)
                                                               -------
     Income available to common shareholders...............    $12,157        24,813         $0.49
     Effect of Dilutive Securities Options.................         --         1,758
                                                               -------        ------
Diluted EPS:
     Income available to common shareholders and assumed
       conversions.........................................    $12,157        26,571         $0.46
December 31, 1995
Basic EPS:
     Income from continuing operations.....................    $ 5,381
Less: preferred stock dividends............................     (1,434)
                                                               -------
     Income available to common shareholders...............    $ 3,947        19,150         $0.21
     Effect of Dilutive Securities Options.................         --         1,531
                                                               -------        ------
Diluted EPS:
     Income available to common shareholders and assumed
       conversions.........................................    $ 3,947        20,681         $0.19
                                                               =======        ======         =====

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  SHAREHOLDERS' EQUITY

  a. COMMON STOCK

     On May 28, 1997, the shareholders of the Company approved a resolution that amended the Company's Articles of Incorporation to increase the number of authorized shares of common stock from 65,000,000 to 100,000,000. Changes in the number of shares of the Company's common stock are shown below.

DECEMBER 31                                                   1997         1996         1995
-----------                                                ----------   ----------   ----------
Common Stock Issued......................................  26,800,399   27,067,951   24,435,968
Common Stock Held
In Treasury:
Balance -- beginning of period...........................          --   (1,119,287)  (1,392,789)
Treasury shares acquired.................................          --           --     (279,154)
Treasury shares reissued:
Employee stock purchase plan.............................          --       79,683      203,647
Exercise of stock options................................          --      217,715      349,009
Conversion of Preferred Stock............................          --      821,889           --
                                                           ----------   ----------   ----------
Balance -- end of period.................................          --           --   (1,119,287)
                                                           ----------   ----------   ----------
Common Stock Outstanding.................................  26,800,399   27,067,951   23,316,681
                                                           ==========   ==========   ==========

     In December of 1997, the Company received 722,000 shares of its common stock to satisfy the exercise price of stock options and payment of withholding taxes due on option exercises totaling $29,604,000. These shares were retired upon receipt. The Company drew on its revolving credit facility to satisfy the withholding tax payment. Primark will receive a compensation deduction related to the option exercises and anticipates a tax refund of approximately $25,000,000.

     In April 1997, the Company's Board of Directors authorized the repurchase of up to 2,200,000 shares of the Company's common stock from time to time through open market and/or privately negotiated transactions. During the second quarter of 1997, the Company repurchased 1,349,000 shares of its outstanding common stock in the open market at a total cost of $26,633,000. On May 13, 1997 and June 5, 1997, the Company retired 1,145,300 and 203,700 shares, respectively.

     On October 24, 1996, the Company issued 2,200,000 shares of its common stock as part of the purchase price for ICV Limited (Note 2b).

     On May 2, 1996, the Company received notification to convert the total outstanding shares of Primark Series A, 8.5% Cumulative Convertible Preferred Stock into shares of Primark common stock. The 674,943 preferred shares plus accrued and unpaid dividends were converted into 1,164,276 shares of Primark common stock based upon the stated conversion rate of $14.49. The preferred shares were held entirely by the Profit Sharing and Stock Ownership Plan of TASC, a discontinued subsidiary (Note 3).

     On December 5, 1995, the Company completed an equity offering in which it sold 4,068,200 shares of its common stock and offered an additional 288,000 shares for certain selling shareholders. The sale of common stock together with option proceeds related to the selling shareholders provided the Company $107,784,000, net of commissions and expenses. A portion of the proceeds was used to pay down the outstanding balance of $48,166,000 on the Company's revolving credit agreement and to prepay $15,000,000 on a loan held by TASC, a discontinued subsidiary (Note 3).

     In December of 1995, 92,000 shares of the Company's common stock were delivered to satisfy the exercise price of stock options and 168,000 shares were withheld from the exercise of stock options to satisfy the related tax withholding requirements.

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  SHAREHOLDERS' EQUITY -- (CONTINUED)

  b. RIGHTS AGREEMENT

     In May of 1997, the Board of Directors of the Company executed a new Rights Agreement (the "Rights Agreement") to extend the benefits of the rights agreement adopted in 1988. The Company's Rights Agreement is designed to deter coercive or unfair takeover tactics, and to prevent a buyer from gaining control of the Company without offering a fair price to all of its shareholders. The Rights Agreement generally becomes effective when an "Acquiring Person" (as defined in the agreement) beneficially owns 15% or more of the outstanding shares of Primark's common stock. In general, upon a "Triggering Event" (as defined in the agreement), each Right represents the right to purchase one share of Common Stock of the Company at a price per share of $138.00, subject to adjustment. The Rights, which do not have voting privileges, are redeemable under certain circumstances at $0.01 per Right and will expire on January 25, 2008, unless previously redeemed. At December 31, 1997, common stock reserved for issuance under the Rights Agreement was 26,800,399 shares.

10.  RETIREMENT AND BENEFIT PLANS

  a. EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN

     The Primark Corporation Savings and Stock Ownership Plan was amended and revised effective January 1, 1997 ("ESSOP") to provide for 401(K) contributions, employer matching contributions and certain other changes. Prior to the amendment, the plan, which covers all employees of Primark and certain subsidiaries, was pre-funded in 1989 with 965,000 shares of the Company's common stock which were allocated to participants, based upon a percentage of compensation, through 1996. Under the current 401(K) provisions of the ESSOP, the Company matches 50% of an employee's contribution up to a maximum of 3% of each participant's compensation. Participating employees' future benefits are based on their vested portion of contributions, plus their pro rata share of fund investment gains or losses. Under the 401(K) provisions, the Company contributed $1,629,000 during 1997. No contributions were made to the ESSOP during 1996 and 1995.

  b. FOREIGN PLANS

     Substantially all employees in foreign countries who are not U.S. citizens are covered by various retirement benefit arrangements, some of which are considered to be defined benefit pension plans for accounting purposes. Benefits are based primarily on years of service and employees' salaries near retirement. In general, plans are funded based upon legal requirements, tax considerations, local practices and investment opportunities. Plan assets are generally held in restricted trusts or foundations that are segregated from the assets of the plan sponsor, and consist primarily of common stock and fixed income securities. The components of net periodic pension cost for foreign defined benefit pension plans are shown below.

DECEMBER 31 (000S)                                             1997     1996     1995
------------------                                            ------   ------   ------
Service cost of benefits earned during the period...........  $1,348   $1,181   $1,039
Interest cost of projected benefit obligation...............   1,367    1,186      887
Actual return on plan assets................................  (3,072)    (883)    (974)
Net amortization and deferral...............................   1,358     (523)    (370)
                                                              ------   ------   ------
Net pension expense.........................................  $1,001   $  961   $  582
                                                              ======   ======   ======

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  RETIREMENT AND BENEFIT PLANS -- (CONTINUED)

     The following assumptions were used in accounting for foreign defined benefit plans.

DECEMBER 31                                                   1997   1996    1995
-----------                                                   ----   -----   -----
Discount rate...............................................  7.8%    8.5%    8.5%
Rate of increase in future compensation.....................  5.0%    5.0%    5.0%
Rate of return on plan assets...............................  9.3%   10.0%   10.0%
                                                              ====   =====   =====

     The funded status on the non-U.S. plans is shown below.

DECEMBER 31 (000S)                                              1997       1996
------------------                                            --------   --------
Actuarial present value of benefit obligations:
Vested benefit obligation...................................  $(17,553)  $(14,736)
                                                              --------   --------
Accumulated benefit obligation..............................   (17,553)   (14,736)
                                                              --------   --------
Projected benefit obligation................................   (20,508)   (16,578)
Plan assets at fair value...................................    19,661     15,639
                                                              --------   --------
Projected benefit obligation more than plan assets..........      (847)      (939)
Unrecognized net loss.......................................     3,770      3,501
Unrecognized prior service cost.............................       127        156
Unrecognized net asset......................................    (1,735)    (2,023)
                                                              --------   --------
Prepaid pension cost........................................  $  1,315   $    695
                                                              ========   ========

  c. EMPLOYEE STOCK PURCHASE AND STOCK OPTION PLANS

     Established in 1992, the Primark Corporation Employee Stock Purchase Plan is available for all employees of Primark and certain subsidiaries. Under this plan employees may purchase, through periodic payroll deductions, up to a maximum of 3,000,000 shares of the Company's common stock at 85% of the lower of the average market price of such shares either at the beginning or end of each six month offering period.

     The Primark Corporation Stock Option Plan for Non-Employee Directors provides for the granting of options to purchase shares of common stock to each director who is not an employee. The Primark Corporation 1992 Stock Option Plan provides for the granting of options to purchase common stock to officers and certain key employees of Primark and its subsidiaries. This plan limits the number of shares subject to option that may be granted to any participant in any year to 100,000 shares. Stock options available for grant in any one year under Primark Corporation's 1992 Stock Option Plan may not exceed 1.5% of the Company's outstanding common stock as of January 1 each year, plus any excess of available stock options not granted from previous years. At December 31, 1997, options available for grant in 1998 included 449,513 stock options under Primark Corporation's 1992 Stock Option Plan. Generally, options outstanding under the Company's stock option plans: (i) are granted at prices equal to the fair market value of the stock on the date of grant, (ii) vest within a three year period, and (iii) expire ten years subsequent to award.

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  RETIREMENT AND BENEFIT PLANS -- (CONTINUED)

     Changes in the number of options granted under the Company's various stock option plans are shown below.

                                           1997                    1996                   1995
                                   ---------------------   --------------------   --------------------
                                                WEIGHTED               WEIGHTED               WEIGHTED
                                                AVERAGE                AVERAGE                AVERAGE
                                                EXERCISE               EXERCISE               EXERCISE
                                     SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                   ----------   --------   ---------   --------   ---------   --------
Outstanding at January 1.........   4,375,865    $12.51    4,213,718    $10.07    4,351,285    $ 8.75
Granted at market value..........   1,056,875     24.89      464,932     34.38      680,286     16.26
Granted above market value.......     500,000     33.34           --        --        3,500     24.88
Exercised........................  (1,692,663)     5.68     (251,068)    10.00     (804,109)     8.18
Canceled.........................    (123,671)    23.36      (51,717)    23.09      (17,244)    11.78
                                   ----------    ------    ---------    ------    ---------    ------
Outstanding at December 31,......   4,116,406    $20.71    4,375,865    $12.51    4,213,718    $10.07
                                   ----------    ======    ---------    ======    ---------
Available for grant at
December 31,.....................     657,361                687,560                675,331
                                   ==========              =========              =========

     The following table sets forth information regarding options outstanding at December 31, 1997:

                                                           OPTIONS OUTSTANDING     OPTIONS EXERCISABLE
                                                           --------------------   ----------------------
                                               NUMBER      WEIGHTED    WEIGHTED     NUMBER      WEIGHTED
                                             OUTSTANDING    AVERAGE    AVERAGE    EXERCISABLE   AVERAGE
   RANGE OF                                      AT        REMAINING   EXERCISE       AT        EXERCISE
EXERCISE PRICES                               12/31/97       LIFE       PRICE      12/31/97      PRICE
---------------                              -----------   ---------   --------   -----------   --------
$ 7.63-$12.88..............................     956,503      4.37       $11.19       956,503     $11.19
$13.50-$14.00..............................     964,813      6.30       $13.70       697,818     $13.73
$14.63-$24.25..............................     827,300      8.65       $22.66       175,484     $19.06
$25.00-$30.31..............................     872,825      9.00       $27.28       211,843     $25.59
$33.13-$39.75..............................     494,965      8.61       $37.91       171,615     $39.53
                                              ---------      ----       ------     ---------     ------
$ 7.63-$39.75..............................   4,116,406      7.17       $20.71     2,213,263     $16.19
                                              =========      ====       ======     =========     ======

     The fair value of options on their grant date, including the valuation of the option feature implicit in the Company's stock purchase plan, was measured using the Black-Scholes option-pricing model. The fair value of options on their grant date and key assumptions used to apply this model are shown below:

DECEMBER 31                                      1997              1996              1995
-----------                                 ---------------   ---------------   ---------------
Grant date fair value.....................  $         12.21   $         13.49   $          7.12
Range of risk-free interest rates.........    5.51% to 6.82%    5.03% to 6.79%    5.77% to 7.59%
Range of expected life of option grants...     3 to 9 years      4 to 9 years      4 to 9 years
Expected volatility of underlying stock...             37.5%             30.9%             30.9%
                                            ===============   ===============   ===============

     It should be noted that the option-pricing model used was designed to value readily tradable stock options with relatively short lives. The options granted to employees are not tradable and have contractual lives of up to ten years. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. However, management believes that the assumptions used and the model applied to value the awards yields a reasonable estimate of the fair value of the grants made under the circumstances.

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  RETIREMENT AND BENEFIT PLANS -- (CONTINUED)

     The Company uses the intrinsic value method to measure compensation expense associated with grants of stock options to employees. Had compensation cost been determined based upon the fair value at the grant date for awards under these plans, reported net income and earnings per share would have been as follows:

DECEMBER 31 (000S EXCEPT PER SHARE DATA)                       1997       1996       1995
----------------------------------------                      -------    -------    -------
Net income..................................................  $12,351    $33,428    $16,360
Basic EPS...................................................  $  0.47    $  1.35    $  0.85
EPS Assuming Dilution.......................................  $  0.44    $  1.26    $  0.79
                                                              -------    -------    -------
Net income applicable to common stock.......................  $12,351    $33,069    $14,926
Basic EPS...................................................  $  0.47    $  1.33    $  0.78
EPS Assuming Dilution.......................................  $  0.44    $  1.24    $  0.72
                                                              =======    =======    =======

     The effects of applying SFAS 123 in this pro forma disclosure include only the effects of grants made subsequent to January 1, 1995 and, accordingly, are not indicative of future amounts.

11.  INCOME TAXES

DECEMBER 31 (000S)                                             1997      1996      1995
------------------                                            -------   -------   -------
FEDERAL AND OTHER INCOME TAXES CONSISTED OF:
Current provision...........................................  $ 7,250   $ 8,311   $ 3,607
Deferred provision (benefit) -- net.........................    5,713      (879)    1,023
                                                              -------   -------   -------
Total Federal and other income tax expense..................  $12,963   $ 7,432   $ 4,630
                                                              -------   -------   -------
RECONCILIATION BETWEEN STATUTORY AND ACTUAL INCOME TAXES:
Income from continuing operations...........................  $ 6,990   $12,516   $ 5,381
Income tax expense..........................................   12,963     7,432     4,630
                                                              -------   -------   -------
Book pre-tax income.........................................  $19,953   $19,948   $10,011
                                                              -------   -------   -------
Statutory Federal income taxes at a rate of 35%.............  $ 6,983   $ 6,982   $ 3,504
Adjustments to Federal income taxes:
Amortization of goodwill....................................    4,737     3,390     2,163
Adjustment of Federal income taxes provided in prior
  years.....................................................   (1,375)   (1,121)       10
Losses of foreign subsidiaries without current benefit......    2,493        55        --
State income taxes -- net...................................      545      (176)     (430)
Effect of foreign tax rates.................................     (198)     (335)     (228)
Other -- net................................................     (222)   (1,363)     (389)
                                                              -------   -------   -------
Total Federal and other income tax expense..................  $12,963   $ 7,432   $ 4,630
                                                              =======   =======   =======

     The 1997 adjustment of Federal income taxes provided in prior years is primarily due to the recognition of net operating losses and the true up of prior year tax expense. The 1996 adjustment is primarily the result of the Company settling seven open tax years at lower than anticipated levels.

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  INCOME TAXES -- (CONTINUED)

     The tax effects of significant temporary differences that gave rise to deferred income tax assets and liabilities are shown below.

DECEMBER 31 (000S)                                             1997       1996
------------------                                           --------   --------
Deferred tax assets:
State taxes.................................................  $  9,645   $  3,991
Postretirement benefits.....................................     1,509      1,428
Fixed assets................................................     1,212        763
Unfavorable lease reserve...................................       961      1,186
Net operating loss carry forwards...........................     7,545      7,063
Bad debts...................................................       486        703
Other.......................................................     7,839      2,928
                                                              --------   --------
Total deferred tax assets...................................    29,197     18,062
Valuation allowance.........................................    (7,199)    (6,411)
                                                              --------   --------
Net deferred tax assets.....................................    21,998     11,651
                                                              --------   --------
Deferred tax liabilities:
Intangibles.................................................   (20,379)    (9,695)
Fixed assets................................................      (866)    (1,398)
Unearned revenue............................................    (2,014)    (1,172)
Other.......................................................    (9,854)    (8,962)
                                                              --------   --------
Total deferred tax liabilities..............................   (33,113)   (21,227)
                                                              --------   --------
Net deferred tax liabilities................................  $(11,115)  $ (9,576)
                                                              --------   --------
Net current asset...........................................  $ 10,018   $  6,613
Net long-term liability.....................................  $(21,133)  $(16,189)
                                                              --------   --------
Net deferred tax liability..................................  $(11,115)  $ (9,576)
                                                              ========   ========

     The Company's operating loss carry forwards in France of $7,199,000 at December 31, 1997, expire in the years 1998 through 2002.

12.  SEGMENT AND GEOGRAPHIC INFORMATION

     During 1997 and 1996, the Company realigned its business segments to reflect its strategic emphasis in the information services industry. The realignment included several acquisitions throughout 1996 and 1997 (Note 2) as well as the discontinuance of two of its previously reported segments, applied technology and transportation services during 1997 (Note 3). Accordingly, the Company's continuing operations primarily reflect that of one industry segment, information services, which provides services and related products principally in the United States and the United Kingdom. Most of Primark's international sales are generated through its affiliates, which are located throughout Europe, Asia and the United States.

                      PRIMARK CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12.  SEGMENT AND GEOGRAPHIC INFORMATION -- (CONTINUED)

     The Company's operations by geographic region are presented in the following table on a stand-alone basis. Information presented includes acquired companies from their respective dates of acquisition (Note 2), and has been restated to exclude discontinued operations (Note 3).

GEOGRAPHIC REGIONS
     (000S)                                                      1997        1996       1995
------------------                                            ----------   --------   --------
DOMESTIC
Operating Revenues..........................................  $  173,150   $119,728   $ 63,679
Operating Income (Loss)(1) Non-affiliate....................  $   19,857   $ 17,167   $  9,045
Affiliate(2)................................................  $   (7,005)  $ (6,374)  $ (4,834)
Identifiable Assets.........................................  $  393,572   $297,193   $272,976
                                                              ----------   --------   --------
UNITED KINGDOM
Operating Revenues Non-affiliate............................  $  131,889   $ 76,979   $ 60,422
Affiliate(2)................................................  $   39,894   $ 38,711   $ 33,621
Operating Income (Loss)(3) Non-affiliate....................  $  (18,933)  $(17,568)  $(16,137)
Affiliate (2)...............................................  $   39,894   $ 38,711   $ 33,621
Identifiable Assets.........................................  $  363,611   $353,098   $160,338
                                                              ----------   --------   --------
OTHER INTERNATIONAL
Operating Revenues..........................................  $   92,836   $ 80,356   $ 60,678
Operating Income (Loss)(1) Non-affiliate....................  $   36,812   $ 34,970   $ 33,993
Affiliate(2)................................................  $  (32,889)  $(32,337)  $(28,787)
Identifiable Assets.........................................  $   58,063   $ 63,788   $ 47,027
                                                              ----------   --------   --------
CORPORATE & OTHER (3)
Operating Revenues Affiliate(2).............................  $  (39,894)  $(38,711)  $(33,621)
Operating Income (Loss)(1)..................................  $   (5,752)  $ (6,730)  $ (6,015)
Identifiable Assets.........................................  $  228,563   $206,722   $237,843
                                                              ----------   --------   --------
CONSOLIDATED
Operating Revenues..........................................  $  397,875   $277,063   $184,779
Operating Income (Loss)(1)..................................  $   31,984   $ 27,839   $ 20,886
Identifiable Assets.........................................  $1,043,809   $920,801   $718,184
                                                              ==========   ========   ========

---------------
(1) Includes, for 1997, restructuring charges of $6.8 million (Note 4).

(2) Affiliate transfers represent service fees received by Datastream's United Kingdom operation from its international affiliates.

(3) Corporate and other includes corporate accounts, eliminations and reclassifications, as well as the net assets of discontinued operations.

13.  COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries are involved in other administrative proceedings and matters concerning issues arising in the ordinary course of business. Management cannot predict the final disposition of such issues, but believes that adequate provision has been made for the probable losses and the ultimate resolution of these proceedings will not have a material adverse effect on the Company's financial condition, results of operations or financial liquidity.

================================================================================



                                  $150,000,000



                              PRIMARK CORPORATION



                                 EXCHANGE OFFER



                   9 1/4% SENIOR SUBORDINATED NOTES DUE 2008




                                   ----------
                                   PROSPECTUS
                                   ----------




                                            , 1999




================================================================================
     UNTIL                , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 561 through 571 of the Michigan Business Corporation Act (the "MBCA") contain detailed provisions concerning the indemnification of directors, officers, employees, and agents against judgments, penalties, fines and amounts paid in settlement of litigation that they may incur in their capacity as such.
Section 561 through 571 of the MBCA, which are filed as Exhibit 99.1 to this Registration Statement, are incorporated herein by reference.

     Article VIII of the Articles of Incorporation of the Registrant provides that the Registrant shall indemnify any person who is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit, or proceeding to the full extent provided by the MBCA from time to time in effect.

     Section 6.1 of the By-laws of the Registrant provides that the Registrant shall indemnify its officers, directors, employees, agents and other persons to the fullest extent to which corporations are empowered to indemnify such persons at law.

     Article IX of the Articles of Incorporation of the Registrant provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for a violation of Section 551(1) of the MBCA or (iv) for any transaction from which the director derived any improper personal benefit.

     The Company maintains a director's and officer's liability insurance policy that covers its directors and officers for certain claims and actions incurred in the course of their duties, including, under certain circumstances, alleged violations of the Securities Act of 1933, as amended.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     a.  Exhibits

EXHIBIT
  NO.                               DOCUMENTS
-------                             ---------

  1.1      Placement Agreement, dated December 16, 1998, among the
           Registrant, Morgan Stanley & Co. Incorporated, A. G. Edwards
           & Sons, Inc., BT Alex. Brown Incorporated, Chase Securities
           Inc. and NationsBanc Montgomery Securities LLC.

  1.2      Underwriting Agreement, dated as of March 4, 1998, among the
           Registrant, BT Alex. Brown Incorporated and certain selling shareholders appearing on Schedule I thereto (incorporated by reference to the Registrant's March 6, 1998 Form 8-K).

  2.1      Amended and Restated Partnership Agreement for
           Worldscope/Disclosure International Partners; Irish
           Partnership Interest Purchase and Sale Agreement; and
           Partnership Interest Purchase and Sale Agreement; dated as of October 15, 1996 (Exhibit 2.5 to the Registrant's 1996
           Form 10-K).

  2.2      Stock Purchase Agreement by and among the Registrant,
           Primark Information Services UK Limited and Litton
           Industries, Inc. and Litton U.K. Limited dated as of
           December 8, 1997 (Exhibit 2.1 to the Registrant's Form 8-K filed December 10, 1997).

EXHIBIT
  NO.                               DOCUMENTS
-------                             ---------
   2.3     Information Technology Services Agreement by and among the
           Registrant, TASC, Inc. and Litton Industries, Inc. (Exhibit
           2.2 to the Registrant's Form 8-K filed December 10, 1997).

   3.1     Restated Articles of Incorporation of the Registrant.

   3.2 By-laws of the Registrant, as amended (incorporated by reference to the Registrant's September 30, 1990 Form 10-Q).

   4.1     Registration Rights Agreement, dated as of December 16,
           1998, among the Registrant, Morgan Stanley & Co.
           Incorporated, A. G. Edwards & Sons, Inc., BT Alex. Brown
           Incorporated, Chase Securities Inc. and NationsBanc
           Montgomery Securities LLC.

   4.2 Indenture, dated as of December 21, 1998, among the Registrant and State Street Bank and Trust Company, as
           Trustee for the 9 1/4% Senior Subordinated Notes Due 2008.

   4.3 Rights Agreement dated May 29, 1997 between the Registrant and Bank Boston, N.A., as Rights Agent, which includes, as Exhibit A, the Rights Certificate and as Exhibit B, the
           Summary of Rights to Purchase Common Stock (Exhibit 4.1 to the Registrant's Form 8-A dated June 19, 1997).

   4.4 Registration Rights Agreement dated January 7, 1997, between the Registrant and Joseph E. Kasputys (Exhibit 4.1 to the
           Registrant's 1996 Form 10-K).

  *5.1     Opinion of Michael R. Kargula, Executive Vice President,
           General Counsel and Secretary of the Registrant.

  *5.2     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

  10.1     Primark Corporation 1992 Stock Option Plan dated March 2,
           1992 (Exhibit 10.26 to the Registrant's 1991 Form 10-K);
           Amendment dated September 28, 1995 (Exhibit 10.22 to the
           Registrant's 1995 Form 10-K).

  10.2     Primark Corporation Stock Option Plan for Non-Employee
           Directors, as amended, dated January 12, 1988 (Exhibit 10.57 to the Registrant's 1987 Form 10-K); Amendment dated
           February 21, 1992 (Exhibit 10.24 to the Registrant's 1991
           Form 10-K); Amendment dated September 28, 1992 (Exhibit 28.3 to the Registrant's September 30, 1992 Form 10-Q); Amendment dated September 22, 1995 (Exhibit 10.2 to the Registrant's
           1996 Form 10-K).

  10.3     Primark Corporation Executive Share Option Scheme (Exhibit
           10.26 to the Registrant's 1992 Form 10-K); Amendment dated
           September 28, 1995 (Exhibit 10.24 to the Registrant's 1995
           Form 10-K).

  10.4 Primark Corporation Savings and Stock Ownership Plan, as amended and restated, effective January 1, 1997; (Exhibit
           4.4 to the Registrant's Registration Statement on Form S-8 dated December 10, 1996).

  10.5     Primark Corporation 1992 Employee Stock Purchase Plan dated
           March 2, 1992 (Exhibit 10.27 to the Registrant's 1991 Form
           10-K); Amended and Restated Stock Purchase Plan and related
           Prospectus as filed under the Securities Act of 1933
           (Exhibit 10.27 to the Registrant's 1993 Form 10-K);
           Amendment dated October 4, 1995 (Exhibit 10.26 to the
           Registrant's 1995 Form 10-K).

  10.6     Management Incentive Plan adopted by Board of Directors on
           January 12, 1988 (Exhibit 10.64 to the Registrant's 1987
           Form 10-K); Amendment dated February 21, 1992 (Exhibit 10.33 to the Registrant's 1991 Form 10-K).

  10.7 Promissory notes dated September 30, 1988, issued to the Registrant by executive officers (Exhibit 10.1 to the Registrant's September 30, 1988 Form 10-Q).

EXHIBIT
  NO.                               DOCUMENTS
-------                             ---------
  10.8     Restricted Stock Award Agreements and Stock Option
           Agreements (Exhibit 4(b) to the Registrant's Registration
           Statement No. 2-3876).

  10.9 Employment and Option agreements between the Registrant and Joseph E. Kasputys dated January 7, 1997 (Exhibit 10.11 to the Registrant's 1996 Form 10-K).

 10.10     Supplemental Death Benefit and Retirement Income Plan
           Agreement, as amended and restated, dated March 25, 1986
           (Exhibit 19.1 to the Registrant's March 31, 1985 Form 10-Q);
           Certified Copy of Resolution amending the Supplemental Death
           Benefit and Retirement Income Plan Agreement (Exhibit 10.17 to the Registrant's 1991 Form 10-K); Amendment dated
           September 28, 1992 (Exhibit 29.4 to the Registrant's
           September 30, 1992 Form 10-Q).

 10.11     Supplemental Medical Reimbursement Insurance Plan (Exhibit
           10.15 to the Registrant's 1996 Form 10-K).

 10.12 Form of Change of Control Compensation Agreement entered into between the Registrant and selected executive officers
           (Exhibit 10.60 to the Registrant's 1996 Form 10-K); Form of
           Amendments dated September 29, 1997 (filed as Exhibit 10.3 to the Registrant's September 30, 1997 Form 10-Q).

 10.13     Refinancing Agreements (Revolving Credit Agreement, Term
           Loan Agreement, Pledge Agreement, Collateral Agency
           Agreement, and Note Backup Agreement) dated as of February
           7, 1997, by and among Primark Corporation, Lenders Parties,
           Mellon Bank, N.A. and other related documents (Exhibit 10.17 to the Registrant's 1996 Form 10-K); Amendment dated May 1,
           1997 (Exhibit 10.1 to the Registrant's June 30, 1997 Form
           10-Q); Amendment dated June 30, 1997 (Exhibit 10.2 to the
           Registrant's June 30, 1997 Form 10-Q); Amendment dated
           December 1, 1997 (Exhibit 10.16.1 to the Registrant's 1997
           Form 10-K); Amendment dated March 6, 1998 (Exhibit 10.16.2 to the Registrant's 1997 Form 10-K); Amendment dated May 8,
           1998; Amendment dated June 15, 1998 (incorporated by reference to the Registrant's Schedule 13E-4 dated June 26,
           1998); Amendment dated September 10, 1998; Amendment dated
           December 10, 1998.

 10.14 Form of variable rate unsecured loan notes dated October 24, 1996 between the Registrant and the former shareholders of ICV, Ltd. (Exhibit 10.18 to the Registrant's 1996 Form
           10-K).

 10.15     Credit Agreement dated October 23, 1996, by and among the
           Registrant, Lenders Parties and Mellon Bank, N.A.; (Exhibit
           10.1 to the Registrant's Form 8-K dated November 13, 1996);
           Amendment dated October 23, 1996 (Exhibit 10.20 to the
           Registrant's 1996 Form 10-K); Amendment dated December 18,
           1996 (Exhibit 10.21 to the Registrant's 1996 Form 10-K);
           Amendment dated January 9, 1997 (Exhibit 10.19 to the
           Registrant's 1996 Form 10-K); as amended by the Note Backup
           Agreement dated February 7, 1997 (Exhibit 10.17 to the
           Registrant's 1996 Form 10-K).

 10.16 Revolving Credit Agreement dated as of June 29, 1995, between the Registrant, Lenders Parties, Mellon Bank, N.A.
           and The First National Bank of Boston and other related documents (Exhibit 10.1 to the Registrant's Form 8-K dated
           July 3, 1995); Amendment dated October 23, 1996 (Exhibit
           10.20 to the Registrant's 1996 Form 10-K); Amendment dated
           December 18, 1996 (Exhibit 10.21 to the Registrant's 1996
           Form 10-K); Amendment dated January 9, 1997 (Exhibit 10.19 to the Registrant's 1996 Form 10-K).

 10.17     Term Loan Agreement dated as of June 29, 1995, between the
           Registrant, Lenders Parties, Mellon Bank, N.A. and The First
           National Bank of Boston and other related documents (Exhibit
           10.2 to the Registrant's Form 8-K dated July 3, 1995);
           Amendment dated October 23, 1996 (Exhibit 10.20 to the
           Registrant's 1996 Form 10-K); Amendment dated December 18,
           1996 (Exhibit 10.21 to the Registrant's 1996 Form 10-K).

  12.1 Statement regarding the computation of ratio of earnings to fixed charges for the Registrant.

  21.1     Subsidiaries of the Registrant.

EXHIBIT
  NO.                               DOCUMENTS
-------                             ---------
  23.1     Consent of Deloitte & Touche LLP.

 *23.2     Consent of Michael R. Kargula, Executive Vice President,
           General Counsel and Secretary of the Registrant (included in
           Exhibit 5.1).

 *23.3     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
           (included in Exhibit 5.2).

  24.1 Powers of Attorney (included in signature page to Registration Statement).

  25.1     Statement of Eligibility and Qualification on Form T-1 of
           State Street Bank and Trust Company, as Trustee under the
           Indenture relating to the Registrant's 9 1/4% Senior
           Subordinated Notes due 2008.

  99.1     Sections 561-571 of the Michigan Business Corporation Act.

 *99.2     Form of Letter of Transmittal.

 *99.3     Form of Notice of Guaranteed Delivery.

 *99.4     Form of Letter to Brokers.

 *99.5     Form of Letter to Clients.

 *99.6 Guidelines for certification of taxpayer identification number on substitute Form W-9.

---------------
*  To be filed by amendment.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 or this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on January 26, 1999.

                                        PRIMARK CORPORATION



                                        By: /s/ STEPHEN H. CURRAN
                                            ------------------------------------
                                            Stephen H. Curran
                                            Executive Vice President and
                                            Chief Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Joseph E. Kasputys, Stephen H. Curran and Michael R. Kargula, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                          TITLE                      DATE
---------                                          -----                      ----

/s/ JOSEPH E. KASPUTYS                  Chairman, President, Chief      January 26, 1999
------------------------------------    Executive Officer and
Joseph E. Kasputys                      Director (Principal
                                        Executive Officer)

/s/ STEPHEN H. CURRAN                   Executive Vice President and    January 26, 1999
------------------------------------    Chief Financial Officer
Stephen H. Curran                       (Principal Accounting and
                                        Financial Officer)

/s/ KEVIN J. BRADLEY                    Director                        January 26, 1999
------------------------------------
Kevin J. Bradley

/s/ JOHN C. HOLT                        Director                        January 26, 1999
------------------------------------
John C. Holt

/s/ STEVEN LAZARUS                      Director                        January 26, 1999
------------------------------------
Steven Lazarus

SIGNATURE                                              TITLE                      DATE
---------                                              -----                      ----

/s/ PATRICIA MCGINNIS                       Director                        January 26, 1999
----------------------------------------
Patricia McGinnis

/s/ JONATHAN NEWCOMB                        Director                        January 26, 1999
----------------------------------------
Jonathan Newcomb

/s/ CONSTANCE K. WEAVER                     Director                        January 26, 1999
----------------------------------------
Constance K. Weaver

                                 EXHIBIT INDEX

EXHIBIT
-------
 1.1       Placement Agreement, dated December 16, 1998, among the
           Registrant, Morgan Stanley & Co. Incorporated, A. G. Edwards
           & Sons, Inc., BT Alex. Brown Incorporated, Chase Securities
           Inc. and NationsBanc Montgomery Securities LLC.

 1.2       Underwriting Agreement, dated as of March 4, 1998, among the
           Registrant, BT Alex. Brown Incorporated and certain selling shareholders appearing on Schedule I thereto (incorporated by reference to the Registrant's March 6, 1998 Form 8-K).

 2.1       Amended and Restated Partnership Agreement for
           Worldscope/Disclosure International Partners; Irish
           Partnership Interest Purchase and Sale Agreement; and
           Partnership Interest Purchase and Sale Agreement; dated as of October 15, 1996 (Exhibit 2.5 to the Registrant's 1996
           Form 10-K).

 2.2       Stock Purchase Agreement by and among the Registrant,
           Primark Information Services UK Limited and Litton
           Industries, Inc. and Litton U.K. Limited dated as of
           December 8, 1997 (Exhibit 2.1 to the Registrant's Form 8-K filed December 10, 1997).

 2.3       Information Technology Services Agreement by and among the
           Registrant, TASC, Inc. and Litton Industries, Inc. (Exhibit
           2.2 to the Registrant's Form 8-K filed December 10, 1997).

 3.1       Restated Articles of Incorporation of the Registrant.

 3.2 By-laws of the Registrant, as amended (incorporated by reference to the Registrant's September 30, 1990 Form 10-Q).

 4.1       Registration Rights Agreement, dated as of December 16,
           1998, among the Registrant, Morgan Stanley & Co.
           Incorporated, A. G. Edwards & Sons, Inc., BT Alex. Brown
           Incorporated, Chase Securities Inc. and NationsBanc
           Montgomery Securities LLC.

 4.2 Indenture, dated as of December 21, 1998, among the Registrant and State Street Bank and Trust Company, as
           Trustee for the 9 1/4% Senior Subordinated Notes Due 2008.

 4.3 Rights Agreement dated May 29, 1997 between the Registrant and Bank Boston, N.A., as Rights Agent, which includes, as Exhibit A, the Rights Certificate and as Exhibit B, the
           Summary of Rights to Purchase Common Stock (Exhibit 4.1 to the Registrant's Form 8-A dated June 19, 1997).

 4.4 Registration Rights Agreement dated January 7, 1997, between the Registrant and Joseph E. Kasputys (Exhibit 4.1 to the
           Registrant's 1996 Form 10-K).

*5.1       Opinion of Michael R. Kargula, Executive Vice President,
           General Counsel and Secretary of the Registrant.

*5.2       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

10.1       Primark Corporation 1992 Stock Option Plan dated March 2,
           1992 (Exhibit 10.26 to the Registrant's 1991 Form 10-K);
           Amendment dated September 28, 1995 (Exhibit 10.22 to the
           Registrant's 1995 Form 10-K).

10.2       Primark Corporation Stock Option Plan for Non-Employee
           Directors, as amended, dated January 12, 1988 (Exhibit 10.57 to the Registrant's 1987 Form 10-K); Amendment dated
           February 21, 1992 (Exhibit 10.24 to the Registrant's 1991
           Form 10-K); Amendment dated September 28, 1992 (Exhibit 28.3 to the Registrant's September 30, 1992 Form 10-Q); Amendment dated September 22, 1995 (Exhibit 10.2 to the Registrant's
           1996 Form 10-K).

10.3       Primark Corporation Executive Share Option Scheme (Exhibit
           10.26 to the Registrant's 1992 Form 10-K); Amendment dated
           September 28, 1995 (Exhibit 10.24 to the Registrant's 1995
           Form 10-K).

10.4 Primark Corporation Savings and Stock Ownership Plan, as amended and restated, effective January 1, 1997; (Exhibit
           4.4 to the Registrant's Registration Statement on Form S-8 dated December 10, 1996).

EXHIBIT
-------
10.5       Primark Corporation 1992 Employee Stock Purchase Plan dated
           March 2, 1992 (Exhibit 10.27 to the Registrant's 1991 Form
           10-K); Amended and Restated Stock Purchase Plan and related
           Prospectus as filed under the Securities Act of 1933
           (Exhibit 10.27 to the Registrant's 1993 Form 10-K);
           Amendment dated October 4, 1995 (Exhibit 10.26 to the
           Registrant's 1995 Form 10-K).

10.6       Management Incentive Plan adopted by Board of Directors on
           January 12, 1988 (Exhibit 10.64 to the Registrant's 1987
           Form 10-K); Amendment dated February 21, 1992 (Exhibit 10.33 to the Registrant's 1991 Form 10-K).

10.7 Promissory notes dated September 30, 1988, issued to the Registrant by executive officers (Exhibit 10.1 to the Registrant's September 30, 1988 Form 10-Q).

10.8       Restricted Stock Award Agreements and Stock Option
           Agreements (Exhibit 4(b) to the Registrant's Registration
           Statement No. 2-3876).

10.9 Employment and Option agreements between the Registrant and Joseph E. Kasputys dated January 7, 1997 (Exhibit 10.11 to the Registrant's 1996 Form 10-K).

10.10      Supplemental Death Benefit and Retirement Income Plan
           Agreement, as amended and restated, dated March 25, 1986
           (Exhibit 19.1 to the Registrant's March 31, 1985 Form 10-Q);
           Certified Copy of Resolution amending the Supplemental Death
           Benefit and Retirement Income Plan Agreement (Exhibit 10.17 to the Registrant's 1991 Form 10-K); Amendment dated
           September 28, 1992 (Exhibit 29.4 to the Registrant's
           September 30, 1992 Form 10-Q).

10.11      Supplemental Medical Reimbursement Insurance Plan (Exhibit
           10.15 to the Registrant's 1996 Form 10-K).

10.12 Form of Change of Control Compensation Agreement entered into between the Registrant and selected executive officers
           (Exhibit 10.60 to the Registrant's 1996 Form 10-K); Form of
           Amendments dated September 29, 1997 (filed as Exhibit 10.3 to the Registrant's September 30, 1997 Form 10-Q).

10.13      Refinancing Agreements (Revolving Credit Agreement, Term
           Loan Agreement, Pledge Agreement, Collateral Agency
           Agreement, and Note Backup Agreement) dated as of February
           7, 1997, by and among Primark Corporation, Lenders Parties,
           Mellon Bank, N.A. and other related documents (Exhibit 10.17 to the Registrant's 1996 Form 10-K); Amendment dated May 1,
           1997 (Exhibit 10.1 to the Registrant's June 30, 1997 Form
           10-Q); Amendment dated June 30, 1997 (Exhibit 10.2 to the
           Registrant's June 30, 1997 Form 10-Q); Amendment dated
           December 1, 1997 (Exhibit 10.16.1 to the Registrant's 1997
           Form 10-K); Amendment dated March 6, 1998 (Exhibit 10.16.2 to the Registrant's 1997 Form 10-K); Amendment dated May 8,
           1998; Amendment dated June 15, 1998 (incorporated by reference to the Registrant's Schedule 13E-4 dated June 26,
           1998); Amendment dated September 10, 1998; Amendment dated
           December 10, 1998.

10.14 Form of variable rate unsecured loan notes dated October 24, 1996 between the Registrant and the former shareholders of ICV, Ltd. (Exhibit 10.18 to the Registrant's 1996 Form
           10-K).

10.15      Credit Agreement dated October 23, 1996, by and among the
           Registrant, Lenders Parties and Mellon Bank, N.A.; (Exhibit
           10.1 to the Registrant's Form 8-K dated November 13, 1996);
           Amendment dated October 23, 1996 (Exhibit 10.20 to the
           Registrant's 1996 Form 10-K); Amendment dated December 18,
           1996 (Exhibit 10.21 to the Registrant's 1996 Form 10-K);
           Amendment dated January 9, 1997 (Exhibit 10.19 to the
           Registrant's 1996 Form 10-K); as amended by the Note Backup
           Agreement dated February 7, 1997 (Exhibit 10.17 to the
           Registrant's 1996 Form 10-K).

EXHIBIT
-------
 10.16     Revolving Credit Agreement dated as of June 29, 1995,
           between the Registrant, Lenders Parties, Mellon Bank, N.A.
           and The First National Bank of Boston and other related
           documents (Exhibit 10.1 to the Registrant's Form 8-K dated
           July 3, 1995); Amendment dated October 23, 1996 (Exhibit
           10.20 to the Registrant's 1996 Form 10-K); Amendment dated
           December 18, 1996 (Exhibit 10.21 to the Registrant's 1996
           Form 10-K); Amendment dated January 9, 1997 (Exhibit 10.19 to the Registrant's 1996 Form 10-K).

 10.17     Term Loan Agreement dated as of June 29, 1995, between the
           Registrant, Lenders Parties, Mellon Bank, N.A. and The First
           National Bank of Boston and other related documents (Exhibit
           10.2 to the Registrant's Form 8-K dated July 3, 1995);
           Amendment dated October 23, 1996 (Exhibit 10.20 to the
           Registrant's 1996 Form 10-K); Amendment dated December 18,
           1996 (Exhibit 10.21 to the Registrant's 1996 Form 10-K).

 12.1 Statement regarding the computation of ratio of earnings to fixed charges for the Registrant.

 21.1      Subsidiaries of the Registrant.

 23.1      Consent of Deloitte & Touche LLP.

*23.2      Consent of Michael R. Kargula, Executive Vice President,
           General Counsel and Secretary of the Registrant (included in
           Exhibit 5.1).

*23.3      Consent of Skadden, Arps, Slate, Meagher & Flom LLP
           (included in Exhibit 5.2).

 24.1 Powers of Attorney (included in signature page to Registration Statement).

 25.1      Statement of Eligibility and Qualification on Form T-1 of
           State Street Bank and Trust Company, as Trustee under the
           Indenture relating to the Registrant's 9 1/4% Senior
           Subordinated Notes due 2008.

 99.1      Sections 561-571 of the Michigan Business Corporation Act.

*99.2      Form of Letter of Transmittal.

*99.3      Form of Notice of Guaranteed Delivery.

*99.4      Form of Letter to Brokers.

*99.5      Form of Letter to Clients.

*99.6 Guidelines for certification of taxpayer identification number on substitute Form W-9.

---------------
* To be filed by amendment.